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As filed with the Securities and Exchange Commission on February 12, 2003
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEL GLOBAL TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in its Charter

New York (State or Other Jurisdiction of Incorporation or Organization)	3679 (Primary Standard Industrial Classification Number)	13-1784308 (I.R.S. Employer Identification No.)

One Commerce Park
Valhalla, NY 10595
(914) 686-3600
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Samuel E. Park
President and Chief Executive Officer
One Commerce Park
Valhalla, NY 10595
(914) 686-3600
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Stephen B. Selbst, Esq.
Amy S. Leder, Esq.
McDermott, Will & Emery
50 Rockefeller Plaza
New York, NY 10020-1605
Phone: (212) 547-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share	1,000,000	$2.00	$2,000,000	$184.00

We may amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PRELIMINARY PROSPECTUS Subject to completion February 12, 2003

1,000,000 Shares

Common Stock

This prospectus relates to the issuance from time to time of up to 1,000,000 shares of our common stock issuable upon exercise of warrants at an initial exercise price of $2.00, issued to certain shareholders in connection with settlement of a class action lawsuit. See “Business – Legal Proceedings.”

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 2, which describes the material risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock registered hereunder may be sold upon exercise of the warrants from time to time by the holders, and persons exercising the warrants may engage a broker or dealer to sell the shares they receive. For additional information on the possible methods of sales, you should refer to the section of this prospectus entitled “Plan of Distribution” on page 64. We will bear all costs relating to the registration of the shares.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to issue shares of our common stock only in jurisdictions where these offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes before making a decision about investing in our common stock. Unless otherwise specifically indicated, “Del,” the “Company,”“we,”“our,”“ours,” and “us” refers to Del Global Technologies Corp. and its consolidated subsidiaries.

OUR BUSINESS

Del Global Technologies Corp., a New York Corporation, was incorporated in 1954. We are a leader in developing, manufacturing and marketing medical imaging equipment and power conversion subsystems and components worldwide. Our products include stationary and portable medical diagnostic imaging equipment; high voltage power systems; and electronic systems and components such as electronic filters, transformers and capacitors. Historically we have grown internally and through acquisitions. In December 1999, we acquired an 80% interest in Villa Sistemi Medicali S.p.A, a manufacturer of medical imaging systems, for approximately $520,000.

We have two operating segments, Medical Systems Group, a medical imaging and diagnostic systems manufacturer and Power Conversion Group, a manufacturer of high voltage power conversion systems and noise suppression components. In addition, we have a third reporting segment, Other, comprised of certain corporate expenses.

Our Medical Systems Group designs, manufactures, markets and sells medical imaging and diagnostic systems consisting of stationary and portable imaging systems, radiographic/fluoroscopic systems, dental imaging systems and mammography systems. For the fiscal year ended August 3, 2002, or fiscal year 2002, our Medical Systems Group segment represented approximately 56% of our revenues. Approximately 55% of this segment’s revenues are attributed to our Italian subsidiary, Villa Sistemi.

Our Power Conversion group designs and manufactures high voltage power conversion systems and electronic noise suppression components for a variety of applications.

For further information concerning our operating segments, see the “Notes to Consolidated Financial Statements” included elsewhere in this prospectus. For fiscal 2002, our Power Conversion Group segment represented approximately 44% of our revenues.

We are hereby registering the issuance of shares of our Common Stock issuable upon exercise of warrants at an exercise price of $2.00. The warrants were issued in connection with the settlement of a class action lawsuit in a transaction exempt from registration under Section 3(a)(10) of the Securities Act of 1933. See “Business – Legal Proceedings.”

HOW TO CONTACT US

Our principal executive offices are located at One Commerce Park, Valhalla, New York, 10595, and our telephone number is (914) 686-3600. Our web site address is www.delglobaltech.com. Information contained on our web site is not intended to be a part of this prospectus and is not incorporated by reference into this prospectus.

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RISK FACTORS

Exercising your warrant and investing in our common stock entails a high degree of risk. You should carefully consider the risks and uncertainties described below and elsewhere in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks or uncertainties occur, our business could be adversely affected. In this event, the price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATED TO THE COMPANY’S PAST FAILURE TO COMPLY WITH THE UNITED STATES SECURITIES LAWS AND OTHER INVESTIGATIONS AND LITIGATION

A failure to settle our ongoing enforcement action could have a negative impact on our business.

On December 11, 2000, the Division of Enforcement of the Securities and Exchange Commission (“SEC”) issued a Formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate our previously issued financial statements, specifically for the fiscal years 1997 through 1999 and the first three quarters of fiscal 2000.

We have reached an agreement in principle with the staff of the SEC to settle the SEC’s claims against us. The settlement will include a penalty of up to $400,000, and issuance of an injunction against any future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities laws. The proposed settlement may be subject to, among other things, any necessary future restatement of our historical financial statements, or other material adjustments. Management is not aware of any restatements or adjustments required with respect to the financial statements included elsewhere in this prospectus. In addition, the proposed settlement will require approval by the SEC and by the U.S. District Court for the District of Columbia, or the “D.C. District Court”. We can give no assurance that this proposed settlement will be approved by either the SEC or the D.C. District Court.

Although we have not reached a binding agreement with the SEC on this settlement proposal, management believes that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, we recorded a charge in the fourth quarter of fiscal 2002 related to this agreement in principle with the SEC, plus associated legal costs. If we are not able to reach an acceptable settlement with the SEC we may incur substantial additional penalties and fines.

Our common stock has been delisted from the NASDAQ National Market and we cannot predict when or if ever it will be listed on any national securities exchange.

Our common stock was suspended from trading on the Nasdaq National Market in December 2000. Following a hearing before a Nasdaq Listing Qualifications Panel, the NASDAQ de-listed our common stock. Current pricing information on our common stock has been available in the “pink sheets” published by National Quotation Bureau, LLC. The “pink sheets” is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets”

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are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the “pink sheets” may be difficult to obtain, and shareholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements including requirements regarding independent directors. There can be no assurance that we will be able to attract the number of independent directors necessary to meet such listing requirements, or that we will meet all other listing requirements.

The Department of Defense is investigating part of our Power Conversion Group business, which could result in loss of business and monetary fines.

On March 8, 2002, our subsidiary, RFI Corporation, part of our Power Conversion Group segment, was served with a subpoena by the U.S. Attorney for the Eastern District of New York in connection with an investigation by the U.S. Department of Defense, or DOD. RFI supplies noise suppression filters for communications and defense applications. This business accounted for approximately $12 million of our revenues in fiscal year 2002.

The DOD investigation led us to undertake our own internal investigation. Among other outcomes, our investigation resulted in a complete reengineering of RFI’s quality control practices and replacement of several personnel. This reengineering effort resulted in lower gross margins for this business in the fourth quarter of fiscal year 2002 and the first quarter of fiscal year 2003. We expect that gross margins for this business will continue to be weak through the first half of fiscal year 2003 as these new quality control procedures are implemented and new personnel take on their new responsibilities.

As an additional outcome of this internal investigation, we recognized a non-cash charge of approximately $297,000 in the fourth quarter of fiscal year 2002 to write off certain inventory that did not meet all relevant DOD specifications and is not likely to be able to be reworked. Other than this inventory charge, and ongoing legal costs, no other costs have been recorded in relation to the DOD investigation because we cannot predict the duration of this investigation or its potential outcome. In addition to these cost considerations, if the DOD were to find that RFI’s new procedures were inadequate, we might incur fines and other sanctions and/or be removed from certain government approved vendor lists, which would have a material adverse effect on our business.

We may never recover any amounts from our former CEO.

In the third quarter of fiscal 2001, we terminated the employment of our former CEO. In February 2002, we filed a lawsuit against him in the U.S. District Court for the Southern District of New York (“New York District Court”) seeking damages in excess of $15 million, alleging fraudulent and other wrongful acts, including securities law violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement.

Our former CEO answered our complaint and counterclaimed for damages based on the termination of his employment by us, pursuant to his then current employment agreement and brought third party claims against certain directors and officers. These third party claims by the former CEO against our directors and officers were dismissed on October 18, 2002, but the former CEO’s lawsuit against us is now in the discovery phase of litigation. Our former CEO is seeking damages from us in excess of $500,000. There can be no assurance that we will be successful in our claims against our former CEO, or even if we are successful, due to the former CEO’s purported financial condition and competing claims and/or fines and penalties that may be imposed, there can be no assurance that we will ever recover any damages from the former CEO.

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Recent events may cause loss of existing and potential customers and suppliers.

We have received inquiries from some of our customers and suppliers relating to our previously disclosed accounting irregularities and litigation arising out of such irregularities. As a consequence, our relationships with existing customers and suppliers may be strained. In addition, our ability to develop potential customers or suppliers to maintain and grow our business may be adversely affected.

RISK FACTORS RELATED TO OUR BUSINESS

We have replaced virtually all of our management team and are dependent on two key executives.

We terminated 28 of our former senior management personnel as a result of the claims made against us by the SEC and claims related to the same underlying facts brought by our shareholders. Consequently, Samuel Park has served as our CEO since May 2001 and Thomas Gilboy has served as our CFO since March 2001. Many key responsibilities have been assigned to these two individuals and we are very dependent on them. In addition, we have replaced most of the management personnel that previously reported to the CEO and CFO. It has been challenging for Mr. Park and Mr. Gilboy to quickly understand and develop and successfully implement effective strategies for our business, particularly because we have replaced most of their direct reports. Our future success will depend in large part on the continued service of Mr. Park and Mr. Gilboy. We have an employment agreement with Mr. Park that runs through April 2004, but Mr. Gilboy does not have an employment agreement. We do not maintain “key person” life insurance on any of our employees. As a result we are not insured against any losses resulting from the death of our key employees. There can be no assurance that we will be able to retain these members of management or attract other qualified management. The loss of the services of Mr. Park and Mr. Gilboy could also have a material adverse effect on our operations.

Our business is based on technology that is not protected by patent or other rights.

The technology and designs underlying our products are unprotected by patent rights. Our future success is dependent primarily on unpatented trade secrets and on the innovative skills, technological expertise and management abilities of our employees. Because we do not have patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee that any protected trade secret could ultimately be proven valid if challenged. Any such challenge, with or without merit, could be time consuming to defend, result in costly litigation, divert our management’s attention and resources and, if successful, require us to pay monetary damages.

We may not be able to compete successfully.

A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Many of these competitors offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to hospitals, radiology clients, general purchasing organizations and other potential customers. In addition, many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. Some of the

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companies with which we now compete or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry.

We may not be able to meet our financial covenants under our credit facility.

In the fourth quarter of fiscal 2002, we breached certain of our financial covenants contained in our Loan and Security agreement dated June 10, 2002 with Transamerica Business Capital Corporation. On November 1, 2002, we received a waiver of these defaults from Transamerica and amended certain other provisions of the credit facility. On December 17, 2002, we signed a Second Amendment with Transamerica. This Second Amendment includes revised financial covenants that we expect to be able to continue to meet, but there can be no assurance that we will be able to continue to meet them. If we were to breach our covenants, Transamerica could accelerate the amounts due under and foreclose on assets securing our credit facility and we would be forced to seek alternative sources of funding for our debt repayment obligations and growth.

The valuation of our deferred tax assets and the recognition of tax benefits in each period assumes future taxable income and profitability.

During fiscal years 1999 through 2002, we recognized substantial pre-tax losses. Some of these pre-tax losses resulted in a short-term tax benefit, in that those losses are also tax deductible losses, and enabled us to claim a refund for taxes previously paid, which we recognize on our balance sheet as Income tax receivable. As of November 2, 2002, we have received a substantial portion of the income tax receivable recognized on our Balance Sheet. In addition to the short-term benefit that we recognize as income tax receivable, our net operating losses for tax purposes give rise to “Deferred tax assets,” which represent the monetary value of future utilization of tax loss carryforwards to reduce income taxes.

One critical element in the valuation of deferred tax assets is management’s expectations about our future profitability. If we have tax loss carryforwards, but we did not expect to have taxable income in the future, we would value our deferred tax assets at a lower amount (possibly zero) because those tax loss carry forwards could expire before they can be used.

Although our expectations are that in the future we will have sufficient taxable income to absorb these tax loss carry forwards, this situation could change in the future if the profitability of our U.S. business was less than what we expected. If so, we may not be able to realize the benefit of our deferred tax asset.

Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals for our products could harm our business and prospects.

Our medical imaging products are medical devices that are the subject of a high level of regulatory oversight. Any delay in our obtaining or our inability to obtain any necessary U.S. or foreign regulatory approvals for our products could harm our business and prospects. The process of obtaining clearances and approvals can be costly and time-consuming. There is a risk that any approvals or clearances, once obtained, may be withdrawn or modified. Medical devices cannot be marketed in the U.S. without clearance or approval by the Food and Drug Administration, or FDA. Medical devices sold in the U.S. must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to

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comply with FDA regulations relating to investigational research and labeling. States may also regulate the manufacture, sale and use of medical devices, particularly those that employ X-ray technology. Our products are also subject to approval and regulation by foreign regulatory and safety agencies. If we do not obtain these approvals, we could be precluded from selling our products or required to make modifications to our products.

We must rapidly develop new products in order to compete effectively.

Product technology in our industry, particularly in the x-ray and medical imaging businesses, evolves rapidly, and making timely product innovations is essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render our existing products obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our products do not perform well, our business and financial condition will be adversely affected. Also, our new products may contain defects or errors which give rise to product liability claims against us or cause the products to fail to gain market acceptance.

We must conduct our business operations without infringing on the proprietary rights of third parties.

Although we believe our products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future or that, if asserted, any infringement claim will be successfully defended. A successful claim, or any claim, against us could distract our management’s attention from other business concerns and adversely affect our business, financial condition and results of operations.

Payments required under certain change of control agreements with our key executives could unduly burden our company.

We have entered into agreements with all of our executive officers providing for substantial severance payments to them in the event they were terminated in connection with certain changes of control. While we believe these agreements are important to ensure the continued dedication of our key employees, the large payments required pursuant to these change of control agreements could unduly burden us or serve as a barrier to a potential acquirer. This, in turn, could limit the ability of our shareholders to sell their shares at a favorable price.

There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that in the future product liability insurance will not be available to us at a reasonable cost, if at all.

Our business involves the risk of product liability claims inherent to the medical device business. We maintain product liability insurance subject to certain deductibles and exclusions. There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that product liability insurance will not be available to us at a reasonable cost, if at all. An uninsured or underinsured claim could materially harm our operating results or financial condition.

We face risks associated with handling hazardous materials and products.

Our research and development activity involves the controlled use of hazardous materials, such as toxic and carcinogenic chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal,

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state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any resulting damages, and such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

Our business could be harmed if our products contain undetected errors or defects or do not meet customer specifications.

We are continuously developing new products and improving our existing products. Newly introduced or upgraded products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these products. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction and negative publicity and could harm our business and prospects.

The seasonality of our revenue may adversely impact the market prices for our shares.

Our revenue is typically lower during the first quarter of each fiscal year due to the shut-down of operations in our Milan, Italy and Bayshore, New York facilities for part of August each year. This seasonality causes our operating results to vary from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

RISKS RELATED TO THIS OFFERING

Although we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, our common stock has not been quoted or traded on a national exchange since December 2000 and investors in our common stock will be subject to risks associated with the public trading market generally.

We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you exercise your warrant and receive common stock, you will pay a price that was not established in the public trading markets. You may suffer a loss of your investment.

A significant number of our shares will be available for future sale and could depress the market price of our stock.

As of December 31, 2002, an aggregate of 10,347,515 shares of our common stock were outstanding. In addition as of December 31, 2002, there were outstanding warrants to purchase 1,065,000 shares of our common stock and options to purchase 2,070,055 shares of our common stock, 1,567,229 of which were fully vested. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock and could impair our future ability to raise capital through offerings of our equity securities. A large volume of sales by holders exercising the warrants or options could have a significant adverse impact on the market price of our common stock.

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Our stock price may be volatile.

The experiences of other small companies indicate that the market price for our common stock could be highly volatile. Many factors could cause the market price of our common stock to fluctuate substantially, including:

future announcements concerning us, our competitors or other companies with whom we have business relationships;

changes in government regulations applicable to our business;

overall volatility of the stock market and general economic conditions;

changes in our earnings estimates or recommendations by analysts; and

changes in our operating results from quarter to quarter.

Accordingly, substantial fluctuations in the price of our common stock could limit the ability of our current shareholders to sell their shares at a favorable price.

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USE OF PROCEEDS

The 1,000,000 shares of our common stock are issuable upon exercise of the warrants. If all the warrants were to be exercised and all the shares of common stock underlying such warrants were to be issued, we would receive gross proceeds of $2.0 million, less expenses.

Based on our financial condition and agreements as of January 2003, we expect to use such net proceeds for repayment of amounts outstanding under our U.S. revolving credit facility with Transamerica. As of November 2, 2002, amounts outstanding under this facility were approximately $5.2 million and we are incurring interest costs at the rate of 5.5%. Should that situation change, the net proceeds could also be used for general corporate purposes, including without limitation:

•	working capital;

•	the repayment of other debt; the financing of possible acquisitions or business expansion or the refinancing of prior acquisitions;

•	the repurchase of our common stock; and/ or

•	temporary investment.

To the extent that proceeds are available following repayment of our debt, we reserve the right to reallocate or change the specific use of the net proceeds to respond to fluctuations in our business and to take advantage of opportunities which may be complementary to our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

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CAPITALIZATION

The following table sets forth our consolidated capitalization as of November 2, 2002: (1) on a historical basis and (2) as adjusted to reflect the assumed issuance of our common stock upon exercise of 1,000,000 warrants at an exercise price of $2.00 per share.

This table should be read in conjunction with our historical financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of November 2, 2002

	Actual	As adjusted
	(dollars in thousands)

Cash	$1,238	$1,238

Short-term credit facilities	$5,159	$3,159
Current portion of long-term debt	543	543
Long-term debt	4,891	4,891
Subordinated note	1,656	1,656

Minority interest	937	937

Shareholders, equity:
Common stock, $0.10 par value;
Authorized 20,000,000 shares;
Issued and outstanding - 10,976,081 and 11,976,081, as adjusted November 2, 2992	1,097	1,197
Additional paid in capital	63,583	65,483
Accumulated other comprehensive loss	(223)	(223)
Accumulated deficit	(22,378)	(22,378)
Less common stock in treasury - 628,566 shares at November 2, 2002	(5,502)	(5,502)

Total shareholders' equity	36,577	38,577

Total capitalization	$49,763	$49,763

Common shares outstanding	10,347,515	11,347,515

Book value per share	$3.53	$3.40

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PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY AND RELATED
SHAREHOLDER MATTERS

Our common stock was suspended from trading on the Nasdaq National Market on December 19, 2000 because we had not filed an annual report for the year ended July 29, 2000 within the SEC’s prescribed time period. In December 2000, the Nasdaq National Market delisted our common stock and since that time, our common stock has been traded in the “pink sheets,” or over-the-counter market. The “pink sheets” is an over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets” are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market.

As of January 31, 2003, there were approximately 4,800 holders of common stock. The following table shows the high and low closing sales prices per share of our common stock since August 2000, as reported by Nasdaq National Market through December 19, 2000 and over-the-counter starting December 20, 2000 (second quarter of fiscal year 2001). The last reported sale price for our common stock on February 6, 2003 was $3.50 per share. The over-the-counter market quotations listed below reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

Fiscal Period	High	Low

Fiscal Year 2001
First Quarter	$9.81	$8.31
Second Quarter	8.63	0.56
Third Quarter	3.00	1.00
Fourth Quarter	2.25	1.00

Fiscal Year 2002
First Quarter	$3.00	$1.13
Second Quarter	4.35	2.50
Third Quarter	3.45	1.50
Fourth Quarter	4.25	2.00

Fiscal Year 2003
First Quarter	$3.78	$1.90
Second Quarter	4.01	1.90

We have not paid any cash dividends, except for the payment of cash in lieu of fractional shares, since 1983. The payment of cash dividends is prohibited under our U.S. credit facility with Transamerica. We do not intend to pay any cash dividends for the foreseeable future.

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The following table summarizes the securities authorized for issuance under equity compensation plans as of August 3, 2002:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders:
Stock Option Plan	1,990,055	$3.45	253,160
Equity compensation plans not approved by security holders:
Warrants issued in connection with the acquisition of Villa (2)	1,050,000	$7.94	None
Warrants granted for services rendered (3)	1,015,000	$7.69	None
Warrants issued in settlement of class action lawsuit (4)	1,000,000	$2.00	None

(1)	Excludes securities reflected in column (a).

(2)	The warrants granted to the former majority shareholder of Villa Sistemi Medicali S.p.A. (“Villa”) in connection with our acquisition of Villa in December 1999. The warrants expire in December 2005.

(3)	The warrants granted to consultants for services rendered in 1999. The warrants expire in October 2004.

(4)	Pursuant to our class action settlement with our shareholders, we issued warrants to purchase shares of our common stock at an exercise price of $2.00 per share. This prospectus relates to the issuance from time to time of the common stock issuable upon exercise of these warrants. The issuance of these warrants was pursuant to a court order issued in connection with the settlement of the class action lawsuit, and, therefore, was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) thereof. The warrants expire in March 2008.

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SELECTED FINANCIAL DATA

The selected income statement data presented for the fiscal years ended August 3, 2002, July 28, 2001 and July 29, 2000 and the balance sheet data as of August 3, 2002 and July 28, 2001 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of July 29, 2000 have been derived from audited financial statements not included herein. The selected income statement data for the three month period ended November 2, 2002 and October 27, 2001 and the selected balance sheet data as of November 2, 2002 and October 27, 2001 have been derived from unaudited financial statements included elsewhere in this prospectus. Financial information for the fiscal years ended July 31, 1999 and August 1, 1998 is not presented herein, since the financial statements for those years, which we have determined to be incorrect, have not been, and will not be, restated and therefore should not be relied upon. This selected financial data should be read in conjunction with our Consolidated Financial Statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The results of operations for the three months ended November 2, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES (Dollars in thousands, except per share data)
	Fiscal Years Ended			Three Months Ended

	August 3, 2002(1)	July 28, 2001(2)	July 29, 2000(3)	Nov. 2, 2002	Oct. 27, 2001

Income Statement Data:
Net sales	$98,132	$92,955	$79,590	$25,555	$19,481
Gross margin	19,579	18,864	14,702	5,428	3,743

Selling, general and administrative	21,697	17,253	15,313	5,621	5,251
Research and development	2,919	2,876	4,368	312	531
Litigation settlement costs/(recovery)	7,713	9,759	—	—	(258)
Facilities reorganization costs	1,292	822	—	234	42
Operating loss	(14,042)	(11,846)	(4,999)	(739)	(1,873)

Minority Interest	197	379	(77)	13	(12)

Net loss	(12,012)	(8,521)	(3,638)	(606)	(1,535)

Net loss per basic and diluted share	$(1.38)	$(1.09)	$(0.47)	$(0.06)	$(0.20)

	As of			As of

	August 3, 2002	July 28, 2001	July 29, 2000	Nov. 2, 2002	Oct. 27, 2001

Balance Sheet Data:
Working capital	$18,938	$22,269	$27,331	$17,882	$19,881
Total assets	77,697	81,658	82,805	72,502	81,251
Long-term debt	6,742	6,222	5,953	6,547	6,362
Shareholders’ equity	37,141	41,791	46,062	36,577	40,489

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(1)	Fiscal 2002 includes $1,292,000 in facilities reorganization costs, which were principally related to the closing of our Hicksville, New York facility. (See Notes to Consolidated Financial Statements included elsewhere in this prospectus.) Fiscal 2002 also includes $7,713,000 in Litigation settlement costs, principally for finalization of the settlement of a class action suit and the agreement in principle to settle an SEC investigation. (See “Legal Proceedings” included elsewhere in this prospectus.)

(2)	During fiscal 2001, we recorded $9,759,000 in Litigation settlement costs related to a class action lawsuit. (See Item 3, “Legal Proceedings” included elsewhere in this prospectus.) During fiscal 2001, we also decided to close two facilities and recorded a restructuring charge of $822,000. (See Notes to Consolidated Financial Statements included elsewhere in this prospectus.)

(3)	In December 1999, we acquired Villa Sistemi Medicali S.p.A. (See Notes to Consolidated Financial Statements included elsewhere in this prospectus.)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our financial statements and related notes thereto, included elsewhere in this prospectus.

This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above and elsewhere in this prospectus. When used in this prospectus, the words “will,” “should,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions, among others, identify forward-looking statements for purposes of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Although we believe these forward-looking statements are based upon reasonable assumptions, these may not prove to be correct. Such risks and uncertainties include, among others, those described above under “Risk Factors,” many of which are beyond our control. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. We urge you, however, to consult any further disclosures we make on related subjects in our future reports to the SEC.

Investors should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations as of the date of this prospectus which may or may not occur.

Overview

Del Global Technologies Corp. is a leader in developing, manufacturing and marketing medical imaging equipment and power conversion subsystems and components worldwide. Our products include stationary and portable medical diagnostic imaging equipment, high voltage power systems and electronic systems and components such as electronic filter, transformers and capacitors. Operating businesses that we report as segments include our Medical Systems Group and our Power Conversion Group. In addition, we have a third reporting segment, Other, comprised of certain corporate expenses.

Our businesses continue to compete vigorously and we continue to enjoy solid relationships with our customers. We expect that the withdrawal of a major Medical Systems Group competitor will contribute to increased orders and sales for our Medical Systems Group. Our Power Conversion Group has been selected as a supplier of high voltage power systems by the two Federal Aviation Administration, or FAA, qualified manufacturers of Explosive Detection Systems, or EDS, for checked baggage.

Critical Accounting Policies

Significant accounting policies are outlined in Note 1 of the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. We have identified the accounting for deferred tax assets and the allowance for obsolete and excess inventory as being critical accounting policies due to the significant amount of estimates involved.

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We account for deferred taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” whereby we recognize an asset related to our net operating losses. We anticipate that this asset will be utilized against future operating profits; however, we can make no assurances that our business will generate profits in the future. As of November 2, 2002, this deferred tax asset represented approximately 23% of our total assets. See “Risk Factors – The valuation of our deferred tax assets and the recognition of tax benefits in each period assumes future taxable income and profitability.” We expect to be profitable in fiscal 2003, however, we continuously evaluate the likelihood of the recoverability of our deferred tax asset recognized as of the end of the fiscal 2002. We have not provided for a U.S. domestic income tax benefit despite a loss during the first quarter of fiscal 2003. No adjustments to our deferred tax assets were made during the first quarter of fiscal 2003 and the balances are basically unchanged from the end of the fiscal 2002, except for the amounts recorded at Villa Sistemi, our foreign subsidiary.

Another significant estimate is our allowance for obsolete and excess inventory. We re-evaluate our allowance for obsolete inventory generally once a quarter, and this allowance comprises the most significant portion of our inventory reserves. The re-evaluation of reserves is based on a written policy, which requires at a minimum that reserves be established based on our analysis of historical actual usage on a part-by-part basis. In addition, if management learns of specific obsolescence in addition to this minimum formula, these additional reserves will be recognized as well. Specific obsolescence might arise due to a technological or market change, or based on cancellation of an order. As we typically do not purchase inventory substantially in advance of production requirements, we do not expect cancellation of an order to be a material risk. However, market or technology changes can and do happen.

In addition, the Company also uses certain estimates in determining interim operating results. The most significant estimates in interim reporting relate to the valuation of inventories. For certain subsidiaries, for interim periods, the Company makes an estimate of the amount of labor and overhead costs attached to finished goods inventories. As of August 3, 2002, finished goods represented approximately 21% of the net carrying value of the Company’s total net inventory. In addition, at one subsidiary, the valuation of all inventories at an interim period end is valued on a gross margin roll-forward method. In most quarters, the value of this subsidiary’s inventory represents approximately 10% of the Company’s net carrying value of inventory (excluding that subsidiary’s finished goods, which would be included in the discussion above regarding finished goods). We believe the estimation methodologies used in both these cases to be appropriate.

RESULTS OF OPERATIONS

Three Months Ended November 3, 2002 Compared To Three Months Ended October 27, 2001

Net sales for the first quarter of fiscal 2003 were significantly higher than the first quarter of fiscal 2002 at both operating groups, Power Conversion and Medical Systems. The Power Conversion Group had a 38% increase over the prior year quarter due to increased shipments of its high voltage power supplies to airport explosive detection system suppliers. Sales at Electronic Systems and Components Division were basically flat when compared to the prior year. The Medical Systems Group also showed strong sales for the first quarter with a year over year increase of 24%. Medical Systems Group sales were up both internationally and domestically. Overall, our sales increased over the comparable period by $6.1 million or 31%.

Gross margins as a percent of sales for the first quarter of fiscal year 2003 rose 2% to 21.2% versus 19.2% in the first quarter of fiscal 2002 for a total dollar profit increase of $1.7 million year over year. The Power Conversion Group’s margins rose while the Medical Systems

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Group’s declined as a percentage of sales. The High Voltage Power Division’s margins benefited from significant increased sales to suppliers of airport explosive detection systems and improved product line cost improvements. Sales and margins at the other Power Conversion Group operations were down year over year. Despite sales increases at the Medical Systems Group, gross margins in the current year’s first quarter declined approximately 1.2%. Although we improved gross margins in our U.S. operations (as a result of improved pricing and product mix), our European operations did not have a repeat of a high margin development contract that was included in 2002’s first quarter. The group continues to evaluate its product line contribution margins and seeks to emphasize its higher margin products.

Overall operating expenses were comparable with expenses in the prior year quarter. Engineering related expenses were allocated to current products, resulting in lower research and development during the current quarter when compared with the prior year. Selling, general and administrative expenses (“SG&A”) continue to include unusually high consulting, legal and personnel expenses incurred in connection with our reorganization efforts and current legal matters as disclosed in the contingencies footnote to our financial statements included with this prospectus. SG&A includes an expense of $245,000 for payments related to the separation agreement reached with the former president of our Italian subsidiary more fully described in the subsequent events footnote to the financial statements included in our prospectus.

Facilities reorganization costs relate to the continued phase out of the Power Conversion Group’s Hicksville, N.Y. facility which was started in the fourth quarter of fiscal 2002 and will continue until the relocation to that group’s Valhalla, N.Y. facility is complete.

There were no litigation settlement costs in the current year first quarter and none are expected in fiscal 2003. However, we may incur some costs in connection with the settlement of our ongoing DOD investigation and management cannot estimate the amount of any such settlement. We recognized a recovery from insurance of $258,000 for legal costs from the class action litigation in the first quarter of fiscal 2002.

Operating results showed an improvement of $1.1 million when compared with the same quarter of fiscal 2002 resulting in a decrease in operating loss to $739,000. Increased sales and gross margin contributed to the improvement offset by continued higher SG&A expenses.

Interest expense for the quarter ended November 3, 2002 was lower due to decreased borrowings and lower interest rates.

We recognized current year first quarter income of $503,000 related to the settlement of a dispute in connection with a 1999 product line acquisition. This amount is included in other income for the first quarter of fiscal 2003.

We expect to be profitable during fiscal 2003, however management continuously evaluates the likelihood of the recoverability of the deferred tax asset recognized as of the end of the previous fiscal year. We have not provided for a U.S. domestic income tax benefit despite a loss for the quarter. No adjustments to our deferred tax assets were made during the quarter and the balances are basically unchanged from the end of fiscal 2002 except for the amounts recorded at our foreign subsidiary.

Our net loss of $606,000 or ($.06) per share for the first quarter of 2003 compares favorably with a loss of $1.5 million or ($.20) per share incurred in the first quarter of fiscal 2002.

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Shipments of our high voltage power supplies to explosive detection system suppliers during the quarter contributed to the year over year improvement.

Fiscal Year 2002 Compared to Fiscal Year 2001

Net sales for fiscal 2002 were $98.1 million, as compared to $93.0 million for fiscal 2001. The Medical Systems Group’s net sales to external customers increased by approximately $8.1 million, primarily as a result of delivery on a major contract in Eastern Europe.

The Power Conversion Group’s net sales to external customers declined $2.9 million from fiscal 2001 to fiscal 2002. Within the Power Conversion Group, the Electronic Systems and Components Division (our RFI subsidiary) achieved a modest increase in sales of approximately $500,000 across a broad range of customers and products. The $3.4 million decline in sales in fiscal 2002 in our High Voltage Power Division was caused principally by a shift of our portable X-Ray product line from our Deer Park, New York facility (which had been included in the Power Conversion Group) to our Medical Systems Group’s facility in Franklin Park, Illinois. In addition, we experienced a decline in the sales of standard catalogue products, and a decline of sales in the semiconductor capital equipment markets. These declines in sales were offset by increases in sales of “contract manufactured” power supplies that we provided to major OEMs, where typically margins are lower. This shift in product mix (as well as the decline in volume, and the negative effects of operating leverage) contributed to the decline in margin in this segment noted below.

Gross margins for fiscal 2002 versus fiscal 2001 declined slightly from 20.3% to 20.0%. Gross margin at the Medical Systems Group increased from approximately 20% to approximately 23%. Most of the improvement in margin in our Medical Systems was achieved at the U.S. operations due to improved pricing.

We experienced a 4.4% decline in Gross margin for the Power Conversion Group, representing a loss in income of approximately $1.9 million. (Estimated as the 4.4% decline in Gross margin percentage times the $43.5 million sales in the Power Conversion Group segment in fiscal 2002). More than half of this decline in Gross margin occurred at our Electronic Systems and Components Division (our RFI subsidiary). In March of 2002, RFI Corporation was served with a subpoena by the U.S. Attorney for the Eastern District of New York in connection with an investigation by the DOD.

The DOD investigation led us to undertake our own internal examination of that business, and we began to completely reengineer RFI’s quality control practices, which short term resulted in lower Gross margin for this business in the fourth quarter of fiscal 2002. We expect that gross margin for this business will continue to be weak through the first half of fiscal 2003 as these new quality control procedures are implemented.

As a result of our examination of RFI’s quality control practices, we also recognized a non-cash charge of approximately $297,000 to write off certain inventory we determined did not meet all relevant DOD specifications. Other than this inventory charge, and ongoing legal costs, no other costs have been recorded in relation to the DOD investigation, as we cannot estimate the potential outcome of the investigation at this time.

The remainder of the decline in the Power Conversion Group’s gross margin in fiscal 2002 is due to our High Voltage Power Division for the following reasons:

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1.	Reorganization of Facilities – We recorded a provision of $770,000 for closure costs in fiscal 2001 when we made the announcement to close our Deer Park facility. As expected, though, we experienced some inefficiencies in the completion of the closure of this facility in the first and second quarters of fiscal 2002, and recognized those inefficiencies as current costs.

2.	Unfavorable Product Mix Change – In fiscal 2002, we experienced a decline in the sales of standard catalogue products, and a decline of sales to the semiconductor capital equipment markets. These declines in sales were offset by increases in sales of “contract manufactured” power supplies that we provided to major OEMs, where typically margins are lower.

3.	Decline in Sales – A decline in sales overall leads to lower gross margin. (While material costs generally maintain the same relation to sales volume, other overhead costs are generally fixed in nature and, as volume declines, fixed costs do not generally decline as rapidly as the sales volume.)

Research and development expenses were $2.9 million in fiscal 2002 and fiscal 2001, with a small decline in the Medical Systems offset by a small increase in our Power Conversion Group. In our U.S. Medical Systems operations, we reduced headcount in our Engineering and development department. In our High Voltage Power Division, we increased spending in connection with certain power supply technology we are developing for radiation oncology systems.

Selling, general and administrative expenses were $21.7 million in fiscal 2002 as compared to $17.3 million in fiscal 2001. The increase is due primarily to increased audit and other accounting fees of approximately $2.5 million, increased legal fees (other than those included in litigation settlement costs) of approximately $500,000, and increased consulting fees associated with organizational development, strategic planning and management information systems of approximately $1.2 million.

Our corporate general and administrative expenses are generally recorded in the Power Conversion Group and certain of these costs are allocated to our divisions. While certain of our corporate general and administrative expenses are allocated to the Medical Systems segment, the methodology used for this allocation results in a much lower pro rata share being allocated to the Villa division in Italy. The Villa division represents approximately 55% of the Medical Systems segment. This allocation methodology, combined with the unusually high general and administrative expenses incurred by us in the last two years (which expenses are not allocated to the divisions), resulted in the Selling, general and administrative expenses for the Medical Systems Group being proportionately lower than the Power Conversion Group.

The following comments relate to the line item “Litigation Settlement Costs” included in our Statement of Operations:

1.	As a result of obtaining the final court approval of the class action settlement agreement, we recognized a non-cash charge of $7.05 million in the third quarter of fiscal 2002 attributable to the final valuation of the shares and warrants issued in the settlement. These shares and warrants were originally valued at $4.4 million in July 2001 pending final court approval, but, as of the settlement date on January 29, 2002, were revalued upwards by $7.05 million for a total of $11.5 million. When we recorded these non-cash charges in the third quarter, we also recognized approximately $200,000 of related legal costs. These costs were offset by a recovery from insurance of $258,000, attributable to legal costs from the class action litigation since its inception, recognized in the first quarter of fiscal 2002.

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2.	In the first quarter of fiscal 2003, we announced an agreement in principle with the Staff of the SEC to settle the SEC’s investigation of financial statements issued by our previous management. The proposed settlement will include a penalty of up to $400,000, and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities law. The settlement may be subject to, among other things, any future restatement of our historical financial statements or other material adjustments. However, we are not aware of any restatements or adjustments required with respect to financial statements filed with this prospectus. In addition, the proposal settlement will require approval by the SEC and by the District Court. There can be no assurance this proposed settlement will be approved by either the SEC or the District Court. Although we have not reached a binding agreement with the SEC on this settlement proposal, we believe that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, we recorded a charge of $685,000 in the fourth quarter of fiscal 2002 related to this agreement in principle with the SEC Staff, which includes associated legal costs.

In July 2002, we announced the closure of our Hicksville, New York, facility, which will occur during fiscal 2003. As a result of this closure, we have accrued for various facilities reorganization costs of $1.3 million in fiscal 2002, including severance pay and future lease costs. We have determined that we will recognize some facilities reorganization costs in the first and second quarters of fiscal 2003 as we finish the closure of the Hicksville facility. During the previous year, we announced the closure of our Deer Park, New York facility and accrued approximately $770,000 in closure costs. In addition, in fiscal 2001 we recorded a charge of approximately $50,000 for the closure of a small Medical Systems Group facility.

Net interest expense was $1.2 million in fiscal 2002. Interest income was $449,000 in fiscal 2002, as compared to $164,000 in the prior year. This increase was primarily a result of interest earned on income tax refunds. Gross interest expense was $1.6 million in fiscal 2002 as compared to $1.5 million in fiscal 2001. We replaced our line of credit agreement in June 2002. Until that time, our prior line of credit had been in default and we paid additional penalty interest charges on the outstanding balances due to this default.

Income tax benefit as a percent of pre-tax losses for fiscal 2002 was approximately 22%, as compared to 38% for fiscal 2001. The decrease in tax benefit was due to, among other things, the impact of the completion of an audit by the Internal Revenue Service for tax years 1997 through 1999. In addition, the tax benefit recognized by us was reduced by the loss of Foreign Sales Corporation tax benefits.

The Net loss for fiscal 2002 was $12.0 million, as compared to $8.5 million in the prior year. The increased loss is primarily due to the higher audit, accounting and consulting fees incurred during fiscal 2002 and a decrease in income tax benefits, offset by a higher gross margin from increased sales, and a reduction in litigation settlement costs.

Basic and diluted loss per share for fiscal 2002 was $1.38 as compared to $1.09 in fiscal 2001. The weighted average number of common shares outstanding was 8,680,848 for fiscal 2002, as compared to 7,847,515 in the prior year. The increase in the weighted average number of shares outstanding is a result of the issuance of shares in May 2002 in connection with the settlement of the class action lawsuit.

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Fiscal Year 2001 Compared to Fiscal Year 2000

Net sales for fiscal 2001 were $93.0 million, as compared to $79.6 million for fiscal 2000, an increase of $13.4 million. Medical Systems Group’s net sales to external customers increased by $7.4 million, and that increase was attributable to the sales at our acquired Villa division, offset by a reduction in sales in the U.S. Medical Systems Group business.

We acquired Villa during fiscal 2000 and therefore only seven months of Villa’s operating results are included in our fiscal 2000 results. In fiscal 2001, we changed Villa’s reporting for purposes of consolidation to be based on a 1-month lag versus our consolidated reporting. As a result, in fiscal 2001, we included eleven months of Villa’s results, from August 2000 through and including June 2001, and Villa’s contribution to consolidated sales increased by $11.0 million. The increase at Villa was offset by a decline of approximately $3.6 million in sales at our U.S. Medical Systems Group. The decline in sales at our U.S. Medical Systems Group was largely due to the completion of certain contracts that we had to private label manufacture certain systems for larger companies in the general radiology market. Those contracts were largely unprofitable, and although the termination of those contracts led to a decline in sales at our U.S. Medical Systems Group, our gross margins improved.

The Power Conversion Group’s net sales to customers increased approximately $6.0 million from fiscal 2000 to fiscal 2001. In our High Voltage Power Division, sales increased approximately $4.6 million. Most of the increase in the High Voltage Power Division was a result of higher sales to customers in the medical imaging and scientific instruments markets. At the Electronic Components and Systems Division, sales increased approximately $1.3 million across a wide range of customers and products.

Gross margins for fiscal 2001 versus fiscal 2000 increased to 20.3% from 18.5%. The most dramatic increase was achieved in our Medical Systems Group, where Gross margins increased from approximately 6.6% of net sales to approximately 20% of net sales. The improvement in Gross margins at the Medical Systems Group was a result of improvements in both our U.S. and European operations in this segment. When new management joined the Company, they paid particular attention to our U.S. Medical Systems operations, and by fiscal 2001 we achieved a positive Gross margin of approximately 14%. Similarly, our Villa subsidiary improved from approximately 15% Gross margin for the seven months of its operations included in fiscal 2000 to an approximate 26% Gross margin in the eleven months of operations included in fiscal 2001. The improvement in Villa was mostly attributed to reorganization efforts undertaken by us in the third quarter of fiscal 2000, shortly after our acquisition of Villa.

In our Power Conversion Group, Gross margins declined from 29.9% in fiscal 2000 to approximately 20.6% in fiscal 2001, representing an equivalent loss in Gross margins of approximately $4.3 million. (Estimated as the 9.3% decline in Gross margin percentage times the $46.4 million sales in the Power Conversion Group segment in fiscal 2001).

Most of this decline in Gross margin occurred at our High Voltage Power Division. Even though sales increased $4.5 million in this division, margins fell from fiscal 2000 to fiscal 2001. The decline in Gross margin percentages in fiscal 2001 versus fiscal 2000 was caused by a number of factors. In the mix of products sold by the High Voltage Power Division in fiscal 2001, we saw a continued decline of high margin sales to the semiconductor capital goods market, which was offset by increased sales to the medical and scientific instruments markets. Although we believe these new markets offer a greater prospect of profitable and more consistent growth in the future, in fiscal 2001 we had to

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spend more engineering hours and costs in bringing these new customers products to market. A change was also made in purchasing parts for inventory, whereby inventory is purchased when needed rather than in bulk quantity. The effect of this change was to increase cost of sales because we lost the discount for high volume purchases, however, this also resulted in a reduction of inventory balances and better working capital management. In addition, in fiscal 2001 we did not have a repeat of a highly profitable contract to provide power systems for a radar installation in a Middle Eastern country.

Due to the substantial disruption in our management in fiscal 2001, fewer Research and development projects were active during fiscal 2001 and as a result, engineering personnel spent more of their time on routine operations. As a result, total Research and development expense recognized by the High Voltage Power Division in fiscal 2001 was approximately $433,000 less than in fiscal 2000, and gross margins in fiscal 2001 were negatively affected, in that these engineering costs were instead included in cost of goods sold.

At our Electronic Components and Systems Division, Gross margins fell by approximately $800,000 because in fiscal 2000, the Engineering department at that division had charged more of their costs to Research and development. In fiscal 2001, the Engineering department at this division spent more of their time on production, and therefore those costs were included in Cost of goods sold in fiscal 2001, reducing Gross margins.

Research and development expenses decreased from $4.4 million in fiscal 2000 to $2.9 million in fiscal 2001, a decline of $1.5 million. In our Medical Systems Group, spending declined $753,000, which represents cancellation of several Research and development programs at our U.S. operation (most notably on the development of a new X-ray generator) and an increase at our European operations. The increase in Research and development spending in our European Medical Systems business was attributable to the inclusion of eleven months of operations for Villa in fiscal 2001 versus seven months in fiscal 2000 (see above).

Total Selling, general and administrative expenses increased from $15.3 million in fiscal 2000 to $17.3 million in fiscal 2001, an increase of just over $1.9 million. Approximately $1.1 million of that increase was attributable to the inclusion of 11 months of results for Villa in fiscal 2001 versus seven months in fiscal 2000 (see above). In addition, audit fees recognized in fiscal 2001 increased approximately $1.0 million versus the amounts recognized in fiscal 2000, due to the audit work done in connection with the attempt to restate our financial statements for the fiscal years 1997 through 1999.

Our corporate general and administrative expenses are generally recorded in the Power Conversion Group and certain of these costs are allocated to our divisions. While certain of our corporate general and administrative expenses are allocated to the Medical Systems segment, the methodology used for this allocation results in a much lower pro rata share being allocated to the Villa division in Italy. The Villa division represents approximately 50% of the Medical Systems segment. This allocation methodology, combined with the unusually high general and administrative expenses we incurred in fiscal 2001 (which expenses are not allocated to the divisions), resulted in the Selling, general and administrative expenses for the Medical Systems Group being proportionately lower than the Power Conversion Group.

As a result of the settlement of a class action suit, we agreed to issue shares of common stock and warrants to purchase common stock. These shares and warrants were valued at $4.4 million in July 2001, pending final court approval in January 2002. In addition, we agreed to

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issue a $2 million subordinated note, due five years from the date of issuance. The present value of this subordinated note was calculated using a discount factor of 12%. Including legal and other associated costs, the litigation settlement expenses recorded in 2001 were $9.8 million for fiscal 2001. There were no such charges in fiscal 2000.

During fiscal 2001, we decided to close our Deer Park, New York facility and accrued approximately $770,000 for severance and lease termination costs. In addition, we recorded a charge of approximately $50,000 in fiscal 2001 for the closure of a small Medical Systems Group facility in Illinois. There were no similar charges in fiscal 2000.

Net interest expense was $1.3 million in fiscal 2001, as compared to approximately $750,000 for fiscal 2000. The increase in interest expense is the result of additional borrowings under our U.S. credit facility starting in the second quarter of fiscal 2001.

Income tax benefit as a percent of pre-tax losses for fiscal 2001 was 38%, as compared to 35% in fiscal 2000.

The net loss for fiscal 2001 was $8.5 million, as compared to $3.6 million in the prior year. The increase in loss is primarily due to the charges related to the settlement of the class action lawsuit, offset by the additional margin contribution on the increased Net sales.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations through a combination of cash flow from operations and short-term credit facilities.

First Quarter Fiscal Year 2003.

Working Capital – At November 2, 2002 and August 3, 2002, our working capital was approximately $17.9 million and $18.6 million, respectively. At such dates, we had approximately $1.2 million and $0.9 million, respectively, in cash and cash equivalents. Our short-term debt was reduced by $3.3 million from August 3, 2002, principally as a result of the collection of $3.1 million of Income taxes receivable.

Trade receivables decreased approximately $1.3 million to $17.9 million at November 2, 2002 as compared to August 3, 2002. Inventory at November 2, 2002 also decreased approximately $469,000 as compared to August 3, 2002.

Credit Facility and Borrowing – We have a $10 million senior revolving credit agreement with Transamerica dated as of June 10, 2002. This facility has a term of three years and interest under this credit facility is at prime plus 3/4%, or at our option, at a rate tied to LIBOR. The interest rate on the revolving line of credit is 5.5% at the end of the first quarter of fiscal 2003. The credit facility is subject to commitment fees of 3/8% on the daily unused portion of the facility, payable monthly. This credit facility is secured by substantially all of our accounts receivable, inventory, and fixed assets in the U.S.

Under the terms of the credit facility, we are required to comply with various operational and financial covenants, including (i) minimum earnings level, as defined, (ii) fixed charge coverage ratio, (iii) debt to earnings ratio and (iv) minimum tangible net worth. In addition, the facility places limitations on our ability to make capital expenditures and to pay dividends.

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We were not in compliance with certain financial covenants in our U.S. credit facility for the quarter ended August 3, 2002. We obtained a waiver of the covenant non-compliance, and on December 17, 2002 signed a Second Amendment with Transamerica. This Second Amendment includes revised financial covenants that we expect to be able to continue to meet although there can be no assurance that we will be able to do so.

In addition to our credit facility at our U.S. subsidiaries discussed above, our Italian subsidiary has certain short-term credit facilities, with interest rates ranging from 6% to 11.8%. The total amount outstanding on these short-term credit facilities at November 2, 2002 was $750,000.

We anticipate that cash generated from operations and amounts available under our credit facility will be sufficient to satisfy our currently projected cash needs for at least the next twelve months and for the foreseeable future beyond that period.

Capital Expenditures – We continue to invest in capital equipment, principally for our manufacturing operations, in order to improve our manufacturing capability and capacity. We expended approximately $718,000 for capital equipment in the three-month period ended November 2, 2002. Under our current U.S. credit facility, we are limited to $2.5 million in capital expenditures annually, which we believe will be adequate to meet our needs. We expect that we will be able to finance these expenditures out of our future cash flows or our credit facility. We currently have no plans for capital expenditures that would be in excess of these limits.

Shareholders’ Equity – Shareholders’ equity declined to approximately $36.6 million at November 2, 2002 from approximately $37.1 million at August 3, 2002, due to the loss reported for the period.

Fiscal Year 2002 Compared To Fiscal Year 2001.

Working Capital – At August 3, 2002 and July 28, 2001, our working capital was approximately $18.6 million and $22.3 million, respectively. At such dates we had approximately $895,000 and $1.4 million, respectively, in cash and cash equivalents. The decline in cash is principally in our U.S. operations. Until June 2002, because we were in default of our credit facility and there was no ability to borrow any additional funds under that facility, we kept higher balances in cash and cash equivalents for working capital requirements. Since obtaining a new credit facility, lower cash balances are required.

We have achieved a substantial improvement in our working capital management during the last fiscal year. From the end of fiscal 2001 to the end of fiscal 2002, our inventory declined by approximately $6.6 million, while our sales increased 5.6%. Most of the improvement in inventory turnover was in our Power Conversion Group.

Subordinated Notes – Subordinated notes of $1.5 million previously reported as unissued were issued in March 2002. Including principal and accrued interest, this balance is $1.6 million as of August 3, 2002. This note is due in March 2007 and carries a nominal interest rate of 6%, which is payable at maturity.

Capital Expenditures – In fiscal 2002, we expended approximately $1.2 million for capital equipment and $677,000 during fiscal 2001. We expect capital expenditures in fiscal 2003 to be slightly higher due to the consolidation of our Hicksville and Valhalla operations. We expect to continue to finance these capital expenditures out of cash flows and our existing credit facilities.

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Issuance of Shares and Warrants – In connection with our shareholder class action settlement, we issued common shares and warrants to purchase common shares to certain shareholders. The equity portion of the settlement in common shares totaled $9.8 million. The portion attributable to warrants of $1.7 million is reflected in Paid in Capital.

In July 2001, when we first reached an agreement in principle to settle this litigation, the common shares portion of the settlement was initially valued at $3.8 million and warrants at $660,000. These shares and warrants were revalued at January 29, 2002 when the final court approval was received. The increase in value of the settlement securities of $7.1 million ($6.0 million common share value increase, $1.1 million warrant value increase) resulted in a non-cash charge in the third quarter of fiscal 2002. The common shares and warrants were issued and distributed in May 2002.

The following table summarizes our contractual obligations including debt and operating leases at August 3, 2002 (in thousands):

Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 Years

Long-term debt	$3,170	$688	$1,324	$896	$262
Capital lease obligations	3,900	285	926	770	1,919
Subordinated Note	1,610	—	—	1,610	—
Operating leases	2,678	1,089	1,524	65	—

Total contractual cash obligations	$11,358	$2,062	$3,774	$3,341	$2,181

Effects of New Accounting Pronouncements

During July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, this statement further clarifies the criteria for recognition of intangible assets separately from goodwill for all business combinations completed after June 30, 2001, as well as requiring additional disclosures for business combinations. SFAS 142 requires that goodwill acquired after June 30, 2001 no longer be subject to amortization over their estimated useful lives. The Company adopted SFAS No. 142 on August 4, 2002, therefore amortization of goodwill is no longer permitted and the Company is required to assess these assets for impairment annually, or more frequently if circumstances indicate a potential impairment. Furthermore, this statement provides specific guidance for testing goodwill for impairment. Transition-related impairment losses, if any, which result from the initial assessment of goodwill and certain intangible assets would be recognized by us as a cumulative effect of accounting change on August 4, 2002. The Company is required to complete its initial step of a transitional impairment test within six months of adoption of SFAS No. 142 and to complete the final step of the transitional impairment test by the end of fiscal year 2003. However, management does not believe that a material adjustment will be necessary upon completion of this initial assessment, for which the Company will be assisted by an outside consultant.

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SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a significant impact on our consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. The adoption of this statement did not have a significant impact on our consolidated financial statements.

SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued in April 2002. This pronouncement rescinded SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and changed the accounting treatment for capital leases modifications by amending SFAS No. 13, Accounting for Leases. This pronouncement also amends the existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 will become effective with the third quarter of fiscal year 2003. SFAS No. 146 does not impact previously recorded liabilities and, therefore, the initial adoption of this statement will not have a significant impact on our consolidated financial statements.

SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has not determined whether it will adopt the fair value based method of accounting for stock-based employee compensation.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not ordinarily hold market risk sensitive instruments for trading purposes. We do, however, recognize market risk from interest rate and foreign currency exchange exposure.

Interest Rate Risk

As of November 2, 2002, our U.S. and foreign revolving credit facilities and certain of our Italian subsidiary’s long-term debt incur an interest charge that fluctuates with changes in market interest rates. See Note 4 of Notes to our Consolidated Financial Statements. Based on the balances as of August 3, 2002, an increase of ½ of 1% in interest rates would increase interest expense by approximately $70,000 annually. There is no assurance that interest rates will increase or decrease over the next fiscal year.

Foreign Currency Risk

The financial statements of Villa Sistemi Medicali S.p.A. are denominated in Euro. Villa accounts for approximately 25 to 30% of our total revenues and approximately 35 to 45% of our total operating income. Having a portion of our future income denominated in Euro exposes us to market risk with respect to fluctuations in the U.S. dollar value of future Euro earnings. A 10% decline in the value of the Euro in fiscal year 2002, for example, would have reduced sales by approximately $2.8 million, and would have increased our consolidated operating loss by approximately $300,000 (due to the reduction in the U.S. dollar value of Villa’s operating income.)

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BUSINESS

OPERATING SEGMENTS

Operating businesses that we report as segments include the Medical Systems Group and Del Power Conversion Group. For fiscal 2002, the Medical Systems Group segment accounted for approximately 56% of our revenues and the Power Conversion Group segment represented approximately 44% of our revenues. Beginning with fiscal 2003, our reports included a non-operating segment which covers unallocated corporate costs that prior to fiscal 2003 were reported in our Power Conversion Group. For the quarter ended November 2, 2002, the Medical Systems Group segment represented approximately 45%, and the Power Conversion Group segment represented approximately 55%, of our revenues. For further information concerning our operating segments, see the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. Our operating segments and businesses are summarized in the following table:

Division	Brands	Subsidiaries	Facilities

Medical Systems Group:
Medical Imaging	Del Medical, Villa, UNIVERSAL, DynaRad	Del Medical Imaging Corp.	Franklin Park, IL

		Villa Sistemi Medicali S.p.A. (80% owned)	Milan, Italy
Power Conversion Group:
High Voltage Power	Del High Voltage, Bertan High Voltage, DynaRad	Bertan High Voltage Corp.	Valhalla, NY Hicksville, NY (Until 2003)

DynaRad Corporation*

Electronic Systems & Components	RFI, Filtron, Sprague, Stanley	RFI Corporation	Bayshore, NY

*	Product lines previously manufactured and sold by DynaRad Corporation have been moved to other divisions within the Power Conversion Group and the Medical Systems Group. Accordingly, we are in the process of liquidating this subsidiary.

MEDICAL SYSTEMS GROUP

Our Medical Systems Group designs, manufactures, markets and sells medical imaging and diagnostic systems consisting of stationary and portable imaging systems, radiographic/fluoroscopic systems, dental imaging systems and mammography systems. Approximately 50 to 55% of this segment’s revenues are attributed to Villa Sistemi Medicali S.p.A., our Italian subsidiary.

Medical imaging systems of the types we manufacture use x-ray technology to produce images of matter beneath an opaque surface. An imaging system principally consists of a high voltage power supply, an x-ray tube and an image recording system, which is usually film. X-rays are generated as a result of high voltage being applied to the x-ray tube.

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The performance of the x-ray system, including image resolution, is directly linked to the precision performance of the high voltage power supply. The object to be imaged is placed between the x-ray tube and the film. X-rays, which are not reflected by opaque surfaces, pass through the object and expose the film. However, if the object is comprised of areas of varying densities or chemical compositions, x-rays will be absorbed in proportion to the density or chemical composition of the matter. As a result, the film will be exposed to a varying degree, thereby producing an image of the density or chemical variation within the object. For example, because bone has a greater density than the surrounding tissue in the body, x-rays can be used to produce an image of a skeleton. X-ray systems are differentiated by a number of key characteristics such as image resolution, accuracy, portability, size and cost. The design of an x-ray system requires complex engineering, which determines the performance factors required of the various system components.

This segment designs, manufactures, markets and sells medical imaging and diagnostic systems worldwide in the following markets:

Del Medical Systems Group Markets Served

Hospitals	Veterinary Clinics
Teaching Institutions	Chiropractic Clinics
Medical Clinics	Dental Offices
Private Practitioners	Military
National Buying Groups	Home Health Care Providers

Our medical imaging systems are sold under the Del, Villa, UNIVERSAL, and DynaRad brand names. The prices of our medical imaging systems range from approximately $9,000 to $150,000 per unit, depending on the complexity and flexibility of the system. The following is a description of our product lines in this segment:

PRODUCTS

General Radiographic System - For more than 100 years, conventional projection radiography has used film to capture X-ray images. Conventional technology requires that X-ray film be exposed and then chemically processed to create a visible image for diagnosis.

General Radiography represents approximately 35 - 55% of the Medical Systems Group’s revenues depending on the product mix within each period. We produce a broad line of conventional radiographic products used in outpatient facilities, as well as more sophisticated and expensive X-ray systems typically used in hospitals and clinics. For example, our high-end priced RadView system is designed to meet the broad requirements of a hospital or teaching university’s radiographic room, while our mid-range priced Del Medical and Villa Medical systems are suited more to the needs of smaller hospitals, outpatient clinics and private practitioners.

We also have a broad range of products serving medical practitioners, veterinarians and chiropractors through our well-recognized UNIVERSAL brand product line. These units are designed for durability, are space efficient, rugged and are priced more economically. Our UNIVERSAL medical products include a variety of configurations that can be constructed to best suit the needs of the desired work environment. Our UNIVERSAL VetTek veterinary line of products are designed with many of the same attributes as the medical line. Our UNIVERSAL chiropractic line, consisting of our ChiroEZ and Raymaster product, combine precision alignment and positioning with a versatile chiro imaging system.

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We also produce a full product line of high frequency medical x-ray generators which economically provide superior quality x-ray generation, resulting in lower patient dosage, extended tube life and less blurring due to patient motion when compared to single phase generators.

Radiographic/Fluoroscopic Systems - We produce a wide range of radiographic/ fluoroscopic, or R/F, systems able to perform complex x-ray analyses with contrast liquids for sequential images. Our Vision, Mercury and Symphony systems include tilting tables for the patient being x-rayed. These tables can be used easily with digital imaging systems. R/F systems are often used for diagnostic gastrointestinal procedures to image the progress of a radiopaque solution (typically barium) as it travels through the digestive tract.

Portable Medical X-Ray Systems - We sell portable x-ray equipment under our DynaRad brand HF-110A and PHANTOM systems, for the Military and Home Health Care Provider markets. Both of these portable systems utilize high frequency, microprocessor-controlled technology to produce consistent quality x-rays with the added advantages of being smaller, lighter in weight and more cost-effective than stationary x-ray systems.

Dental Systems - We produce a broad range of DC and AC powered intra-oral (commonly known as bite wing) x-ray systems. In addition, our Rotograph Plus and Strato-X systems are utilized to perform panoramic images for dental applications.

Mammography Systems - We currently resell two mammography units, the Sophie (principally within the U.S.), and the Melody (principally outside of the U.S.). Both units are manufactured by companies based in Europe. On the Sophie unit, we have exclusive rights to distribute that unit to independent distributors in the U.S., and the manufacturer may sell some units directly in the U.S. market as well. Although we have exclusive use of the “Melody” name, our supplier of this unit manufactures a similar product and sells it in several competing markets.

Marketing and Distribution: Our medical imaging systems are principally sold in the U.S. and other foreign countries by a network of over 200 distributors. Medical imaging systems distributors are supported by our regional managers, product line managers and technical support groups, who train distributor sales personnel and participate in customer calls. Technical support in the selection, use and maintenance of our products is provided to distributors and professionals by customer service representatives. We also maintain telephone hotlines to provide technical assistance to distributors and professionals during regular business hours. Additional product and distributor support is provided through participation in medical equipment exhibitions and trade advertising. We typically exhibit our products at annual conferences, including the Radiological Society of North American Conference in Chicago, the MEDICA Medical Conference in Düsseldorf, Germany and the European College of Radiology Conference in Vienna, Austria.

Our Medical Systems Group is not dependent on any one customer for more than ten percent of its revenues.

Competition: Based on industry data, we believe our Medical Systems Group is the largest supplier, measured by market share, to the independent distributors of radiographic equipment in North America. Our Medical Systems Group competes in two major segments of the highly competitive, world-wide conventional radiographic and R/F products marketplace. Our top-tier conventional radiographic and R/F

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products are sold through partnerships and alliances with multi-hospital buying networks, general purchasing organizations and major independent distributors. The three major competitors in this market segment are GE Medical Systems, a division of General Electric Company, Siemens Medical Solutions, a division of Siemens AG and Philips Medical Systems, a division of Koninklijke Philips Electronics N.V. These larger competitors primarily sell directly to large hospitals and teaching institutions and sell a broader range of products designed to outfit a hospital’s entire imaging requirements.

Our lower-tier conventional radiographic products compete with a number of smaller companies based primarily in the U.S. and Europe. Most of these companies sell through independent distributors and compete with us primarily on price, quality and performance. We believe that we can be differentiated from our competitors based on our combination of price, quality and performance, together with the strength and breadth of our independent distribution network.

The markets for our products are highly competitive and subject to technological change and evolving industry requirements and standards. We believe that these trends will continue into the foreseeable future. Some of our current and potential competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Although we believe that our products are more cost-effective than those of our primary competitors, certain competing products may have other advantages which may limit our market. There can be no assurance that continuing improvements in current or new competing products will not make them technically equivalent or superior to our products in addition to providing cost or other advantages. There can be no assurance that our current products, products under development or ability to introduce new products will enable us to compete effectively.

Product Development: It is generally accepted that digital radiography will become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images. In addition, there are substantial hurdles which need to be addressed in terms of transitioning radiology practices from the current analog environment to a digital environment. These ancillary issues include image storage and retrieval and record keeping. However, due to the high cost of this technology, many institutions have not yet transitioned to digital technology. In addition, there is uncertainty as to which technology system will be accepted as the industry-leading protocol for image digitization and communication.

Consequently, our current research and development spending is focused primarily on enhancing our existing conventional radiographic products while we study the developments in the digital marketplace. We believe these studies will help us to assure the investments we make in this area are appropriate. Spending for research and development for our Medical Systems Group was approximately $1.4 million, $1.6 million and $2.3 million during fiscal years 2002, 2001 and 2000, respectively. The decline from 2000 to 2001 was due to the termination of several development projects in our North American medical imaging businesses.

As industry standards become more established, we expect to increase our digital radiographic-related research and development expenditures to address the market opportunity.

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Government Regulation: Our medical imaging systems are medical devices and, therefore, are subject to regulation by the U.S. Food and Drug Administration and to regulation by foreign governmental authorities. We also are subject to state and local regulation. Regulatory requirements include registration as a manufacturer, compliance with established manufacturing practices, procedures and quality standards, strict requirements dealing with the safety, effectiveness and other properties of the products, conformance with applicable industry standards, product traceability, adverse event reporting, distribution, record keeping, reporting, compliance with advertising and packaging standards, labeling, and radiation emitting qualities of these products. Failure to comply can result in, among other things, the imposition of fines, criminal prosecution, recall and seizure of products, injunctions restricting or precluding production or distribution, the denial of new product approvals and the withdrawal of existing product approvals.

Food and Drug Administration’s Premarket Clearance and Approval Requirements

In the U.S., medical devices are classified into three different categories over which the FDA applies increasing levels of regulation: Class I, Class II, and Class III. The FDA has classified all of our products as Class II devices. Before a new device Class II can be introduced into the U.S. market, the manufacturer must obtain FDA clearance or approval through either premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or a premarket approval under Section 515 of that Act, unless the product is otherwise exempt from the requirements.

A Section 510(k) premarket notification must contain information supporting the claim of substantial equivalence, which may include laboratory results or the results of clinical studies. Following submission of a 510(k) application, a manufacturer may not market the device until the FDA finds the product is substantially equivalent for a specific or general intended use. FDA clearance generally takes from four to twelve months, may take longer, and there is no assurance the FDA will ultimately grant a clearance. The FDA may determine that a device is not substantially equivalent and may require submission and approval of a premarket approval application, or require further information before it is able to make a determination regarding substantial equivalence.

After a device receives 510(k) clearance, any modification made to the device requires the manufacturer to determine whether the modification could significantly affect its safety or effectiveness. If it does not, the manufacturer’s decision must be documented. If the modification could significantly affect the device’s safety and effectiveness, then the modification requires at least a new 510(k) clearance or, in some instances, could require a premarket approval. The FDA requires each manufacturer to make this determination, but the FDA can review any manufacturer’s decision. If the FDA disagrees with a manufacturer’s decision, the agency may retroactively require the manufacturer to seek 510(k) clearance or premarket approval. The FDA also can require the manufacturer to cease marketing the modified device or recall the modified device (or both) until 510(k) clearance or premarket approval is obtained. We have made minor modifications to our products and, using the guidelines established by the FDA, have determined that these modifications do not require us to file new 510(k) submissions. If the FDA disagrees with our determinations, we may not be able to sell one or more of our products until the FDA has cleared new 510(k) submissions for these modifications.

All of our products to date have met the appropriate FDA requirement for marketing, either being exempt from submission or through 510(k) clearance. We continuously evaluate our products for any required new submission for changes or modifications.

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Pervasive and Continuing Food and Drug Administration Regulation

Numerous FDA regulatory requirements apply to our products as well as to components manufactured by some of our suppliers. These requirements include:

•	the FDA’s quality system regulation which requires manufacturers to create, implement and follow numerous design, testing, control, documentation and other quality procedures; and
•	medical device reporting regulations, which require that manufacturers report to the FDA some types of adverse and other events involving their products.

Class II devices may also be subject to special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines that may not apply to Class I devices. Our products are currently subject to FDA guidelines for 510(k) cleared devices and are not subject to any other form of special controls. We believe we are in compliance with the applicable FDA guidelines, but we could be required to change our compliance activities or be subject to other special controls if the FDA changes its existing regulations or adopts new requirements.

We and some of our suppliers are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that either we or a supplier have failed to adequately comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as: fines, injunctions and civil penalties; recall or seizure of our products; the imposition of operating restrictions, partial suspension or total shutdown of production; the refusal of our requests for 510(k) clearance or premarket approval of new products; the withdrawal of 510(k) clearance or premarket approval already granted; and criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Other Federal and State Regulations

As a participant in the health care industry, we are subject to extensive and frequently changing regulation under many other laws administered by governmental entities at the federal, state and local levels, some of which are, and others of which may be, applicable to our business. For example, our facility is also licensed as a medical product manufacturing site by the state of Illinois and is subject to periodic state regulatory inspections. Our health care service provider customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

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Foreign Government Regulation

Our products are also regulated outside the U.S. as medical devices by foreign governmental agencies, similar to the FDA, and are subject to regulatory requirements, similar to the FDA’s, in the countries in which we plan to sell our products. We work with our foreign distributors to obtain the foreign regulatory approvals necessary to market our products outside of the U.S.. In certain foreign markets, it may be necessary or advantageous to obtain ISO 9001 certification, which is analogous to compliance with the FDA’s Good Manufacturing Practices requirements. We have obtained ISO 9001 certification for all of our medical systems manufacturing facilities. The time and cost required to obtain market authorization from other countries and the requirements for licensing a product in another country may differ significantly from FDA requirements.

No assurance can be given that the FDA or foreign regulatory agencies will give the requisite approvals or clearances for any of our medical imaging systems and other products under development on a timely basis, if at all. Moreover, after clearance is given, both in the case of our existing products and any future products, these agencies can later withdraw the clearance or require us to change the system or our manufacturing process or labeling, to supply additional proof of its safety and effectiveness, or to withdraw, recall, repair, replace or refund the cost of the medical system, if it is shown to be hazardous or defective.

POWER CONVERSION GROUP

Our Power Conversion Group designs and manufactures high voltage power conversion systems and electronic noise suppression components for a variety of applications. These products are utilized by OEMs who build systems that are used in a broad range of markets. Our products are sold under the following industry brands: Del High Voltage, Bertan High Voltage, DynaRad, RFI, Filtron, Sprague and Stanley. This segment has two divisions: High Voltage Power and Electronic Systems and Components.

Our high voltage power division represented approximately 70% and 55% of our Power Conversion Group segment’s revenues during fiscal year 2002 and the first quarter of 2003 respectively. Our high voltage systems are offered in standard or custom designed configurations, primarily for security, medical, scientific, military and industrial OEM applications. Output voltages from 500V to 200kV, and power from 1W to 90kW are available in modular, bench-top and rack-mount configurations. High voltage power conversion systems transform commercially available AC power into very stable, high voltage DC power, tailored for a wide range of sophisticated electronic devices including explosive detection, medical equipment and linear accelerators. In these applications, slight variations in the high voltage source would significantly degrade the performance of the system.

Our electronics systems and components division designs and manufactures key electronic components such as transformers, noise suppression filters and high voltage capacitors for use in precision regulated high voltage applications. Noise suppression filters and components are used to help isolate and reduce the electromagnetic interference (commonly referred to as “noise”) among the different components in a system sharing the same power source. Examples of systems that use our noise suppression products include aviation electronics, mobile and land-based telecommunication systems and missile guidance systems.

The Power Conversion Group provides subsystems and components which are used in the manufacture of products for security, medical, military and industrial applications as follows:

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Del Power Conversion Group Markets Served

High Voltage Power Division

Security	Analytical Instrumentation
Airport Explosive Detection Systems	Mass Spectrometry
Explosive Trace Detection	Capillary Electrophoresis
X-Ray Baggage Inspection	Spectroscopy
Medical	X-Ray Diffraction
Radiation Oncology	Semiconductor
CT Scanning	Ion Implantation
MRI	Mask Repair
Bone Densitometry	E-Beam Lithography
PET Scanning	X-Ray Inspection
Blood Analysis	High Powered E-Beam
Laser/Military	Machining
CRT Display	Sterilization
Radar	Non Destructive Testing
Food Inspection
PC Board Inspection
Structural Inspection

Electronics Systems & Components Division

Military	Industrial
Guidance & Weapons Systems	Induction Heating
Communications	Automotive
Commercial	Capital Equipment
Power Systems	Medical
Telecommunications	Radiation Oncology
Satellite	MRI
Meteorological

Security Applications - We currently provide a substantial majority of the high voltage power supplies to the two certified OEMs serving the Explosive Detection Systems (EDS) market.

The Security Market is comprised of three components: Explosive Detection Systems, Explosive Trace Detection and X-Ray Baggage Inspection. Explosive Detection Systems (EDS) refers to the FAA-approved, CT-based (commonly known as CAT scan), baggage inspection equipment used in airports for the automatic detection of explosives in checked baggage. The Explosive Trace Detection (ETD) market segment includes machines used in airports to detect vapors and residues of explosives on luggage and parcels. ETD machines are less expensive and take up much less room than EDS machines do, but they are less sensitive and less accurate in detecting explosive materials.

The X-Ray Inspection market consists of various types of technologies used in the inspection of aircraft carry-on and check-in baggage, as well as cargo and freight. Areas of use for X-Ray Inspection Equipment include airports, corporate buildings, cruise ships, currency printers, customs, embassies, entertainment, government buildings, hazardous materials, jails, mail rooms, schools and transportation.

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On November 19, 2001, Congress passed the Aviation and Transportation Security Act. The legislation highlights the importance of baggage inspection equipment used to increase airport security. Specifically, it mandated that by December 31, 2002, 100 percent of checked baggage at all the nation’s airports must be screened for explosives. In May 2002, the U.S. Department of Transportation announced that meeting the Transportation Security Act's requirements would necessitate the purchase of 1,100 new EDS machines and 4,700 new explosive trace detection (ETD) machines. It is expected that the demand for EDS machines will continue to increase and that the TSA will purchase an additional 900-1000 EDS machines in 2003 and continue to purchase at a rate of 1000 machines per year through 2010.

In addition to the increased demand in the U.S. there has also been an increased focus on aviation security outside the U.S. This demand is expected to continue to grow as more countries around the world attempt to reduce the terroristic threats associated with commercial flying.

Two companies, InVision Technologies and L3 Communications, are currently the only certified equipment manufacturers for EDS equipment, and we are the preferred supplier of high voltage power supplies to both of them. In addition to serving the EDS market, we have built prototype products for both the ETD and X-Ray Baggage Inspection markets.

Medical Applications - Our high voltage power supplies deliver precisely regulated output power while operating over a very wide range of temperatures, altitudes, humidity, shock and vibration conditions. We have designed power supplies that deliver power over a range from several watts up to 60 kilowatts with output voltage ranging from hundreds of volts up to several hundred thousand volts. Operating frequencies range from 60 hertz up to 100 kilohertz. These subsystems are used in CAT scans, magnetic resonance imaging (MRI), bone densitometry, radiography, blood analysis, laser surgery, nuclear medicine and positron emission tomography (PET) scanning.

Military Applications - Through our relationships with many of the federal government’s top defense suppliers such as Raytheon, Boeing, Lockheed Martin and Northrop Grumman, we supply high voltage subsystems and electronic components for various classified and unclassified programs including radar systems, guidance systems, weapons systems and communication electronics.

Industrial Applications -Our high voltage power subsystems are used in many leading-edge high technology scientific and industrial applications by OEMs, universities and private research laboratories. Some industrial applications using high voltage subsystems include DNA sequencing, molecular analysis, printed circuit board inspection, structural inspection, food and mail sterilization and ion implantation in semiconductor capital equipment.

Marketing, Sales and Distribution: We market our Power Conversion Group products through in-house sales personnel, independent sales representatives in the U.S. and international agents in Europe, Asia, the Middle East, Canada, Australia and South Africa. Our sales representatives are compensated primarily on a commission basis and the international agents are compensated either on a commission basis or act as independent distributors. Our marketing efforts emphasize our ability to custom engineer products to optimal performance specifications. We emphasize team selling where our sales representatives, engineers and management personnel all work together to market our products. We also market our products through catalogs and trade journals and participation in industry shows.

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During the first six months of fiscal year 2003, sales to InVision Technologies Inc. and Analogic Corp. were each in excess of 10% of this segment’s sales. Analogic supplies equipment to L-3 Communications. InVision and L-3 are the only FAA-certified equipment manufacturers for EDS equipment and we are a preferred supplier of high voltage power supplies to both of them. Historically, our Power Conversion Group has not been dependent on any one customer for more than ten percent of its sales and we do not expect this to be a common occurrence in the future.

Competition: Our Power Conversion Group competes primarily with less than 10 small, privately owned suppliers of high voltage power supplies and electronic systems and components. Excluding the OEMs that manufacture their own components, based on market intelligence we have gathered, we believe that we are among the top two in market share in supplying these products.

The markets for our products are highly competitive and subject to technological change and evolving industry requirements and standards. We believe that these trends will continue into the foreseeable future. Some of our current and potential competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Although we believe that our products are more cost-effective than those of our primary competitors, certain competing products may have other advantages which may limit our market. There can be no assurance that continuing improvements in current or new products will not make them technically equivalent or superior to our products in addition to providing cost or other advantages. There can be no assurance that our current products, products under development or our ability to introduce new products will enable us to compete effectively.

Product Development: We have an ongoing research and development program in our Power Conversion Group. Our technical and scientific employees are generally employed in engineering departments at our business units, and split their time, depending on business mix and their own technical background, between supporting existing production and development and research efforts for new product variations or new customer specifications. We develop certain new products as standard products for the industry at large after we have evaluated their potential. These products include standardized high voltage, high frequency rack mounted power supplies and associated modules for use as precision test equipment by industrial laboratories, universities and research facilities. Research and development spending for the Power Conversion Group was $1.5 million, $1.3 million and $2.1 million in fiscal years 2002, 2001 and 2000, respectively.

Government Regulation: We are subject to various U.S. government guidelines and regulations relating to the qualification of our non-medical products for inclusion in Government Qualified Product Lists in order to be eligible to receive purchase orders from a government agency or for inclusion of a product in a system which will ultimately be used by a governmental agency. We have had many years of experience in designing, testing and qualifying our products for sale to governmental agencies. Certain government contracts are subject to cancellation rights. We have experienced no material termination of any government contract and are not aware of any pending terminations of government contracts.

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In March 2002, RFI Corporation, our Electronic Systems and Components subsidiary, was served a subpoena in connection with an investigation by the DOD. See “Legal Proceedings.”

BACKLOG

Our backlog at August 3, 2002 was approximately $32 million. Substantially all of the backlog should result in shipments within the next 12 months. Backlog at July 29, 2001 was approximately $34 million. The year to year decline in backlog was principally in our Power Conversion Group, mostly resulting from a change in our method of recording blanket purchase orders. In the past, we had included the entire blanket purchase order in backlog. In order to better plan for unexpected changes in certain blanket orders, we now only record releases against purchase orders of this nature. This change in methodology reduced backlog by approximately $3 million.

Our backlog at November 2, 2002 was approximately $30 million. The reduction in backlog from August 3, 2002 was mostly due to the Power Conversion Group’s shipments of large EDS orders in the first quarter of fiscal 2003, offset by an increase in backlog at our Medical Systems Group. The backlog at February 1, 2003 was approximately $28 million. The decline in backlog from November 2, 2002 was mostly attributable to continued shipments of EDS orders in the Power Conversion Group, again offset by an increase in the backlog at our Medical Systems Group.

During the first two quarters of fiscal 2003, the backlog at our Power Conversion Group was also affected by the rate of incoming new orders. In the first quarter of fiscal 2003, incoming orders in our Power Conversion Group were approximately 20% lower than in the first quarter of fiscal 2002. In the second quarter of fiscal 2003, incoming orders in our Power Conversion Group were ahead of the prior year’s second quarter. For the six months ended February 1, 2003, the incoming orders in our Power Conversion Group are down approximately 3% versus the similar period in fiscal 2002.

EMPLOYEES

As of November 3, 2002, we had approximately 540 employees. We believe that our employee relations are good. None of our approximately 400 U.S. based employees are represented by a labor union.

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FACILITIES

The following is a list of our principal properties, classified by segment and subsidiary:

	Location	Approx. Floor Area in Sq. Ft.	Principal Uses	Owned/Leased (Expiration Date If Leased)
Medical Systems Group:
Del Medical Imaging Corp.	Franklin Park, IL	68,000	Design and manufacturing	Leased (2005)

Villa Sistemi Medicali S.p.A.	Milan, Italy	67,000	Design and manufacturing	Leased (2011)	(1)

Power Conversion Group:
Corporate and Del High Voltage division	Valhalla, NY	44,000	Corporate headquarters, design and manufacturing	Leased (2006)

RFI Corporation	Bayshore, NY	55,000	Design and manufacturing	Owned

Bertan	Hicksville, NY	38,000	Design and manufacturing	Leased (2004)	(2)

(1)	We have the option to purchase this property at the conclusion of this lease.

(2)	We intend to close this facility and move its production to our Valhalla plant.

We believe that our current facilities are sufficient for our present requirements. Our U.S. credit facility with Transamerica is secured by a mortgage on RFI’s property.

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LEGAL PROCEEDINGS

Securities and Exchange Commission Investigation - On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate our previously issued financial statements. We have provided numerous documents to and continue to cooperate fully with the SEC.

We have reached an agreement in principle with the Staff of the SEC to settle the SEC’s claims against us. The settlement will include a penalty of up to $400,000, and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities laws. The proposed settlement may be subject to, among other things, any further restatement of our historical financial statements or other material adjustments. Management is not aware of any necessary restatements required with respect to the financial statements included elsewhere in this prospectus. In addition, the proposed settlement will require approval by the Commission and by the D.C. District Court. We can give no assurance this settlement will be approved by either the Commission or the D.C. District Court.

Although we have not reached a binding agreement with the SEC on this settlement, management believes that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, we have recorded a charge in the fourth quarter of fiscal year 2002 related to this agreement in principle with the SEC, plus associated legal costs.

Department of Defense Investigation - On March 8, 2002, RFI Corporation, our subsidiary and part of the Power Conversion Group segment, was served with a subpoena by the U.S. Attorney for the Eastern District of New York in connection with an investigation by the DOD. RFI supplies noise suppression filters for communications and defense applications. We are fully cooperating with this investigation, and have retained special counsel on this matter. Management cannot predict the duration of such investigation or its potential outcome.

Litigation Related to Former Chief Executive Officer - On March 2, 2001, the employment of the former CEO was terminated. In February 2002, we filed a lawsuit against our former CEO in the N. Y. District Court, seeking damages in excess of $15 million, alleging fraudulent and other wrongful acts, including securities law violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement.

Our former CEO answered our complaint and counterclaimed for damages based on the termination of his employment by us, pursuant to his then current employment agreement and brought third party claims against certain directors and officers. These third party claims by the former CEO were dismissed on October 18, 2002. The former CEO is seeking damages from us in excess of $500,000. There can be no assurance that we will be successful in our claims against our former CEO, or even if we are successful, due to the former CEO’s financial condition and competing claims and/or fines and penalties that may be imposed, there can be no assurance that we will ever recover any damages from the former CEO.

Class Action Litigation - A consolidated class action complaint against us, certain of our former officers and certain of our current and former directors and auditors was filed on February 16, 2001 in the N.Y. District Court by certain of our shareholders. The complaint

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alleged violations of the federal securities laws and sought to recover damages on behalf of all purchasers of our common stock during the class period November 6, 1997, to November 6, 2000. The complaint sought rescission of the purchase of shares of our Common Stock or alternatively, unspecified compensatory damages, along with costs and expenses including attorney’s fees.

On July 26, 2001, we reached an agreement in principle with certain other defendants to settle the complaint. Under the terms of the settlement, we issued to the plaintiffs: (i) $2 million subordinated notes due five years from the date of issuance with interest in arrears accrued at 6% per annum; (ii) 2.5 million shares of our Common Stock; and, (iii) 1 million warrants to purchase our Common Stock at $2 per share. The warrants are callable by us at $0.25 per share if our stock trades at a price in excess of $4 for 10 days or more. This settlement was approved by the U.S. District Court for the Southern District of New York on January 29, 2002. The warrants will be exercisable upon the effectiveness of this registration statement of which this prospectus is a part.

When the court approved the class action settlement on January 29, 2002, and opportunities for appeal expired on March 21, 2002, all uncertainty regarding the final value of the securities issued by us in the settlement was eliminated. Therefore, in the third quarter of fiscal year 2002, the Company recognized an additional charge of approximately $7,050,000 related to the increase in the value of securities issued.

Other Legal Matters - We are a defendant in several other legal actions arising from the normal course of business. Management believes we have meritorious defenses to such actions and that the outcomes will not be material to our consolidated financial statements.

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MANAGEMENT

The following table sets forth the names, ages and principal positions of our executive officers, directors and key employees:

Name	Age	Position

Samuel E. Park (1)	60	Chief Executive Officer, President and Director

Thomas V. Gilboy	48	Chief Financial Officer, Treasurer and Secretary

Edward Ferris	46	Senior Vice President, Corporate and Organizational Development

Daniel J. Pisano	56	President, Power Conversion Group

Walter Schneider	67	President, Medical Systems Group

Edgar J. Smith, Jr.(2)	68	Director

David Michael (3)	65	Director

James M. Tiernan (1)(2)(3)	78	Director

(1)	Member of the Special Subcommittee
(2)	Member of the Stock Option and Compensation Committee
(3)	Member of the Audit Committee

All of our directors will serve until our next annual shareholders meeting or until their respective successors are duly elected and qualified. Set forth below is certain information with respect to each of our directors and each of our other executive officers.

Samuel E. Park has been our Chief Executive Officer and President from May 2001 to the present. Prior to joining us, Mr. Park was President and Founder of the Hibernian Consulting Group, which specialized in helping clients increase the value of their companies. For the prior three years, he was President-Americas, Process Equipment Division, of United Utilities Ltd. U.K., serving the water and wastewater equipment markets worldwide. From 1991 through 1995, Mr. Park was President of Leeds and Northrup (a unit of General Signal), an international manufacturer of high technology electronic instrumentations, sensors and complex large-scale process control systems. Prior to that, Mr. Park held various manufacturing executive positions with both General Electric Company and General Signal Corporation.

Thomas V. Gilboy became our Chief Financial Officer, Treasurer and Secretary on February 28, 2001. From 2000 to 2001, Mr. Gilboy was Chief Financial Officer of Microwave Power Devices Inc., a supplier of signal amplification equipment for military and commercial wireless infrastructure applications. For the prior 3 years, Mr. Gilboy had provided certain consulting services (including sometimes acting as Chief

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Financial Officer) to troubled public and private companies, including Hanover Direct, Inc., New Colt Holdings Inc., and DeVlieg-Bullard Corp. From 1996 to 1998, Mr. Gilboy was Chief Financial Officer of PureTec Corp., an international plastics company.

Edward Ferris was hired in July 2002 as Senior Vice President, Corporate and Organizational Development. From 1996 until he joined us, he was President of Plus Ultra, Inc., consultants in business and organizational strategy, and former consultants to us.

Daniel J. Pisano was hired in July 2001 as President, Del Power Conversion Group. Prior to joining us, he was President of Dynamic Marketing Corp. a provider of retail marketing services. From 1998 to 2000, he was President of Roper Scientific, Inc., a division of Roper Industries Inc. and a manufacturer of digital cameras.

Walter Schneider joined us in September 2000 and was appointed President of Del Medical Systems Group and Villa Sistemi Medicali S.p.A. in April 2002. From 1985 to 1999, he was President of the Bennett Division of Thermo Electron Co., a manufacturer of general purpose radiology equipment.

Edgar J. Smith, Jr. has served as director since December 2002. He was Vice President, General Counsel and Secretary of Witco Corporation from 1998 until his retirement in 1999. Previously Mr. Smith had been Vice President, General Counsel and Secretary of General Signal Corporation for 12 years and had been with General Signal Corporation for more than 30 years. Mr. Smith is also a director of Tannehill Industries, Inc., a private company.

David Michael has served as a director since 1985. He is President of David Michael & Co., PC and is a Certified Public Accountant. Mr. Michael is also a director of FRMO Corp. and MFC Development Corp. Mr. Michael was the subject of a consent decree with the SEC in April 1999, pursuant to which Mr. Michael was denied the privilege of appearing or practicing before the SEC as an accountant. On October 30, 2002, Del was informed that Mr. Michael had received a “Wells Notice” from the Staff of the SEC indicating that the Staff is considering whether or not to recommend the filing of a civil proceeding against Mr. Michael.

James M. Tiernan has served as a director since 1985, at which time he retired as Divisional Executive and Vice President of The Chase Manhattan Bank, New York, NY.

Director Compensation

Our directors receive $25,000 per year for their services as directors. Historically, we have paid our Chairman of the Board and our Chairman of the Audit Committee $75,000 and $12,500, respectively, as additional amounts for their services in such capacities. We currently have no directors who hold these positions. Our non-employee directors are also eligible to receive stock options under our stock option plan. There were no options granted to our non-employee directors during fiscal year 2002. Directors who are our employees do not receive any compensation for their services as directors. Accordingly, Mr. Park is not compensated for serving as a director.

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EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation of Samuel E. Park, our Chief Executive Officer, and our other four most highly compensated executive officers during our fiscal years ended August 3, 2002, July 28, 2001 and July 29, 2000.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-term Compensation

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options		All Other Compensation ($)

Samuel E. Park	2002		$353,901	$220,500	$23,484	$50,000	(4)	—
Chief Executive Officer	2001	(3)	80,769	50,000	13,703	250,000	(5)	—

Thomas V. Gilboy	2002		187,924	80,000	—	15,000	(4)	—
Chief Financial Officer	2001	(6)	72,346	15,000	—	50,000	(5)	—

Edward Ferris	2002	(7)	11,638	6,667	3,007	—		—
Senior Vice President, Corporate and Organizational Development

Daniel J. Pisano	2002		227,758	88,000	—	54,000	(4)(8)	—
President, Power	2001	(9)	7,692	4,000	—			—
Conversion Group

Walter Schneider Schneider	2002		203,462	88,000	12,253	36,000	(4)	—
President, Medical	2001	(10)	125,000	36,000	—	60,000	(5)(11)	—
Systems Group

Leonard Trugman	2001	(12)	249,693	100,000	—	—		—
	2000		351,775	200,000	—	50,000	(14)	914,078	(15)

David Engel	2001	(16)	85,795	—	—	—		—
	2000		162,500	85,000	—	20,000	(14)	10,697	(15)

(1)	The figures reported in the bonus column represent amounts earned and accrued for each year.
(2)	The other annual compensation represents payments on behalf of Mr. Park, Mr. Ferris and Mr. Schneider for company apartments for their use. For Mr. Park, the fiscal year 2002 amount also includes an automobile allowance of $908. The aggregate amount of any perquisites or other personal benefits for other executive officers was less than $50,000 or 10% of the total annual salary and bonus and is not included in the above table.
(3)	Mr. Park was hired as our Chief Executive Officer on May 1, 2001, with an annual base salary of $350,000.
(4)	Consists of nonqualified stock options granted on October 17, 2001. Such stock options become exercisable immediately with an exercise price of $1.80. They are exercisable through October 16, 2011.
(5)	Consists of nonqualified stock options granted on April 23, 2001. Such stock options became exercisable 25% on the date of grant and 25% each year thereafter with an exercise price of $1.00, except with respect to Mr. Park. Mr. Park’s options became exercisable 40% on the date of grant and 20% each year thereafter with an exercise price of $1.00. They are exercisable through April 22, 2011.
(6)	Mr. Gilboy was hired as our Chief Financial Officer on February 28, 2001, at an annual base salary of $180,000.
(7)	Mr. Ferris was hired as Senior Vice President, Corporate and Organizational Development on July 1, 2002, at an annual base salary of $200,000.
(8)	Consists of nonqualified stock options granted on August 3, 2001. Such stock options become exercisable in increments of 25% per year with an exercise price of $1.15. They are exercisable through August 2, 2011.

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(9)	Mr. Pisano was hired as President, Power Conversion Group on July 11, 2001 at an annual base salary of $200,000.
(10)	Mr. Schneider was hired on September 18, 2000 and was appointed as President, Medical Systems Group on April 22, 2002, with an annual base salary of $220,000. The compensation for fiscal year 2001 includes amounts paid to Mr. Schneider prior to the time he became our executive officer.
(11)	Consists of nonqualified stock options granted on September 19, 2000. Such options become exercisable 25% each year with an exercise price of $8.63. They are exercisable through September 18, 2015.
(12)	Mr. Trugman was our Chief Executive Officer until February 26, 2001 with an annual base salary of $369,364.
(13)	For Mr. Trugman, the bonus amount included deferred compensation in the amount of $100,000 for each of 2001 and 2000, respectively.
(14)	Consists of nonqualified stock options granted on October 22, 1999. Such options became exercisable 25% per year with an exercise price of $7.50. These options were canceled on January 30, 2001 with respect to Mr. Engel and February 26, 2001 with respect to Mr. Trugman.
(15)	Earnings related to exercise of nonqualified stock options.
(16)	Mr. Engel was President of Del Medical Systems until January 31, 2001 with an annual base salary of $167,502.

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OPTION GRANTS IN THE LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees In Fiscal Year 2002	Exercise Price ($)(Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term

						5% ($)(1)	10% ($)(1)

Samuel E. Park	50,000	(2)	30%	$1.80	10/16/2011	$56,601	$143,437
Thomas V. Gilboy	15,000	(2)	9%	$1.80	10/16/2011	16,980	43,031
Daniel J. Pisano	50,000	(3)	30%	$1.15	08/2/2011	36,161	91,640
Daniel J. Pisano	4,000	(2)	2%	$1.80	10/16/2011	4,528	11,475
Walter Schneider	36,000	(2)	22%	$1.80	10/16/2011	40,752	103,275

(1)	Fair market value of stock on grant date compounded annually at rate shown in column heading, for the option term, less exercise price.

(2)	These stock options were granted on October 17, 2001 and vested immediately.

(3)	These stock options were granted on August 3, 2001 and vest in increments of 25% per year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Samuel E. Park	—	—	200,000	100,000	$390,000	$215,000
Thomas V. Gilboy	—	—	40,000	25,000	74,000	53,750
Edward Ferris	—	—	—	—	—	—
Daniel J. Pisano	—	—	29,000	25,000	55,400	50,000
Walter Schneider	—	—	63,500	32,500	102,350	53,750

(1)	Difference between the fair market value of the underlying common stock ($3.15) and the exercise price for in-the-money options on August 3, 2002.

Employment Agreements

We entered into an employment agreement with Samuel E. Park, effective as of May 1, 2001, which agreement expires on April 30, 2004, unless earlier terminated by Mr. Park or us. Pursuant to his employment agreement, Mr. Park serves as our President and Chief Executive Officer at an annual salary of $350,000. Each year after his first year of employment, his annual salary shall equal $350,000 times the greater of (i) the yearly percentage increase in the Consumer Price Index, as defined, or (ii) five percent (5%). In addition, Mr. Park is entitled to receive an annual performance bonus based upon target goals set by the Board of Directors. If Mr. Park attains 100% of the target goals, his bonus payment shall equal sixty percent (60%) of his then current salary. If in any year Mr. Park exceeds or fails to attain 100% of target performance, the Board of Directors shall have discretion to adjust his bonus payments accordingly. Mr. Park may elect to defer a portion of his bonus payments to a deferred compensation account until age 65.

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Throughout his employment term, Mr. Park is entitled to five (5) weeks of paid vacation time, reimbursement of his reasonable business and travel expenses and the use of a company automobile. Mr. Park is also entitled to the use of a corporate apartment. Mr. Park may participate in any pension, profit sharing, group insurance and such other benefit plans as are made available to our executives generally. In addition, we have agreed to maintain a life insurance policy, in an amount equal to three (3) times Mr. Park’s salary, which policy is payable, less any amounts paid by our group insurance plan, to Mr. Park’s estate or his designated beneficiaries upon his death. Mr. Park’s employment agreement also contains confidentiality and non-competition provisions with a restrictive period of one (1) year following termination of his employment agreement.

If we terminate Mr. Park’s agreement for cause, as defined in his employment agreement, or Mr. Park leaves his employment, we are obligated to pay Mr. Park’s salary through the end of the month in which such termination occurs. If we terminate Mr. Park’s agreement other than for cause, Mr. Park is entitled to receive his salary and bonus for the remainder of his employment term. In the event of his total disability, as defined in his employment agreement, Mr. Park will continue to receive his salary for the remainder of his employment term. In the event of Mr. Park’s death, we are obligated to pay Mr. Park’s salary to his estate or designated beneficiaries for a period of twelve (12) months following his death. In all events of termination, except by us other than for cause, Mr. Park is entitled to receive his bonus for such year pro-rated for those months during which we employed him. In all events of termination, except by us other than for cause, we are obligated to pay Mr. Park all amounts in his deferred compensation account, plus accrued interest, dividends and gains.

Upon a change of control, as defined in his employment agreement, (i) all outstanding unexercised options held by Mr. Park shall immediately vest and become exercisable and (ii) we are obligated to pay Mr. Park an amount equal to three (3) times his then current salary plus the annual bonus declared for the immediately preceding year (inclusive of any amounts of deferred compensation).

In addition, at a Board meeting in December 2002, our Board agreed to amend Mr. Park’s employment agreement to provide, in the event of a change of control payment, for a gross-up payment equal to the total amount of all taxes imposed on the change of control payments. This amount could be significant. See “Risk Factors - Payments required under certain change of control agreements with our executives could unduly burden our Company.”

Change of Control Agreements

On October 28, 2002 we executed new change of control agreements to replace existing agreements with the following executive officers: Thomas V. Gilboy, Walter Schneider, Daniel J. Pisano and Edward Ferris. A form of the newly-adopted change of control agreement is attached as an exhibit to our Annual Report on Form 10-K for the year ended August 3, 2002. The following summary of certain provisions of the change of control agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreements. The terms of the new change of control agreements provide that, in the event of a change in control that results in the termination of the executive’s employment, we are obligated to pay to the executive two (2) times the sum of (i) the executive’s base salary, plus (ii) any bonus payable for the year immediately preceding the termination (or if no bonus was declared, the target bonus for the year of the termination), plus (iii) any amount credited to the executive as deferred compensation for the year immediately preceding the termination.

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In addition, in the event of a termination following a change of control, we are obligated to pay to the executive an amount equal to the executive’s unvested balances in our profit sharing plan and 401(k) plan. These change of control payments are conditioned upon the execution of a mutual release of claims, and must be made as soon as practicable (but no more than five (5) days) following the executive’s termination.

Upon a change of control termination, we are obligated to pay to the executive an amount equal to the executive’s unused vacation days and a pro-rata portion of the executive’s accrued but unpaid target bonus for the year in which the termination occurs. In addition, upon a change of control termination, the executive may participate in our hospitalization, group health benefit and disability plans for eighteen (18) months from the date of the termination. If our plans do not allow such participation, we are obligated to reimburse the executive for the cost of equivalent coverage.

If the payments to be received by an executive under a change of control agreement, together with any other perquisites or payments, are subject to excise taxes, we are obligated to make a gross-up payment equal to the total amount of all taxes imposed on the change of control payments, including income and excise taxes imposed on the gross-up payment. This amount could be significant. See “Risk Factors - Payments required under certain Change of Control agreements with our executives could unduly burden our Company.”

The termination of an executive’s employment shall be deemed a change of control termination if such employment is terminated by us within twenty-four (24) months after a change of control, or the executive voluntarily terminates his employment, within twenty-four (24) months of a change of control, due to a decrease in the executive’s salary, bonus or benefits, or if we have substantially changed the executive’s duties, moved his work location by more than forty (40) miles or our principal business location has substantially changed.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2002, the Compensation Committee of our Board of Directors was comprised of James Tiernan and Roger Winston. Prior to the resignation of Mr. Winston in November 2002, he also served as Chairman of our Board of Directors. Mr. Winston’s wife is the Chief Executive and one of the owners of Battalia Winston International Inc., an executive recruiting firm to which we paid fees during fiscal year 2002. See “Certain Relationships and Related Transactions.”

Stock Option and Stock Purchase Plans

Our Stock Option Plan

We amended and restated our stock option plan as of December 14, 2000. The amendment in December 2000 provided that any options expiring while our shares are suspended from trading on the NASDAQ Stock Market will be subject to an extension of six months from the earlier of the date trading resumes on a nationally recognized exchange or the filing of our Form 10-K for the year ended July 29, 2000. We have not filed and do not contemplate filing a Form 10-K for fiscal year 2000. Therefore, for this amendment of the stock option plan, the relevant extension will be six months from the resumption of listing or quoting.

The plan will expire on December 31, 2009 unless it is earlier terminated. The following summary of certain provisions of the Option Plan does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the Option Plan, a copy of

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which is attached as an exhibit to our Annual Report on Form 10-K for the year ended August 3, 2002. The Option Plan provides for the grant of incentive stock options and non-qualified stock options to our executive officers, directors, employees and consultants.

A committee designated by our Board of Directors administers the Option Plan. Among other things, the Committee: (i) determines participants to whom options may be granted and the number of shares to be granted pursuant to each option, based upon the recommendation of our Chief Executive Officer; (ii) determines the terms and conditions of any option under the Option Plan, including whether options shall be incentive stock options, within the meaning of Section 422 of the Code, or non-qualified stock options; (iii) may vary the vesting schedule of options; and (iv) may suspend, terminate or modify the Option Plan. The Board of Directors determines all option grants to our Chief Executive Officer.

Under the Option Plan, incentive stock options have an exercise price equal to their fair market value as of the grant date and, unless earlier terminated, are exercisable for a period of ten (10) years from the grant date. Non-qualified stock options may have an exercise price that is less than, equal to or more than the fair market value on the grant date and, unless earlier terminated, are exercisable for a period of up to fifteen (15) years from their grant date.

Subject to amendment by the Committee, options granted under the Option Plan vest up to 25% on an annual basis, beginning on the first anniversary of the grant date, and may vest up to 100% on the fourth anniversary of the grant date.

The Option Plan authorizes the issuance of options to purchase an aggregate of 3,874,293 shares of our common stock, as adjusted by the Committee, in its discretion, to reflect certain changes in our capitalization. As of August 3, 2002, an aggregate of 253,160 shares were available for issuance on options to be granted under the Option Plan. As of August 3, 2002, options to purchase an aggregate of 1,990,055 shares were outstanding at an average exercise price of $3.45 per share, having a range of expiration dates through January 2017. During fiscal year 2002, we granted options to purchase 165,000 shares of common stock at an average exercise price of $1.65 per share. During fiscal year 2002, no options were exercised and no options expired or were cancelled. To date, options to purchase 1,631,078 shares of common stock have been exercised.

As of November 3, 2002, we had granted options to purchase 300,000 shares of common stock to Samuel E. Park, 65,000 shares of common stock to Thomas V. Gilboy, 50,000 shares to Edward Ferris, 54,000 shares of common stock to Daniel J. Pisano and 96,000 shares of common stock to Walter F. Schneider, all at an average exercise price of $1.42 per share.

The exercise price of options granted under the option plan may, at the discretion of the Committee, be paid by the optionee in (i) cash, (ii) check, (iii) shares of our common stock owned for at least one year and valued at their fair market value as of the date of exercise of the option, (iv) an executed exercise notice together with irrevocable broker instructions to sell the shares subject to the option and deliver promptly to us the proceeds required to pay the option price, (v) a combination thereof or (vi) such other consideration (other than a promissory note from the optionee) as the Committee may deem appropriate. Shares underlying options that expire or terminate for any reason without having been exercised in full shall become available for future grants.

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In the event we terminate the employment of an optionee for cause, the optionee’s unexercised options will terminate as of such termination date. In the event an optionee retires, all unexercised options granted to such optionee shall immediately vest in full and remain exercisable in accordance with their terms, or for five (5) years after the date such optionee retires, whichever period is shorter. If a retiring optionee remains on our Board of Directors after retirement, then vested non-qualified stock options may be exercised as long as the retired optionee remains a director and for a period of six (6) months thereafter, or for five (5) years after retirement, whichever is longer. Incentive stock options may only be exercised within their respective terms or for three (3) months after retirement, whichever is shorter.

In the event of a termination of employment by reason of disability or death, then all unexercised options held by the optionee shall immediately vest and remain exercisable in accordance with their respective terms or for three (3) years following such termination, whichever is shorter.

In the event of termination of employment for any other reason, all unexercised options shall be deemed cancelled, except that any vested options shall be exercisable for the balance of their respective terms or for nine (9) months of such termination, whichever is shorter. The Committee may, in its sole discretion, establish different terms and conditions regarding the effect of a termination of employment under the Option Plan, to the extent permitted by applicable law.

Upon the occurrence of a ‘change of control,’ any time periods relating to the exercise of options shall be accelerated so that the options immediately vest and become exercisable in full. At such time, the Committee may offer an optionee the option to have us purchase the options from such optionee for an amount equal to the cash that could be realized upon the exercise of the options. A change of control shall have such meaning as determined from time to time by the Committee and included in any option agreement, provided that a change of control shall be deemed to have occurred if: (i) there is a change in beneficial ownership of twenty (20%) percent or more of the voting power of our outstanding Capital Stock, (ii) during any two consecutive years, individuals who at the beginning of such period were directors cease to constitute a majority of our Board of Directors, unless the election, or nomination for election by our shareholders, of the new directors was approved by at least two-thirds of the directors then in office who were directors at the beginning of such period or (iii) our shareholders have approved (x) a consolidation or merger in which we are not the surviving corporation or pursuant to which our shares of common stock are converted into cash, stock or other property, other than a merger in which our shareholders have the same ownership percentage in the surviving corporation after the merger, (y) the sale, lease or exchange or other transfer (in one or a series of transactions) of all or substantially all of our assets or (z) any plan or proposal for our liquidation or dissolution.

Our Board of Directors or the Committee may at any time suspend, terminate, modify or amend the Option Plan, subject to any shareholder approval required by applicable law. No suspension, termination, modification or amendment of the Option Plan may adversely affect the rights of an optionee without the optionee’s consent. The Committee may, in its discretion, amend the terms of any option as it deems advisable or to cancel or annul any option grant, provided that no such amendment, modification, cancellation or annulment may, without consent of the optionee, adversely affect such optionee’s rights under the option. The Committee may also convert any outstanding incentive stock options to non-qualified stock options, require an optionee to forfeit any unexercised options, any shares purchased pursuant to an option or any gains realized by virtue of receiving an option, in the event an optionee competes with us.

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Unless the Committee determines otherwise, options are not transferable otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

Employee Benefit Plans

Defined Benefit Plan

We have a defined benefit pension plan which provides retirement benefits for some employees. The executive officers named in the Summary Compensation Table do not participate in the plan.

Subsequent to the fiscal year ended July 29, 2000, our management concluded that violations of the Employee Retirement Income Security Act, or ERISA, existed relating to this defined benefit plan. The violations related to excess concentrations of our common stock in the plan assets. In July 2001, our management decided to terminate this plan, subject to having available funds to finance the plan in accordance with rules and regulations related to terminating pension plans. This plan has not yet been terminated, but we expect to start the process of terminating this plan in fiscal year 2003.

401(k) Plan

Effective February 1, 2003, we have adopted a 401(k) plan under which U.S. based employees may elect to defer a portion of their annual compensation. All U.S. employees, on their date of hire, may elect to defer 1% or more of their annual salary, subject to applicable legal limitations. We match 50% of employee contributions, to a maximum of 4% of compensation. Employees vest in the employer contribution on a graduated scale after one year, with full vesting after three years of service. Highly compensated employees’ salary deferrals are limited by the contribution levels of all other eligible participants. Distributions are made at retirement or upon termination of employment.

The plan, adopted in February 2003, replaces our prior 401(k) plan. All balances under the prior plan will transfer to the new plan.

A profit sharing plan is included as part of the 401(k) plan, which allows substantially all of our U.S. employees to participate in our profits, regardless of whether or not the employee elects to contribute to the 401(k) plan in any year. As the profit sharing plan is part of the 401(k) plan, eligibility, participation and other requirements are governed by the provisions of the 401(k) plan. Contributions to the plan are at the discretion of our Board of Directors.

Under the prior plan, no profit sharing contributions were made for fiscal year 2002 or 2001. Our Board approved a $100,000 profit sharing contribution for the fiscal year ended July 29, 2000.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 31, 2003, by (i) each executive officer identified in the Summary Compensation Table, (ii) each of our directors, (iii) all executive officers and directors as a group and (iv) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Shares of Common Stock Beneficially Owned

	Number of Shares		Percent of Class Before Offering	Percent of Class After Offering

Samuel E. Park c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	200,000	(1)	1.90%	1.73%

Thomas V. Gilboy c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	40,000	(1)	*	*

Edward Ferris c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	12,500	(1)	*	*

Daniel J. Pisano c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	29,000	(1)	*	*

Walter Schneider c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	68,500	(1)	*	*

David Michael c/o David Michael & Co. P.C. Seven Penn Plaza New York, NY 10001	183,299	(1)	1.75%	1.59%

James M. Tiernan c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	36,608	(1)	*	*

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	Shares of Common Stock Beneficially Owned

	Number of Shares		Percent of Class Before Offering	Percent of Class After Offering

Edgar J. Smith, Jr. c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	6,250		* %	*

All Directors and Named Executive Officers as a group (8 persons)	576,157	(1)	5.29%	4.85%

Others:

Benson Associates LLC 111 SW 5th, Suite 2130 Portland, OR 97204	898,563	(2)	8.68%	7.92%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	448,414	(3)	4.33%	3.95%

FMR Corp. 82 Devonshire Street Boston, MA 02109	786,100	(4)	7.60%	6.93%

Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	1,100,110	(5)	10.63%	9.69%

Warren Lichtenstein c/o Steel Partners II, L.P. 150 E. 52nd Street, 21st Floor New York, NY 10022	902,916	(6)	8.73%	7.96%

Wellington Management Co. LLP 75 State Street Boston, MA 02109	949,633	(7)	9.18%	8.37%

Samuel P. Sporn c/o Schoengold & Sporn, P.C. 19 Fulton Street, Suite 406 New York, New York 10038	833,333	(8)	8.05%	10.28%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents shares of our common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of January 31, 2003 issued to the following:

	Samuel E. Park	200,000
	Thomas V. Gilboy	40,000
	Daniel J. Pisano	29,000
	Walter Schneider	68,500
	David Michael	151,605
	James M. Tiernan	29,575
	Edward Ferris	12,500
	Edgar J. Smith, Jr.	6,250
	All Directors and Named Officers as a Group	537,430

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(2)	According to information contained in a Schedule 13G/A dated February 5, 2003, Benson Associates, LLC (“Benson”), an investment advisor registered under the Investment Advisors Act of 1940 (“Investment Act”), is the beneficial owner of 898,563 shares of our common stock. In its role as investment advisor, Benson has sole power to vote and dispose of the shares of our common stock but disclaims beneficial ownership of such shares owned by it in a fiduciary capacity.

(3)	According to information contained in a Schedule 13G dated February 3, 2003, Dimensional Fund Advisors Inc., or DFA, an investment advisor registered under the Investment Act, is the beneficial owner of 448,414 shares of our common stock. In its role as investment advisor, DFA has sole power to vote the shares of our common stock owned by it but disclaims beneficial ownership of such shares.

(4)	According to information contained in a Schedule 13G/A dated February 14, 2002, Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., and an investment advisor registered under the Investment Act, is the beneficial owner of 786,100 shares of our common stock through its Fidelity Low Priced Stock Fund and other funds. Edward C. Johnson 3d, in his capacity as Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the shares of our common stock owned by FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. Voting power resides with the each of the Fidelity Funds’ Boards’ of Trustees.

(5)	According to information contained in a Schedule 13G dated February 4, 2003, Royce & Associates, LLC (“Royce”), an investment advisor registered under the Investment Act, is the beneficial owner of 1,100,110 shares of our common stock. In its role as investment advisor, Royce has sole power to vote or dispose of the shares of our common stock owned by Royce.

(6)	According to information contained in a Schedule 13D/A dated November 20, 2002, Mr. Lichtenstein may be deemed to be the beneficial owner of the shares owned by Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners”). Mr. Lichtenstein is the sole executive officer and managing member of Steel Partners, L.L.C., a Delaware limited liability company, which is the general partner of Steel Partners II (“Partners LLC”). By virtue of his position, Mr. Lichtenstein has the sole power to vote and dispose of the shares of our common stock owned by Steel Partners II. Mr. Lichtenstein is also the President, Chief Executive Officer and director of Web Financial Corporation, a Delaware corporation (“Web Financial”). Mr. Lichtenstein disclaims beneficial ownership of the 28,646 shares of our common stock owned by Web Financial.

(7)	According to information contained in a Schedule 13G/A dated February 14, 2002, Wellington Management Company, LLP (“Wellington”), an investment advisor registered under the Investment Act, may be deemed the beneficial owner of 775,000 shares of our common stock. Clients of Wellington are the owners of record of the shares held by Wellington. Accordingly, in its role as investment advisor, Wellington has shared power to vote as to 525,000 shares of our common stock and shared power to dispose of all 775,000 shares of our common stock owned by Wellington.

(8)	According to information contained in a Schedule 13D dated January 21, 2003, Schoengold & Sporn, P.C. (“Schoengold”), a New York professional corporation, engaged in the practice of law, may be deemed the beneficial owner of 833,333 shares of our common stock. Messrs. Samuel P. Sporn, Joel P. Laitman and Christopher Lometti are attorneys with Schoengold. None of Messrs. Sporn, Laitman or Lometti beneficially own any shares or have individual power to vote or dispose or direct the disposition of the shares of our common stock owned by Schoengold. Accordingly, Schoengold has sole power to direct the vote and sole power to dispose or direct the disposition of the shares of our common stock owned by Schoengold. The beneficial ownership of Schoengold also includes a warrant to purchase 333,333 shares of our common stock, which warrant is exercisable upon the effectiveness of this registration statement.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2002, we paid Plus Ultra Incorporated a total of $319,176 in fees and expenses for organizational development and strategic planning consulting services. The work was primarily performed by Edward Ferris, the President of Plus Ultra and Damien Park. Mr. Park is the son of Samuel E. Park, our Chief Executive Officer. In July 2002, Mr. Ferris accepted a full-time position with us as Senior Vice President, Corporate and Organizational Development.

While Damien Park was associated with Plus Ultra, he received $96,513 out of the total fees paid to Plus Ultra. Damien Park, as President of the Hibernian Consulting Group, continued to act in a consulting capacity to the Company in the area of business planning. For the period from July 1, 2002 to January 31, 2003 we incurred fees of $130,200 with Hibernian Consulting for Damien Park’s consulting services. Effective February 3, 2003, Damien Park accepted a full-time position with us reporting to Edward Ferris with responsibility for Corporate Planning.

We paid $279,218 in fees and reimbursement of expenses to Battalia Winston International Inc. during fiscal year 2002 in connection with executive recruiting services. The Battalia Winston fees and expenses included reimbursement for travel and related expenses for prospective candidates for executive positions, as well as fees earned by a subcontractor of Battalia Winston for a search in Europe. The Chief Executive of Battalia Winston, and one of its owners, is Dale Winston, the wife of Roger Winston, who was Chairman of our Board of Directors from February to November 2002.

We paid $22,793 of accounting fees with David Michael & Company P.C. during fiscal year 2002 for tax compliance services. David Michael, one of our Directors, has an ownership interest in this accounting practice.

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DESCRIPTION OF CAPITAL STOCK

Common Stock

Our certificate of incorporation presently authorizes the issuance of 20,000,000 shares of common stock, par value $0.10 per share. As of January, 2003, 10,347,515 shares of our common stock were issued and outstanding and 3,135,055 shares were reserved for issuance upon the exercise of currently outstanding options and warrants. The outstanding shares of common stock are, and the additional shares of common stock that may be issued upon exercise of the options and warrants will be, fully paid and non-assessable.

Other than as may be authorized by our Board of Directors from time to time, in its sole discretion, holders of our common stock do not have preemptive or preferential rights to purchase additional shares of our common stock or securities convertible into shares of our common stock. We do not have any redemption or sinking fund provisions applicable to our common stock. Holders of our common stock are entitled to one vote per share on all matters on which the holders of the common stock are entitled to vote. Except as otherwise required by law or our certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the shareholders, including election of directors.

Dividends

Subject to applicable law and any provision of our certificate of incorporation, dividends may be declared on the outstanding shares of our common stock in such amounts and at such times as our Board of Directors determines. We have not paid any cash dividends, except for the payment of cash in lieu of fractional shares, since 1983. The payment of cash dividends is prohibited under our U.S. credit facility with Transamerica. We do not intend to pay any cash dividends for the foreseeable future.

Warrants

The 1,000,000 shares of common stock to be registered hereby are issuable upon exercise of warrants which were issued in settlement of a shareholder lawsuit. See “Business - Legal Proceedings.” The warrants are exercisable at a strike price of $2.00 per share and expire six (6) years from the date of execution. If our common stock trades at or above $4.00 per share for a period of ten (10) consecutive days we may repurchase the warrants, at a price of $0.25 per share underlying the warrants. In such case we may exercise that right by giving notice to the warrant holders that they have a thirty (30) day period, plus seven (7) days for mailing, to exercise their warrants, failing which, we will purchase the warrants.

Listing

The outstanding shares of our common stock are not currently listed with any national exchange or quoted on NASDAQ. Our common stock was suspended from trading on the Nasdaq National Market on December 19, 2000 because we had not filed an annual report for the year ended July 29, 2000 within the SEC’s prescribed time period. Following such suspension, the Nasdaq National Market delisted our common stock. Our common stock has been traded in the “pink sheets,” or over-the-counter market. The “pink sheets” is an over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in

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the “pink sheets” are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market.

Rights Agreement

Our board of directors adopted a Rights Agreement in September 2001 pursuant to which it declared a dividend of one common share purchase right for each outstanding share of our common stock. Under the Rights Agreement, each share of our common stock issued after adoption of the Rights Agreement will include an associated right. Each right entitles the registered holder to purchase one share of our common stock at an exercise price of $25 per share. While the rights do not have any voting powers, the exercise price and the number of shares issuable upon exercise are subject to customary anti-dilution provisions.

The rights are not exercisable until the earlier of (i) 10 business days after a person or group of affiliated or associated persons - referred to as an acquiring person - (other than those exempted in the Rights Agreement) has acquired beneficial ownership of 20% or more of our common stock then outstanding, or (ii) 10 business days following the commencement of, or public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by an acquiring person of 20% or more of the outstanding shares of our common stock. The rights will expire on the earlier of (i) the redemption or exchange of the rights or (ii) the close of business on September 17, 2011.

In the event we are acquired in a merger or other business combination, or 50% or more of our consolidated assets or earning power is sold after a person or group becomes an acquiring person, each holder of a right - other than the acquiring person - will thereafter have the right to receive, upon the exercise of the share purchase right at the then current exercise price, that number of shares of common stock of the acquiring person or its parent corporation which at the time of such transaction has a market value equal to two times the exercise price of the right. At any time after any person or group becomes an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the outstanding shares of our common stock, the board of directors may exchange the then outstanding rights in whole or in part, at an exchange ratio of one share of our common stock per right. The rights owned by the acquiring person will be deemed to be void. In the event we make a public announcement that a person or group has become an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to purchase from us upon exercise that number of shares of our common stock having a market value equal to two times the exercise price of the right.

At any time on or prior to the close of business on the earlier of: (i) 10 days following an event that causes a person to become an acquiring person (or a later date as may be determined by action of our board of directors and publicly announced by us prior to the 10th day following the acquiring person being named such) or (ii) the close of business on September 17, 2011, our board of directors may redeem all, but not less than all, of the then outstanding rights at a price of $.01 per right.

The terms of the rights and the Rights Agreement may be amended without the consent of the rights holders on or prior to the date on which the rights become exercisable. Thereafter, the terms of the rights and the Rights Agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make any changes which do not adversely affect the interests of the rights holders.

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New York Anti-Takeover Statutes

We are subject to the business combination provisions of Section 912 of the New York Business Corporation Law (“NYBCL”). NYBCL Section 912(b) prohibits certain business combinations between a New York corporation and any “interested shareholder” (generally, the beneficial owner of 20% or more of the corporation’s voting shares) for five years following the time that the shareholder became an interested shareholder, unless the corporation’s board of directors approved the transaction prior to the interested shareholder becoming interested.

An “interested shareholder” is defined as any person (other than the corporation or a subsidiary of such corporation) that (i) is the beneficial owner of at least 20% of the corporation’s outstanding voting stock or (ii) is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner of at least 20% of the then outstanding voting stock of such corporation.

The following transactions are included in the definition of “business combination” for purposes of Section 912:

1. any merger or consolidation of the corporation or any subsidiary of such corporation with an interested shareholder or its affiliate or associate;

2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder, its affiliate or its associate, of the corporation’s assets that comprise at least 10% of the market value of all of the corporation’s assets, outstanding stock, earning power or net income;

3. the issuance or transfer by the corporation (or its subsidiary) of any its stock, which has a market value of at least 5% of the market value of all the outstanding stock, to such interested shareholder, its affiliate or its associate, except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made pro rata to all shareholders;

4. the adoption of any proposal for liquidation or dissolution proposed by, or pursuant to any understanding with such interested shareholder, its affiliate or its associate;

5. any reclassification of securities, recapitalization, or merger or consolidation of the corporation with any of its subsidiaries pursuant to any understanding with an interested shareholder, its affiliate or its associate, which has the effect of increasing the interested shareholder’s proportion of ownership in such corporation; or

6. any receipt by such interested shareholder, its affiliate or its associate of the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through such corporation, except proportionately as a shareholder of such corporation.

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U.S. FEDERAL INCOME TAX CONSEQUENCES

Warrants

Exercise. No gain or loss will be recognized for Federal income tax purposes by holders of the warrants upon the exercise thereof in exchange for common stock (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of common stock). A holder’s tax basis in the common stock will equal the sum of the tax basis in the warrants (if any) plus the exercise price paid on the exercise thereof. The holding period of the common stock received on the exercise of the warrants will not include the period during which the warrants were held by such holder. If any cash is received in lieu of fractional shares, the holder will recognize gain or loss, and the character and the amount of such gain or loss will be determined as if the holder had received such fractional shares and then immediately sold them for cash.

Sale of Warrants. The sale of a warrant ordinarily will result in the recognition of gain or loss to the holder for federal income tax purposes in an amount equal to the different between the amount realized on such sale or exchange and the holder’s tax basis in the warrant. Such gain or loss will be capital gain or loss, provided the common stock would have been a capital asset in the hands of the warrant holder had the warrant been exercised, and will be long-term capital gain or loss with respect to warrants held for more than one year.

Similarly, gain or loss will generally be recognized upon a sale of the common stock received upon exercise of a Warrant in an amount equal to the difference between the amount realized on the transfer and the holder’s adjusted tax basis in the common stock. Such gain or loss will be capital gain or loss, provided the common stock is held as a capital asset, and will be long-term capital gain or loss with respect to common stock with a more than one-year holding period.

Lapse. If the Warrants lapse without exercise, the holder will recognize a capital loss (assuming the sale or exchange of the Warrants by the holder would have given rise to capital gain or loss) equal to the holder’s tax basis in the Warrants (if any). Any such capital loss would be long-term if the holding period for the warrants exceeds one year.

Backup Withholding

The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of “reportable payments” on several occasions and the IRS has notified the payor that withholding is required or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406 of the Code. If any one of the events discussed above occurs, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 30% of any “reportable payment” made in connection with the warrants. A “reportable payment” includes, among other things, amounts paid through brokers in retirement of a warrant. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder’s federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding and information reporting requirements. A holder should consult his or its tax advisor as to his or its qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to the provisions of Sections 721 through 726 of the New York Business Corporation Law (the “BCL”), which provides for indemnification of officers and directors in certain transactions. Article V of the Company's Amended and Restated Bylaws (“Bylaws”) and Article XII of the Company’s Certificate of Incorporation provides for indemnification of directors and officers to the full extent permitted by the BCL, provided that no indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys’ fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under the BCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys’ fees) incurred in connection with the proceeding. In either case, no indemnification may be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and to the extent the court in which the proceeding was brought determines that the person is entitled to indemnity despite the adjudication of liability.

The BCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum of directors is obtainable and the directors direct counsel to make the determination or (iv) the shareholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not a entitled to indemnity. We also are authorized under our Bylaws to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

In addition to our indemnification obligations contained in our By-laws and Certificate of Incorporation, we have entered into an indemnification agreement with each of our directors and officers providing for the advancement or reimbursement by the Company of such person’s expenses, or other amounts paid in settlement of, or in defense of, any claim made or threatened to be made against such person arising by reason of the fact that such person is or was a director or officer of, or served at the request of, the Company. Provided, however, that no such indemnification shall be made if a judgment or final adjudication adverse to the person establishes that either (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and were material to the claim adjudicated or (ii) that he

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personally gained a financial profit or other advantage to which he was not legally entitled. If there is a change of control in the Company, then with respect to questions regarding indemnification, the Company shall seek legal advice from an independent counsel selected by the indemnified person (and approved by the Company) who has not performed services for the Company for 10 years. The independent counsel will then render a written opinion as to whether and to what extent the person would be permitted to be indemnified under law.

The indemnification agreement also authorizes the Company to establish and fund a trust, for the benefit of a person to be indemnified in an amount sufficient to satisfy all expenses, including any and all judgments, fines, penalties and amounts paid in settlement of and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. To the extent a person receives actual payment under any insurance policy, the Company is not required to make any duplicate payments.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expre ssed in the Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services LLC., 44 Wall Street, 6th Floor, New York, NY 10005.

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SHARES ELIGIBLE FOR FUTURE SALE

Our shares are not currently listed on NASDAQ. However, if our shares are relisted on NASDAQ we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

The number of shares of common stock to be outstanding upon completion of this offering (including all shares issued upon exercise of the warrants) is based on the number of shares outstanding as of January 31, 2003, and excludes:

•	2,070,055 shares of common stock issuable upon the exercise of outstanding stock options at a weighed average exercise price of $3.42 per share; and

•	1,065,000 warrants issued and outstanding.

Any shares issued upon exercise of the warrants will be freely tradable without restriction under the Securities Act, except that any shares held by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the effective date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell those shares. Persons who have owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 114,000 shares immediately after this offering; or

•	the average weekly trading volume of the common stock on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an “affiliate,” is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

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PLAN OF DISTRIBUTION

We are registering 1,000,000 shares of our common stock issuable, otherwise than through underwriters, upon exercise of warrants. We anticipate we will receive $2.00 per share upon the exercise of the warrants. The warrants were issued to certain holders in connection with settlement of a shareholder class action lawsuit. The warrants are not exercisable until we register the shares underlying the warrants. We will not receive any proceeds from the subsequent sale of the common stock, although we may receive up to $2,000,000 upon exercise if all the warrants are exercised by the warrant holders. We will bear all fees and expenses incident to registering the shares of common stock.

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LEGAL MATTERS

The validity of the shares of common stock registered hereby will be passed upon by McDermott, Will and Emery, New York, New York.

EXPERTS

The consolidated financial statements as of August 3, 2002 and July 28, 2001, and for each of the three years in the period ended August 3, 2002, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the restatement of the consolidated statement of shareholders' equity as of July 31, 1999), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and any amendments thereto) under the Securities Act of 1933 with respect to the shares being offered pursuant to this prospectus. This prospectus is part of this registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed as an exhibit are not necessarily complete, and you should consult a copy of those contracts or other documents filed or incorporated by reference as exhibits to the registration statement. For further information regarding us, please read the registration statement and the exhibits and schedules therein.

You may read and copy the registration statement and its exhibits and schedules or other information on file at the SEC’s Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating for to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC’s interest site at http://www.sec.gov.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Del Global Technologies Corp.
Valhalla, New York

We have audited the accompanying consolidated balance sheets of Del Global Technologies Corp. and subsidiaries as of August 3, 2002 and July 28, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three fiscal years in the period ended August 3, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Del Global Technologies Corp. and subsidiaries at August 3, 2002 and July 28, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended August 3, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7 to the consolidated financial statements, the accompanying consolidated statement of shareholders’ equity as of July 31, 1999 has been restated.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 13, 2002

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 3,	July 28,
	2002	2001

	(Dollars in Thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$895	$1,402
Marketable securities	45	379
Trade receivables (net of allowance for doubtful accounts of $1,127 and $607 for 2002 and 2001, respectively)	19,252	19,026
Inventory (net of allowance of $3,430 and $5,198 for 2002 and 2001, respectively)	20,956	27,528
Income tax receivable	3,992	—
Deferred income tax assets – current	2,590	4,643
Prepaid expenses and other current assets	1,644	391

Total current assets	49,374	53,369

NON-CURRENT ASSETS:
Refundable income taxes	148	3,829
Fixed assets, net	9,152	9,731
Deferred income tax assets – non-current	13,982	9,796
Goodwill, net	3,239	3,450
Other intangible assets, net	477	666
Other assets	1,325	817

Total non-current assets	28,323	28,289

TOTAL ASSETS	$77,697	$81,658

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 3,	July 28,
	2002	2001

	(Dollars in Thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term credit facilities	$7,992	$12,950
Current portion of long-term debt	792	790
Accounts payable – trade	10,127	7,823
Accrued liabilities	11,252	8,825
Deferred compensation liability	207	228
Income taxes payable	356	484

Total current liabilities	30,726	31,100

NON-CURRENT LIABILITIES:
Long-term debt	5,114	4,703
Subordinated note	1,610	1,519
Other long-term liabilities	2,158	1,927

Total non-current liabilities	8,882	8,149

Total liabilities	39,608	39,249

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN SUBSIDIARY	948	618

SHAREHOLDERS’ EQUITY:
Common stock – $.10 par value; authorized – 20,000,000 shares; issued – 10,976,081 shares at August 3, 2002 and 8,476,081 shares at July 28, 2001.	1,097	847
Additional paid-in capital	63,547	52,187
Obligation to issue shares and warrants	—	4,410
Accumulated other comprehensive loss	(229)	(391)
Accumulated deficit	(21,772)	(9,760)
Less common stock in treasury – 628,566 shares at August 3, 2002 and July 28, 2001	(5,502)	(5,502)

Total shareholders’ equity	37,141	41,791

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,697	$81,658

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended

	August 3,	July 28,	July 29,
	2002	2001	2000

	(Dollars in Thousands, except per share amounts)

NET SALES	$98,132	$92,955	$79,590
COST OF SALES	78,553	74,091	64,888

GROSS MARGIN	19,579	18,864	14,702

Selling, general and administrative	21,697	17,253	15,313
Research and development	2,919	2,876	4,388
Litigation settlement costs	7,713	9,759	—
Facilities reorganization costs	1,292	822	—

Total operating expenses	33,621	30,710	19,701

OPERATING LOSS	(14,042)	(11,846)	(4,999)

Interest expense (net of interest income of $449, $164, and $84 in 2002, 2001 and 2000, respectively)	(1,198)	(1,308)	(750)
Other income	183	74	—

LOSS BEFORE INCOME TAX BENEFIT AND MINORITY INTEREST	(15,057)	(13,080)	(5,749)
INCOME TAX BENEFIT	(3,242)	(4,938)	(2,034)

LOSS BEFORE MINORITY INTEREST	(11,815)	(8,142)	(3,715)

MINORITY INTEREST	197	379	(77)

NET LOSS	$(12,012)	$(8,521)	(3,638)

NET LOSS PER BASIC AND DILUTED SHARE	$(1.38)	$(1.09)	$(0.47)

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended

	August 3, 2002	July 28, 2001	July 29, 2000

	(Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,012)	$(8,521)	$(3,638)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	2,717	2,955	2,522
Deferred income tax benefit	(3,592)	(5,207)	(2,806)
Tax benefit from exercise of stock options and warrants	—	—	627
Loss on sale of fixed assets	—	9	45
Write-off of intangibles	—	—	706
Non cash facilities reorganization charge	—	499	—
Loss (gain) on sale of marketable securities and investment	40	(82)	(55)
Non cash litigation settlement costs	7,050	5,929	—
Non cash pension cost	—	22	(22)
Non cash compensation expense	—	249	—
Non cash contribution to profit sharing	—	—	50
Imputed interest – subordinated note	91	—	—
Minority interest	197	379	(77)
Stock based compensation expense	150	150	52
Changes in operating assets and liabilities:
Decrease (Increase) in trade receivables	1,079	(525)	522
Decrease in inventory	7,110	1,165	3,242
(Increase) Decrease in prepaid expenses and other current assets	(1,184)	835	(343)
(Increase) Decrease in other assets	(129)	(69)	1,033
Decrease (Increase) in income tax receivable	1,282	(488)	(1,527)
Increase (Decrease) in accounts payable – trade	1,558	(3,839)	406
Increase in accrued liabilities	2,087	2,274	541
(Decrease) Increase in deferred compensation liability	(21)	(1,349)	13
(Decrease) Increase in income taxes payable	(137)	142	(127)
(Decrease) Increase in other long-term liabilities	(18)	(332)	111

Net cash provided by (used in) operating activities	6,268	(5,804)	1,275

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed assets purchases	(1,150)	(677)	(1,183)
Net proceeds from sale of marketable securities and investment	294	1,301	—
Acquisition of subsidiary, net of cash acquired	—	—	(284)

Net cash (used in) provided by investing activities	(856)	624	(1,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank borrowings	201	7,539	6,308
Repayment of bank borrowings	(5,848)	(1,734)	(5,043)
Stock repurchase	—	(108)	(1,164)
Capital contributions	—	—	107
Debt and other issuance costs	(338)	—	(150)
Proceeds from exercise of stock options	—	—	698

Net cash (used in) provided by financing activities	(5,985)	5,697	756

EFFECT OF EXCHANGE RATE CHANGES	66	(3)	3

CASH AND CASH EQUIVALENTS (DECREASE) INCREASE FOR THE YEAR	(507)	514	567
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	1,402	888	321

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$895	$1,402	$888

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,220	$1,229	$588
Cash paid during the period for income taxes	361	488	1,551

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock Issued						Treasury Stock

	Shares	Amount	Additional Paid-in Capital	Obligation to issue Shares & Warrants	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit	Shares	Amount	Total

	(Dollars in Thousands)

BALANCE, JULY 31, 1999, AS ORIGINALLY REPORTED	8,278,646	$828	$50,799			$19,033	490,393	$(4,308)	$66,352
Prior period adjustment, net of income tax benefit of $9,861			(262)			(16,634)		(33)	(16,929)

BALANCE, JULY 31, 1999, AS RESTATED	8,278,646	828	50,537			2,399	490,393	(4,341)	49,423

Issuance of warrants			219						219
Exercise of stock options	273,444	27	671						698
Tax benefit related to exercise of stock options			627						627
Compensation cost of non-employee stock options and warrants issued			52						52
Contribution to profit sharing plan	5,861	1	49						50
Costs of registration statements			(16)						(16)
Shares repurchased							139,044	(1,164)	(1,164)
Comprehensive Loss:
Net Loss						(3,638)			(3,638)
Accumulated unfunded obligation for pension trust					$(22)				(22)
Foreign exchange					(167)				(167)

Total comprehensive loss									(3,827)

BALANCE, JULY 29, 2000	8,557,951	$856	$52,139		$(189)	$(1,239)	629,437	$(5,505)	$46,062

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock Issued						Treasury Stock

	Shares	Amount	Additional Paid-in Capital	Obligation to issue Shares & Warrants	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Shares	Amount	Total

	(Dollars in Thousands)

BALANCE, JULY 29, 2000	8,557,951	$856	$52,139		$(189)	$(1,239)	629,437	$(5,505)	$46,062
Shares and warrants to be issued for litigation settlement				$4,410					4,410
Shares repurchased							11,500	(108)	(108)
Compensation cost of non-employee stock options and warrants issued			150						150
Stock option exercise reversal	(81,870)	(9)	(102)				(12,371)	111	—
Comprehensive Loss:
Net Loss						(8,521)			(8,521)
Foreign exchange					(202)				(202)

Total comprehensive loss									(8,723)

BALANCE, JULY 28, 2001	8,476,081	847	52,187	4,410	(391)	(9,760)	628,566	(5,502)	41,791

Settlement of class action lawsuit:
Issuance of stock	2,500,000	250	9,500	(3,750)					6,000
Issuance of warrants			1,710	(660)					1,050
Compensation cost of non-employee stock options and warrants issued			150						150
Comprehensive Loss:
Net Loss						(12,012)			(12,012)
Accumulated unfunded obligation for pension trust					(423)				(423)
Foreign exchange					585				585

Total comprehensive loss									(11,850)

BALANCE, AUGUST 3, 2002	10,976,081	$1,097	$63,547	$—	$(229)	$(21,772)	628,566	$(5,502)	$37,141

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business Activities – Del Global Technologies Corp. (“Del”) together with its subsidiaries (collectively, the “Company”), is engaged in two major lines of business: Medical Systems Group and Power Conversion Group. The Medical Systems Group segment designs, manufactures and markets imaging and diagnostic systems consisting of stationary and portable x-ray imaging systems, radiographic/fluoroscopic systems, mammography systems and dental systems. The Power Conversion Group segment designs, manufactures and markets proprietary precision power conversion and noise suppression subsystems and products for medical as well as critical industrial applications.

Principles of Consolidation – The consolidated financial statements are prepared on the accrual basis of accounting, which conforms to accounting principles generally accepted in the United States of America, (“U.S. GAAP”) and include the accounts of Del and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts, allowance for obsolete and excess inventory, realizability of deferred income tax assets, recoverability of intangibles and other long-lived assets, and future obligations associated with the Company’s litigation.

Accounting Period – The Company’s fiscal year-end is based on a 52/53-week cycle ending on the Saturday nearest to July 31. For the Villa Sistemi Medicali S.p.A (“Villa”) subsidiary, these financial statements include seven months of results in fiscal year 2000, from the date of acquisition to July 31, 2000. The process of converting Italian statutory financial statements to U.S. GAAP added several days to Villa’s normal close and would delay the Company’s consolidated close, therefore; the Company has determined that starting in fiscal year 2001, Villa’s reporting would be changed to a 1-month lag versus the Company’s 52/53 week fiscal year. Hence, Villa’s results are consolidated into Del based on a fiscal year that ends on June 30. As a result, the financial statements for fiscal year 2001 include eleven months of Villa’s results, from August 2000 through and including June 2001, and twelve months in fiscal year 2002 (See Note 13). The difference did not have a material impact on the consolidated financial statements.

Cash and Cash Equivalents – The Company considers highly liquid instruments readily convertible to known amounts of cash with original maturities of three months or less measured from their acquisition date to be cash equivalents.

Marketable Securities – The Company classifies all of its marketable securities as trading. Trading securities are carried at fair value, with the unrealized gains and losses reported as a component of income. Marketable securities are classified in the consolidated balance sheets as current assets. The cost of securities sold is based on the specific identification method.

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Inventories – Inventories are stated at the lower of cost or market value. Cost is comprised of direct materials and, where applicable, direct labor costs and those overheads that have been incurred in transporting the inventories to their present location and condition. Engineering costs incurred to set up products to be manufactured for a customer purchase order are capitalized when the scope of the purchase order indicates that such costs are recoverable. Such costs are included in work-in-process inventory and amortized on a units shipped basis over the life of the customer order from the date of first shipment. Cost is calculated using the FIFO method. Market value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

Fixed Assets, Net – Fixed assets, net are stated at cost less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income or loss. Depreciation is compute utilizing the straight-line method. The cost of leasehold improvements is amortized over the shorter of the useful life or the term of the lease.

Depreciable lives are generally as follows:

Description	Useful Lives

Buildings	25-33
Machinery and equipment	5-15
Furniture and fixtures	5-10
Transportation equipment	3-4
Computer and other equipment	3-7

Recoverability of Long-Lived Assets – The Company evaluates the carrying amounts of long-lived assets (including intangibles) to determine if events have occurred which would require modification to the carrying values. In evaluating carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected cash flows and business plans. In the event that impairment has occurred, the fair value of the related asset is determined and the Company records a charge to operations calculated by comparing the asset’s carrying value to the estimated fair value. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary.

Deferred Financing Costs, Net – Financing costs, including fees, commission and legal expenses are capitalized and amortized on a straight line basis, which approximates the interest method, over the term or expected term of the relevant loan. Amortization of deferred financing costs is included in interest expense (income), net.

Goodwill, Net – Goodwill represents the excess of the cost of acquisitions over the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is amortized on a straight-line basis over 15 to 25 years. Accumulated amortization for goodwill was $1,366 and $1,155 at August 3, 2002 and July 28, 2001, respectively.

Other Intangibles, Net – Other intangible assets are patents, trademarks, manufacturing rights, customer lists and non-compete agreements acquired with the purchase of certain assets of a subsidiary. Intangibles are being amortized on a straight-line basis over their estimated useful lives, which range from 5 to 10 years. The cost of renewing patents and trademarks are charged to the operations as incurred. Accumulated amortization for other intangibles was $1,078 and $1,298 at August 3, 2002 and July 28, 2001, respectively.

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Revenue Recognition – Sales of goods are recognized when goods are shipped and title has passed. Credit for returns and allowances are also provided where necessary.

Research and Development Costs – Research and development costs are recognized as an expense in the period in which they are incurred.

Income Taxes – Deferred income tax assets and liabilities represents the effects of the differences between the income tax basis and financial reporting basis of assets and liabilities at the tax rates expected at the time the deferred tax liability or asset is expected to be settled or realized. Management provides valuation allowances against the deferred tax asset for amounts which are not considered “more likely than not” to be realized.

Net Loss Per Share – Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Options to purchase common stock have been excluded from the calculation of loss per share because their inclusion would be anti-dilutive.

Financial Instruments – The carrying amount of the Company’s financial instruments, which include cash equivalents, marketable securities, accounts receivable, short-term credit facilities, revolving credit facilities and accounts payable, approximates their fair value at August 3, 2002, and July 28, 2001.

Concentration of Credit Risk – Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, investments in marketable securities and trade receivables. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees or collateral. Management does not believe significant risk exists in connection with the Company’s concentrations of credit at August 3, 2002.

Stock-Based Compensation – The Company accounts for stock based employee compensation arrangements in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based on the difference, if any, between the fair value of the Company’s stock and the exercise price of the option. Options are generally granted at the fair market value at the date of grant. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instruments issued is the date on which the counter party’s performance is complete.

Recent Accounting Pronouncements – Effective July 30, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheet as an asset or liability, depending on the Company’s rights or obligations under the applicable derivative contract. The adoption of SFAS 133 as of July 30, 2000 did not have an impact on the Company’s consolidated financial statements.

During July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, this

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statement further clarifies the criteria for recognition of intangible assets separately from goodwill for all business combinations completed after June 30, 2001, as well as requiring additional disclosures for business combinations. SFAS No. 142 requires that goodwill no longer be subject to amortization over its estimated useful lives. Beginning on August 4, 2002, amortization of goodwill will no longer be permitted and the Company will be required to assess these assets for impairment annually, or more frequently if circumstances indicate a potential impairment. Furthermore, this statement provides specific guidance for testing goodwill for impairment. Transition-related impairment losses, if any, which result from the initial assessment of goodwill and certain intangible assets would be recognized by the Company as a cumulative effect of accounting change on August 4, 2002. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements. Amortization expense for goodwill was $211, $234 and $221 for fiscal years 2002, 2001 and 2000, respectively.

SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued in April 2002. This pronouncement rescinded SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and changed the accounting treatment for capital lease modifications by amending SFAS No. 13, Accounting for Leases. This pronouncement also amends the existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. SFAS No. 146 revises the accounting and reporting for costs associated with exit or disposal activities to be recognized when a liability for such cost is incurred rather than when an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 does not impact previously recorded liabilities and, therefore, the initial adoption of this standard will not have a material effect on the Company’s consolidated financial statements.

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Reclassifications – Certain prior year’s amounts have been reclassified to conform to the current year presentation.

2. INVENTORY

Inventory consists of the following:

	August 3, 2002	July 28, 2001

Raw materials and purchased parts	$12,980	$13,671
Work-in-process	7,084	15,069
Finished goods	4,322	3,986

	24,386	32,726
Less: allowance for obsolete and excess inventory	(3,430)	(5,198)

Total inventory, net	$20,956	$27,528

The Company has pledged all of its inventories in the U.S. having a carrying amount of approximately $14,530 and $20,400 at August 3, 2002 and July 28, 2001, respectively, to secure its credit facility with its lender.

3. FIXED ASSETS

Fixed assets consist of the following:

	August 3, 2002	July 28, 2001

Land	$694	$694
Buildings	5,255	4,832
Machinery and equipment	13,954	13,620
Furniture and fixtures	1,522	1,379
Leasehold improvements	1,686	1,408
Transportation equipment	44	19
Computers and other equipment	3,798	3,245

	26,953	25,197
Less accumulated depreciation and amortization	(17,801)	(15,466)

Fixed assets, net	$9,152	$9,731

The Company has pledged all of its machinery and equipment in the U.S. having a carrying amount of approximately $5,089 and $6,284 at August 3, 2002 and July 28, 2001, respectively, to secure its credit facility with its lender.

Depreciation expense for fiscal 2002, 2001, and 2000 was $2,289, $2,392, and $1,910, respectively.

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4.     SHORT-TERM CREDIT FACILITIES AND LONG-TERM DEBT

	August 3, 2002	July 28, 2001

Short-term credit facilities are summarized as follows:

Revolving lines of credit:
Domestic	$6,943	$8,500
Foreign	1,049	4,450

	$7,992	$12,950

As a result of the delay in issuing the July 29, 2000 financial statements, the Company was not in compliance with the terms of its previous U.S. credit agreement, and the amounts outstanding under such agreement ($8,500 at July 28, 2001), were callable by the lender. Because of the continued non-compliance with the terms of the agreement, the Company negotiated a Forbearance Agreement with the lender in June 2001. The Forbearance Agreement provided that the lender would forbear from instituting any remedies under the credit agreement for the period of the Forbearance Agreement. In exchange for this forbearance, the Company paid the lender $180 during fiscal year 2002.

In June 2002, the Company completed a new working capital facility with a replacement lender. This new credit facility is for $10 million, and for a term of 3 years.

Interest under the U.S. credit facility is at prime, or at the Company’s option, at a rate tied to LIBOR. The interest rate on the revolving line of credit is at prime plus 0.75%, which was 5.5% and 7.0% at August 3, 2002 and July 28, 2001, respectively. The new credit facility is subject to commitment fees of 3/8% on the daily-unused portion of the facility, payable monthly. Management believes that its debt obligations are stated at fair value, because the interest rates on its credit lines are indexed with either the Prime Rate or LIBOR.

The Company granted a security interest to the lender on its U.S. credit facility in substantially all of its accounts receivable, intellectual property, fixed assets, and inventory. The Company incurred $338 in legal and other fees associated with obtaining this new credit facility. These costs were recorded as deferred charges, and since the Company anticipates that it will replace this credit facility prior to maturity, these costs are being amortized over a two year period.

Under the terms of the new credit facility, the Company is required to comply with various operational and financial covenants, as defined, including (i) minimum earnings levels as defined, (ii) fixed charge coverage ratio, (iii) debt to earnings ratio and (iv) minimum tangible net worth. In addition, the facility places limitations on the Company’s ability to make capital expenditures and to pay dividends.

The Company was not in compliance with certain financial covenants in its new credit facility for the quarter ended August 3, 2002. The Company obtained a waiver of the violations through November 20, 2002. As a condition of the waiver, and until the financial covenants contained in the credit agreement are amended, the Company has agreed to a reduction of $1,500 availability under the credit facility.

The Company expects to be able to negotiate amended covenants of its credit facility that will be achievable based on its revised financial plan for fiscal year 2003.

In addition to the credit facilities at the U.S. subsidiaries discussed above, the Company’s Italian subsidiary has certain short-term credit facilities, with interest rates ranging from 6% to 11.8%. The total amount outstanding on the short-term credit facilities at August 3, 2002 and July 28, 2001 was $1,049 and $4,450, respectively.

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Long-Term Debt – Long-term debt was comprised of the following:

	August 3, 2002	July 28, 2001	Interest Rate

Italian subsidiary’s total long-term debt:
Capital lease obligation	$2,736	$2,430	3.5%
Medium-term credit facilities with commercial institutions:
variable rate	1,273	1,316	Euribor + 1.0%
fixed rate	—	128	5.7%
Italian Government long-term loans	1,659	1,381	3.4%

	5,668	5,255
U.S. subsidiary long-term debt	238	238	12%

	5,906	5,493
Less: current portion	(792)	(790)

Long-term debt	$5,114	$4,703

The variable interest rate at August 3, 2002 and July 28, 2001 on the medium-term credit facility, based on the formula Euribor + 1%, amounts to 4.4% and 5.4%, respectively.

The principal of medium-term credit facility at a variable interest rate is payable on a semi-annual basis, interest payments are due on a quarterly basis. Payments are due from September 2002 until March 2007. The outstanding balance for the medium-term credit facility at a fixed rate was due on September 2001, which represents the last payment. Payments relating to the two Italian Government long-term loans are due annually from February 2003 until February 2010 and from September 2003 until September 2010, respectively.

The U.S. subsidiary long-term debt is payable annually, with the last payment due November 2001. The Company did not pay this debt due to a dispute, which was resolved subsequent to year end. See Note 14 Subsequent Events.

Subordinated Note – In connection with the settlement reached on January 29, 2002 with the plaintiffs in the class action litigation, the Company recorded the present value at 12% of a $2,000 subordinated note that was issued in April 2002. The subordinated note does not pay interest currently, but accrues interest at 6% per annum and was recorded at issuance at a discounted present value of $1,519. The balance at August 3, 2002 was $1,610.

The Company is obligated to make principal payments under its long-term debt and subordinated note (“Debt”) and capital lease as follows:

Fiscal Year Ending	Debt	Capital Lease	Total
2003	$688	$285
2004	435	300
2005	441	300
2006	448	326
2007	454	405
2008 and beyond	2,314	1,520
Purchase option	—	764

Total payments	4,780	3,900
Less imputed interest	—	(1,164)

Total	$4,780	$2,736	$7,516

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5.     EMPLOYEE BENEFITS

The Company has employee benefit Plans for eligible employees. The Profit Sharing Plan provides for contributions as determined by the Board of Directors. The contributions can be paid to the Plan in cash or common stock of the Company. No contribution was authorized for fiscal year ended 2002 or 2001, but $100 was contributed for fiscal year 2000. The Plan also incorporates a 401(k) Retirement Plan that is available to substantially all employees, allowing them to defer a portion of their salary. The Company also has a defined benefit Plan, which was frozen effective February 1, 1986.

6.     SEGMENT REPORTING

The Company has two reportable segments; the Medical Systems Group and the Power Conversion Group. Operating segments are defined as components of an enterprise, about which separate financial information is available, that is evaluated regularly by the chief decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision making group is comprised of the Chief Executive Officer and the senior executives of the Company’s operating segments. The Company evaluates its operating segments based on operating income or loss.

The “Other” category represents the costs associated with the litigation settlement.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Revenues are attributable to geographic areas based on the location of the customers.

Selected financial data of these segments are as follows:

Fiscal Year Ended August 3, 2002	Medical Systems Group	Power Conversion Group	Other	Total

Net sales to external customers	$54,615	$43,517	$—	$98,132
Cost of sales	42,111	36,442	—	78,553

Gross Margin	12,504	7,075	—	19,579

Selling, general and administrative	8,502	13,195	—	21,697
Research and development	1,407	1,512	—	2,919
Litigation settlement costs	—	50	7,663	7,713
Facilities reorganization costs	—	1,292	—	1,292

Total operating expenses	9,909	16,049	7,663	33,621

Operating income / (loss)	$2,595	$(8,974)	$(7,663)	(14,042)

Interest expense				(1,198)
Other income				183

Loss before income tax benefits and minority interest				$(15,057)

Depreciation	$657	$1,632	$—	$2,289
Amortization	276	152	—	428
Segment Assets	32,038	24,946	20,713	77,697
Expenditures for segment assets	574	576	—	1,150

Inter-segment sales were $359 for fiscal year ended August 3, 2002. Segment assets of $21,565 are located in Italy.

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Fiscal Year Ended July 28, 2001	Medical Systems Group	Power Conversion Group	Other	Total

Net sales to external customers	$46,528	$46,427	$—	$92,955
Cost of sales	37,234	36,857	—	74,091

Gross Margin	9,294	9,570	—	18,864

Selling, general and administrative	7,334	9,919	—	17,253
Research and development	1,552	1,324	—	2,876
Litigation settlement costs	—	—	9,759	9,759
Facilities reorganization costs	52	770	—	822

Total operating expenses	8,938	12,013	9,759	30,710

Operating income / (loss)	$356	$(2,443)	$(9,759)	(11,846)

Interest expense				(1,308)
Other income				(74)

Loss before income tax benefit and minority interest				$(13,080)

Depreciation	$568	$1,824	$—	$2,392
Amortization	256	307	—	563
Segment Assets	30,603	32,786	18,269	81,658
Expenditures for segment assets	485	192	—	677

Inter-segment sales were $33 for fiscal year ended July 28, 2001. Segment assets of $19,502 are located in Italy.

Fiscal Year Ended July 29, 2000	Medical Systems Group	Power Conversion Group	Other	Total

Net sales to external customers	$39,125	$40,465	$—	$79,590
Cost of sales	36,532	28,356	—	64,888

Gross Margin	2,593	12,109	—	14,702

Selling, general and administrative	4,830	10,483	—	15,313
Research and development	2,305	2,083	—	4,388

Total operating expenses	7,135	12,566	—	19,701

Operating loss	$(4,542)	$(457)	$—	(4,999)

Interest expense				(750)
Other income				—

Loss before income tax benefit and minority interest				$(5,749)

Depreciation	$361	$1,549	$—	$1,910
Amortization	272	340	—	612
Segment Assets	31,953	38,470	12,381	82,804
Expenditures for segment assets	347	836		1,183

Inter-segment sales were $182 for fiscal year ended July 29, 2000. Segment assets of $16,983 are located in Italy.

Fiscal year 2000 includes only 7 months of Villa Sistemi Medicali in the Medical Systems Group segment due to its acquisition in December 1999.

Major Customers and Export Sales – During fiscal years ended 2002, 2001 and 2000, no one customer accounted for more than 10% of the Company’s consolidated net sales.

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Export sales were 34%, 26% and 20% of the Company’s consolidated net sales in fiscal years ended August 3, 2002, July 28, 2001 and July 29, 2000, respectively. Net sales by geographic areas were:

	August 3, 2002		July 28, 2001		July 29, 2000

United States / Canada	$64,194	66%	$69,028	74%	$63,653	80%
Europe	20,723	21%	17,900	19%	10,119	13%
Far East	5,747	6%	2,765	3%	1,727	2%
Mexico, Central and South America	3,392	3%	1,444	2%	1,829	2%
Africa, Middle East and Australia	4,076	4%	1,818	2%	2,262	3%

	$98,132	100%	$92,955	100%	$79,590	100%

7.     SHAREHOLDERS’ EQUITY

Prior Period Adjustments – The accompanying consolidated statements of shareholders’ equity include the impact of the restatement of prior years’ consolidated financial statements to correct several errors in the financial statements of those prior years. These adjustments relate to improper sales cut-off, inventory obsolescence, fixed assets lives, application of percentage of completion accounting, deferral of certain costs, over capitalization of engineering costs and material handling costs in both inventory and internally constructed fixed assets and accounting for treasury stock. The adjustments had the effect of reducing shareholders’ equity in the amount of $16,929, net of income tax benefit of $9,861.

Obligation to issue Shares and Warrants – The Company’s Obligation to issue shares and warrants included in the shareholders’ equity section at July 28, 2001, reflect the terms of the settlement reached in July 2001 in connection with a class action complaint brought by shareholders against the Company and other parties. As a result of the settlement, the Company was obligated to issue subordinated notes, shares and warrants to certain shareholders. The equity portion of the settlement totaled $4,410 and appears as “Obligation to issue Shares and Warrants” in the consolidated balance sheets and consolidated statements of shareholders’ equity. Common shares were valued at $3,750 and warrants at $660 at July 28, 2001. These shares and warrants were revalued at January 29, 2002 when final court approval was obtained, with the resulting increase in value of $7,050. Common shares were valued at $9,750 and warrants at $1,710.

Comprehensive Income (Loss) – The components of comprehensive income (loss) are as follows:

	Foreign currency translation gains/(losses)	Accumulated unfunded obligation for pension trust	Total
Balance as of July 31, 1999	$—	$—	$—
Net change	(167)	(22)	(189)

Balance as of July 29, 2000	(167)	(22)	(189)
Net change	(202)	—	(202)

Balance July 28, 2001	(369)	(22)	(391)
Net change	585	(423)	162

Balance August 3, 2002	$216	$(445)	$(229)

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Stock Buy-Back Program – In September 2000, the Board of Directors approved an additional repurchase of $3,000 of the Company’s common stock bringing the total authorized to $7,500. During the fiscal years ended August 3, 2002 and July 28, 2001, the Company repurchased 0 and 11,500 shares for $0 and $108, respectively. As of August 3, 2002, the Company had 489,806 shares purchased for $4,502 under this Stock Buy-Back Program. Of the total purchases, 189,200 of these shares were repurchased from the Company’s former Chief Executive Officer for $1,851.

Stock Option Plan and Warrants – The Company has a stock option plan under which a total of 3,874,293 options to purchase common stock may be granted. Substantially, all of the options granted under this Plan provide for graded vesting and vest generally at a rate of 25% per year beginning one year from the date of grant, expiring ten to fifteen years from the date they are granted. The option price per share is determined by the Board of Directors, but cannot be less than 85 percent of fair market value of a share at the date of grant. All options to date have been granted at the fair market value of the Company’s stock at the date of grant. No options can be granted under this plan subsequent to December 31, 2009.

The Company granted a total of 165,000 options during the fiscal year 2002; 50,000 in August 2001 at a price of $1.15, 105,000 in October 2001 at $1.80 and 10,000 in January 2002 at $2.62. Corporate Officers received 155,000 of these options, while employees received 10,000. No options were exercised during the fiscal year ended August 3, 2002.

The Company has granted a total of 936,870 options during the fiscal year 2001; 50,000 in July and September at prices ranging from $8.63 to $9.13, 81,870 in December at $1.36 and 805,000 granted in April 2001 at $1.00 per share. Newly appointed Corporate officers received 310,000 options while various employees, directors and consultants received 626,870. No options were exercised during the fiscal year ended July 28, 2001.

The Company has granted a total of 310,800 options during fiscal year 2000; 219,800 in October 1999 at $7.50, 51,000 in December 1999 at $7.94 and 40,000 in smaller grants throughout the year in prices ranging from $7.63 to $8.94. Corporate officers and directors received 112,000 of these options, while employees received 198,800.

In December 2000, the Company’s Board of Directors approved the rescission of 81,870 shares previously exercised by one of its members. The transaction has been reflected in the consolidated statements of shareholders’ equity. Shares originally used to exercise the option recorded as treasury have also been adjusted and reflected in the consolidated statements of shareholders’ equity. The Company recorded an expense in connection with the rescission and deferred tax assets were adjusted accordingly for the previous tax benefit recognized.

In December 2000, the Board of Directors approved an extension of time to exercise for all stock option holders. The extension covers all options which would have expired during the period from the stock de-listing date up to the date that the shares finally become re-listed. This extension will allow stock option holders a period of six months from the date of re-listing to exercise vested options which may have expired without the extension.

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Option Activity

The following stock option information is as of:

	August 3, 2002		July 28, 2001		July 29, 2000
	Shares Outstanding	Weighted Average Exercise Price	Shares Outstanding	Weighted Average Exercise Price	Shares Outstanding	Weighted Average Exercise Price

Granted and outstanding, beginning of year	1,825,055	$3.62	1,503,683	$5.88	1,479,717	$5.03
Granted	165,000	1.65	936,870	1.46	310,800	7.62
Exercised	—		—		(273,444)	3.12
Cancelled and forfeited	—		(615,498)	6.13	(13,390)	8.09

Outstanding at end of year	1,990,055	3.45	1,825,055	3.62	1,503,683	5.88

Exercisable at end of year	1,471,779	3.81	1,064,935	4.21	1,001,673	5.34

As of August 3, 2002 the distribution of stock option exercise prices is as follows:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Exercisable	Weighted Average Exercise Price
$1.00-2.62	1,206,073	$1.22	7.3	796,072	$1.31
$4.28-$6.18	315,675	5.10	5.9	315,675	5.10
$7.00-8.25	338,598	7.62	11.3	248,448	7.64
$8.56-$10.00	129,709	9.36	11.2	111,584	9.44

	1,990,055	$3.45		1,471,779	$3.81

At August 3, 2002 and July 28, 2001 there were outstanding warrants of 1,065,000 and 65,000 respectively. Of these warrants 1,000,000 were granted to the Company’s shareholders as part of litigation settlement in fiscal year 2002, 50,000 were granted to the former majority shareholder of Villa Sistemi Medicali S.p.A (“Villa”) in connection with the acquisition of Villa and 15,000 were granted to consultants for services rendered.

As of August 3, 2002 the distribution of warrants is as follows:

Exercise Price	Number of Warrants	Expiration Date

$7.94	50,000	December 2005
$7.69	15,000	October 2004
$2.00	1,000,000	March 2008

	1,065,000

An expense has been recognized for the fair value of options and warrants granted to such non-employees in the amounts of $150, $150 and $52 for fiscal years ended 2002, 2001, and 2000, respectively. An expense of $1,050 and $660 has been recognized during the fiscal years ended 2002 and 2001 respectively as litigation settlement cost for the fair value of warrants granted to the Company’s shareholders as part of the litigation settlement.

The Company follows the provisions of APB 25 to account for its stock option plan. The fair value of the options were determined on the date of grant using a Black-Scholes option pricing model.

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These options were valued based on the following assumptions: an estimated life of seven years, volatility ranging from 40% to 90%, risk free interest rate from 5% to 6.8%, and no dividend yield.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods recommended by SFAS No. 123, the Company’s net loss and net loss per share for the fiscal years ended August 3, 2002, July 28, 2001, and July 29, 2000 would have been stated at the pro forma amounts indicated below:

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000

Net loss:
As reported	$(12,012)	$(8,521)	$(3,638)
Pro forma	$(12,550)	$(9,127)	$(4,411)

Basic and diluted loss per share
As reported	$(1.38)	$(1.09)	$(0.47)
Pro forma	$(1.45)	$(1.16)	$(0.56)
Weighted average number of shares outstanding	8,680,848	7,847,515	7,810,500

8.     LOSS PER SHARE

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000

Numerator:
Net loss	$(12,012)	$(8,521)	$(3,638)

Denominator:
Denominator for basic loss per share:
Weighted average shares outstanding	8,680,848	7,847,515	7,810,500
Effect of dilutive securities	—	—	—

Denominator for diluted loss per share	8,680,848	7,847,515	7,810,500

Loss per basic and diluted common share	$(1.38)	$(1.09)	$(0.47)

Common shares outstanding for the years ended August 3, 2002, July 28, 2001 and July 29, 2000 were reduced by 628,566, 628,566 and 629,437 shares of treasury stock, respectively.

The computation of diluted shares outstanding does not include weighted average 634,734, 218,503, and 360,756 for employee stock options and 456,374, 0, and 14,051 warrants to purchase company common stock for fiscal years 2002, 2001 and 2000, respectively, since the effect of their assumed conversion would be anti-dilutive.

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9.     INCOME TAXES

The Company’s consolidated loss before income tax benefit and minority interest for fiscal years 2002, 2001 and 2000 of $15,057, $13,080, and $5,749, respectively, reflects a U.S. pre-tax loss of $17,645, $14,565, and $4,970, respectively, offset by foreign pre-tax net income of $2,588, and $1,485 for fiscal years 2002 and 2001, respectively, and a foreign pre-tax loss of $779 for fiscal year 2000.

Benefit for income taxes consists of the following:

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000

Current Tax Expense:
Foreign	$550	$269	$—
Deferred (Benefit):
Federal	(4,303)	(4,325)	(1,407)
State and local	(259)	(798)	(594)
Foreign	770	(84)	(33)

Net Benefit	$(3,242)	$(4,938)	$(2,034)

The following is a reconciliation of the statutory Federal and effective income tax rates:

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000

Statutory Federal Income Tax Rate (Benefit)	(34.0)%	(34.0)%	(34.0)%
State Tax (Benefit), less Federal tax effect	(4.7)%	(4.0)%	(6.1)%
Foreign	2.9%	1.4%	(1.5)%
IRS Audit Adjustments	12.7%	—	4.1%
Other	1.6%	(1.5)%	1.5%

Effective tax benefit rate	(21.5)%	(38.1)%	(36.0)%

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Deferred income tax assets (liabilities) are comprised of the following:

	August 3, 2002	July 28, 2001

Deferred income tax assets:
Federal net operating loss carryforward	$10,679	$6,129
Foreign deferred tax assets	702	1,774
Litigation settlement costs	—	2,229
State tax credits and operating loss carryforward	2,317	2,235
Federal R&D tax credits	—	604
Reserve for inventory obsolescence	900	1,902
Allowances and reserves not currently deductible	1,475	735
Amortization	445	454
Defined benefit pension	71	57

Gross deferred income tax assets	16,589	16,119
Less valuation allowance	—	(955)

Deferred income tax assets	16,589	15,164

Deferred income tax liabilities:
Federal effect of state tax credits	—	(336)
Depreciation	—	(355)
Inventory	—	(34)
Other	(17)	—

Gross deferred income tax liabilities	(17)	(725)

Net deferred income tax assets	$16,572	$14,439

Deferred income tax assets are recorded in the consolidated balance sheets as follows:

	August 3, 2002	July 28, 2001

Deferred tax assets – current	$2,590	$4,643
Deferred tax assets – non-current	13,982	9,796

	16,572	$14,439

For the year ended July 28, 2001, a valuation allowance has been recorded for New York State tax credits and for foreign subsidiary net operating loss carryforwards not expected to be realized before expiring. The portion of the valuation allowance attributable to the foreign subsidiary net operating loss carryforwards decreased from $297 at 2001 to $0 at 2002. The portion of the allowance attributable to New York State tax credits ($658) is no longer necessary as the Company has determined that these credits will not be utilized, and therefore, these credits have been written off.

In fiscal year 2000, based on our foreign subsidiary’s operating results for the seven months since its acquisition, management had doubts about the utilization of net operating loss carryforwards at that subsidiary. In fiscal year 2001, the Company determined that it was more likely than not that its foreign subsidiary would utilize its net operating loss carryforwards. As a result, the Company reduced the valuation allowance by approximately $2,600 in fiscal year 2001.

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At August 3, 2002, for income tax purposes, the Company had Federal net operating loss carryforwards of approximately $31,408, state net operating loss carryforwards of $27,497, which will expire in 2020 through 2022.

For foreign tax purposes, the Company’s Italian subsidiary has net operating loss carryforwards of approximately $315, which will expire in 2004.

Refundable income taxes are $148 and $3,829 at August 3, 2002 and July 28, 2001, respectively, which represent refunds that are expected from federal and state government agencies when the applicable amended tax returns are filed for the fiscal years 1997, 1998, 1999 and 2000, as well as tax returns for fiscal 2001.

At August 3, 2002 the Company has an income tax receivable of $3,992, which represents refunds cl aimed on amended tax returns filed with the federal government for fiscal years ended 1997, 1998, 1999, 2000 and 2001. As of November 1, 2002, the Company has received $3,105 of this refund.

10.     COMMITMENTS AND CONTINGENCIES

a.	Securities and Exchange Commission (“SEC”) Investigation – On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate the Company’s previously issued financial statements. The Company has provided numerous documents to and continues to cooperate fully with the SEC staff.

The Company has reached an agreement in principle with the staff of the SEC to settle the SEC’s claims against the Company for a settlement that will include a penalty of up to $400,000, and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities law. The proposed settlement may be subject to, amongst other things, a future restatement of historical financial statements for the Company, or other material adjustments. However, management is not aware of any restatements or adjustments required with respect to financial statements filed with this Fiscal 2002 Form 10-K. In addition, the proposed settlement will require the approval by the Commission and by the Court. We can give no assurance that this settlement will be approved by either the Commission or the Court.

Although the Company has not reached a binding agreement with the SEC on this settlement proposal, management believes that this agreement in principal is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, the Company has recorded a charge of $685 in the fourth quarter of fiscal 2002 related to this agreement in principal with the SEC staff, which includes associated legal costs.

b.	Department of Defense Investigation – On March 8, 2002, RFI Corporation, a subsidiary of the Company and part of the Power Conversion Group segment, was served with a subpoena by the US Attorney Eastern District of New York in connection with an investigation by the US Department of Defense (“DoD”). RFI supplies noise suppression filters for communications and defense applications. The Company is fully cooperating with this investigation, and has retained special counsel to represent the Company on this matter. Management of the Company cannot predict the duration of such investigation or its potential outcome.

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c.	ERISA Matters – During the year ended July 28, 2001, management of the Company concluded that violations of the Employee Retirement Income Security Act, (“ERISA”) existed relating to a defined benefit Plan for which accrual of benefits had been frozen as of February 1, 1986. The violations related to excess concentrations of the Common Stock of the Company in the Plan assets. In July 2001, management of the Company decided to terminate this Plan, subject to having available funds to finance the plan in accordance with rules and regulations relating to terminating pension plans. This plan has not been terminated yet, but the Company expects to start the process of terminating this plan in fiscal 2003.

d.	Employment Matters – The Company had an employment agreement with the former Chief Executive Officer through July 2005. The agreement provided a minimum base salary, deferred compensation and bonuses, as defined. The Company accrued deferred compensation at a rate of 5% of pretax income with a minimum of $100 and a maximum of $125.

In the third quarter of fiscal 2001, the employment of the former Chief Executive Officer was terminated. The Company filed a lawsuit against the former Chief Executive Officer in the United States District Court, Southern District of New York, alleging fraudulent and other wrongful acts, including securities law violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement. The complaint seeks damages in excess of $15 million.

The former Chief Executive Officer has answered the Company’s complaint, and has counterclaimed for damages based on the termination of his employment by the Company. The former CEO also brought third party claims against certain directors and officers, which were dismissed on October 18, 2002. The former CEO is seeking damages in excess of $500. The Company intends to pursue vigorously its claims against the former Chief Executive Officer and believes it has meritorious defenses to the counterclaims. However, due to the former CEO’s financial condition, and competing claims and or fines and penalties that may be imposed, there can be no assurance that the Company will ever recover any damages from the former CEO.

The Company has entered into an employment agreement with its new Chief Executive Officer for the period July 2001 to April 2004. The terms of this agreement provide base salary, bonuses and deferred compensation. The new Chief Executive Officer may earn a bonus, which may be based on a percentage of his base salary, if certain performance goals established by the board are achieved. The new Chief Executive Officer’s agreement provides that the new Chief Executive Officer will have the option to defer a portion of his bonus. In addition, the new Chief Executive Officer’s employment agreement provides for certain payments in the event of death, disability or change in the control of the Company.

e.	Indemnification Legal Expenses – In connection with the Company’s previously reported accounting irregularities and the related shareholder litigation and governmental enforcement actions, during fiscal year 2002, the Company spent approximately $209 in the advancement of legal expenses for those directors, officers and employees that are indemnified by the Company. During the first quarter of fiscal year 2003, management estimates that the Company has incurred additional expenses of this nature of approximately $100. Management is unable to estimate at this time the amount of legal fees that the Company may have to pay in the future related to these

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matters. Further, there can be no assurance that those to whom we have been advancing expenses will have the financial means to repay the Company pursuant to undertaking agreements that they executed, if it is later determined that such individuals were not entitled to be indemnified.

f.	Lease Commitments – The Company leases facilities for its corporate offices and manufacturing operations with expiration dates ranging from 2003 through 2007. In addition, the Company has various auto leases accounted for as operating leases. The future minimum annual lease commitments as of August 3, 2002 are as follows:

Fiscal Year	Amount

2003	$1,089
2004	675
2005	516
2006	333
2007	65

Total	$2,678

Rent expense for fiscal 2002, 2001, and 2000 was $1,412, $1,241, and $1,456, respectively.

g.	Other Legal Matters – The Company is a defendant in several other legal actions arising from normal course of business. Management believes the Company has meritorious defenses to such actions and that the outcomes will not be material to the Company’s consolidated financial statements.

h.	Class Action Litigation Settlement – A consolidated class action complaint against the Company, certain of its former officers and certain of our current and former directors and its auditors was filed on February 16, 2001 in the U.S. District Court for the Southern District of New York by certain of our shareholders. The complaint alleged violations of the federal securities laws and sought to recover damages on behalf of all purchasers of the Company’s common stock during the class period November 6, 1997 to November 6, 2000. The complaint sought rescission of the purchase of shares of the Company’s Common Stock or alternatively, unspecified compensatory damages, along with costs and expenses including attorney’s fees.

On July 26, 2001, the Company and certain other defendants reached an agreement in principle to settle a consolidated class action complaint filed on February 16, 2001. Under the terms of the settlement, the Company provided the plaintiffs: (i) a $2,000 subordinated note due five years from the date of issuance with interest in arrears accrued at 6% per annum; (ii) 2.5 million shares of the Company’s Common Stock; and, (iii) 1 million warrants to purchase the Company’s Common Stock at $2 per share. The warrants are callable by the Company at $0.25 per share if the Company stock trades at a price in excess of $4 per share for 10 days or more. This settlement was approved by the U.S. District Court for the Southern District of New York on January 29, 2002. It will be necessary for the Company to register the common stock underlying these warrants before the Company can allow for the exercise of these warrants.

Management of the Company believes the terms of the agreement in principle provided a reasonable basis to estimate the value of the Company’s portion of the settlement as of July 28, 2001, and, accordingly, recorded a charge of $9,759 in fiscal year 2001. This amount was calculated using a discount factor of 12% to present value the subordinated note, the per share price of $1.50 that was the closing price

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of the Company’s stock in the over the counter market on July 28, 2001, and an option pricing model to value the warrants. Also included in the charge were legal and other specialized fees incurred through July 2001 of $3,572 and an accrual for legal and related fees incurred in fiscal year 2002 of $821.

When the Court approved the class action settlement on January 29, 2002, and opportunities for appeal expired on March 21, 2002, all uncertainty regarding the final value of the securities issued by the Company in the settlement had been eliminated. Therefore, in the third quarter of fiscal year 2002, the Company recognized an additional charge related to the increase in the value of securities issued. This additional charge is approximately $7,050.

11.     FACILITIES REORGANIZATION COSTS

In 2001, the Company’s management decided to close its DynaRad facility in Deer Park, New York and recorded a reorganization charge of $770. In addition in 2001, the Company’s management decided to terminate a lease for a small facility used by Del Medical Systems Group in Illinois, and recorded a reorganization charge of $52. At August 3, 2002, amounts paid in connection with this reorganization plan were $822.

During the fourth quarter of fiscal year 2002, the Company announced the closure of its Hicksville, New York facility, which will occur during fiscal year 2003. As a result of the decision to close this facility and combine operations at its Valhalla, New York facility, the Company accrued for various facilities reorganization costs of $1,292 in fiscal year 2002, including severance and outplacement expenses of $446 covering 68 individuals and $769 of rent and closing costs relating to the remaining commitment on the lease of the closed facility. Fiscal 2002 restructuring costs also include $77 related to the final closedown of its DynaRad facility. At August 3, 2002, all amounts due in connection with the Hicksville closing have been accrued and are included in accrued expenses. Amounts expected to be paid out in fiscal 2003 and fiscal 2004 are $749 and $466 respectively.

12.     RELATED PARTIES

During fiscal year 2002, Plus Ultra Incorporated was paid a total of $319 in fees and expenses for organizational development and strategic planning consulting services. The work was primarily performed by Edward Ferris, the President of Plus Ultra and Damien Park. Mr. Park is the son of Samuel E. Park, the Company’s Chief Executive Officer. In July 2002, Mr. Ferris accepted a full-time position with the Company as Senior Vice President, Corporate Organizational Development.

While Damien Park was associated with Plus Ultra, he received $97 out of the total fees paid to Plus Ultra. Damien Park, now as President of the Hibernian Consulting Group, continues to act in a consulting capacity to the Company in the area of business planning. The Company currently has commitments to Hibernian Consulting Group for these services through December 2002. Through October 4, 2002, the Company has paid $59 and expects to incur additional fees at a rate of approximately $17 per month, plus expenses.

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The Company incurred $279, $102 and $0 of fees and expenses with Battalia Winston International, Inc. during fiscal years 2002, 2001 and 2000, respectively, in connection with executive recruiting services. The Battalia Winston fees and expenses included reimbursement for travel and related expenses for prospective candidates for executive positions, as well as fees earned by a subcontractor of Battalia Winston for a search in Europe. The Chief Executive of Battalia Winston, and one of its owners, is Dale Winston, the wife of Roger Winston, the former Chairman of the Board of Directors.

The Company incurred $23, $14 and $29 of accounting fees with David Michael & Company, PC during fiscal years 2002, 2001 and 2000, respectively, for tax compliance services. David Michael, a Director of the Company, has an ownership interest in this accounting practice.

13.     ACQUISITION OF SUBSIDIARY

On December 28, 1999, the Company acquired an effective 80% interest in Villa Sistemi Medicali located in Milan, Italy. The consideration paid by the Company for the acquisition of Villa shares totaled $520, which consisted of $1 in cash and a six-year warrant to purchase 50,000 shares of Del Global Technologies Corp. common stock at the fair market price on the date of issuance valued at approximately $219 (using the Black-Scholes method as prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation”). The associated transaction costs of this acquisition were approximately $301. The source of funds for the acquisition of Villa was from the Company’s credit facility.

In addition, the Company and Villa Management (which holds 20% of the shares) contributed $1,892 and $108 to the charter capital of Villa, respectively.

This transaction resulted in an excess of cost over fair value of net assets acquired of $654. This acquisition is being accounted for as a purchase, and accordingly, the original purchase price was allocated to assets and liabilities acquired based on an estimate of their fair value at the date of acquisition. In fiscal year 2001, the Company re-assessed the net carrying value of deferred tax assets related to the acquisition of Villa. This re-assessment resulted in an increase in the value of these net deferred tax assets and a corresponding reduction in the carrying value of goodwill associated with the acquisition of Villa. As a result, the goodwill associated with Villa was reduced to zero by the end of fiscal year 2001.

Unaudited pro forma financial information for the 12 month period ended July 29, 2000, as if the Villa acquisition occurred at the beginning of the fiscal year, is as follows:

Year Ended July 29, 2000

(unaudited)

Net Sales	$89,481
Loss before provision for income taxes	$(7,555)
Net loss	$(5,641)
Net loss per basic and diluted share	$(0.72)

The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the Company acquired Villa at the beginning of the period or of the results to be achieved in the future. Villa financial results were consolidated into the Company beginning with January 2000.

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14.     SUBSEQUENT EVENTS

a.	Settlement of dispute on product line acquisition and extinguishment of long-term debt – In fiscal 1999, the Company’s Medical Systems segment acquired a product line in the United States. As part of the asset purchase agreement in connection with this product line acquisition, the Company had agreed to make certain payments to an escrow account over a period of time. Subsequent to the acquisition, the Company discovered certain alleged defects in the assets acquired. As a result of this claim, the Company did not pay the final payment into this escrow account. This final payment of $238 is included in the Company’s long-term debt as of August 3, 2002 and as of July 28, 2001.

Subsequent to August 3, 2002, the Company resolved its dispute with certain parties representing the seller in connection with this product line acquisition. In the first quarter of fiscal year 2003, the Company reached an agreement with these parties that in exchange for the Company dropping its claims, the Company (i) no longer will be required to make the $238 payment into the escrow account and (ii) received a payment of $264 from the escrow account, representing a portion of the monies that the Company had previously paid into to the escrow account for the benefit of the seller.

As a result of the resolution of this claim, the extinguishment of this debt, and the receipt of these funds from the escrow account, the Company will recognize Other income of approximately $502 in the first quarter of fiscal year 2003.

b.	Separation of President of Villa Sistemi Medicali – In the fourth quarter of fiscal year 2002, the Company determined to sever the President of its Italian subsidiary Villa Sistemi Medicali S.p.A (“Villa”). In the first quarter of fiscal year 2003, the Company reached an agreement with the former President of Villa Sistemi Medicali that he would leave the Company, and separation payments amounting to 383 (or $388) and some additional benefits in kind, were agreed. As a result of this agreement, the Company has recognized a charge of $143 in the fourth quarter of fiscal 2002 and will recognize $245 in the first quarter of fiscal 2003. The fiscal 2002 charge relates to the minimum payment that management determined was required under the relevant Italian contracts and laws.

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15.     SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

YEAR ENDED August 3, 2002:
	QUARTER
	First	Second	Third	Fourth

Net sales	$19,481	$24,401	$26,850	$27,400
Gross margin	$3,743	$6,344	$6,289	$3,203
Net loss	$(1,535)	$(171)	$(5,152)	$(5,154)
Basic and diluted loss per share	$(0.20)	$(0.02)	$(0.66)	$(0.50)

YEAR ENDED July 28, 2001:
	QUARTER
	First	Second	Third	Fourth

Net sales	$22,147	$23,209	$25,857	$21,742
Gross margin	$4,286	$4,520	$6,764	$3,294
Net loss	$(376)	$(1,466)	$(2)	$(6,677)
Basic and diluted loss per share	$(0.05)	$(0.19)	$—	$(0.85)

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	November 2, 2002	August 3, 2002(1)

	(Dollars in Thousands) (Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,238	$895
Marketable securities	45	45
Trade receivables (net of allowance for doubtful accounts of $884 and $1,127 at November 2, 2002 and August 3, 2002, respectively)	17,926	19,252
Inventory – net	20,499	20,956
Income tax receivable	886	3,992
Deferred income tax asset – current	2,590	2,590
Prepaid expenses and other current assets	968	1,644

Total current assets	44,152	49,374

REFUNDABLE INCOME TAXES	148	148
FIXED ASSETS – Net	9,271	9,152
DEFERRED INCOME TAX ASSET-NON CURRENT	13,989	13,982
GOODWILL – Net	3,239	3,239
OTHER INTANGIBLE ASSETS – Net	441	477
OTHER ASSETS	1,262	1,325

TOTAL ASSETS	$72,502	$77,697

See notes to consolidated financial statements

(1)	August 3, 2002 balances were obtained from audited financial statements.

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	November 2, 2002	August 3, 2002(1)

	(Dollars in Thousands) (Unaudited)
CURRENT LIABILITIES
Short-term credit facilities	$5,159	$7,992
Current portion of long-term debt	543	792
Accounts payable – trade	8,865	10,127
Accrued liabilities	11,105	11,252
Deferred compensation liability	207	207
Income taxes payable	391	356

Total current liabilities	26,270	30,726

NON-CURRENT LIABILITIES
Long-term debt	4,891	5,114
Subordinated note	1,656	1,610
Other long-term liabilities	2,171	2,158

Total liabilities	34,988	39,608

MINORITY INTEREST IN SUBSIDIARY	937	948

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, $.10 par value;
Authorized 20,000,000 shares;
Issued and outstanding – 10,976,081 at November 2, 2002 and August 3, 2002	1,097	1,097
Additional paid-in capital	63,583	63,547
Accumulated other comprehensive loss	(223)	(229)
Accumulated deficit	(22,378)	(21,772)
Less common stock in treasury – 628,566 shares at November 2, 2002 and August 3, 2002	(5,502)	(5,502)

Total shareholders’ equity	36,577	37,141

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$72,502	$77,697

See notes to consolidated financial statements

(1)	August 3, 2002 balances were obtained from audited financial statements.

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended

	November 2, 2002	October 27, 2001

	(Dollars in Thousands except share data) (Unaudited)

NET SALES	$25,555	$19,481
COST OF SALES	20,127	15,738

GROSS MARGIN	5,428	3,743

Selling, general and administrative	5,621	5,251
Research and development	312	581
Litigation settlement recovery	—	(258)
Facilities reorganization costs	234	42

Total operating expenses	6,167	5,616

OPERATING LOSS	(739)	(1,873)
Interest expense	356	462
Other income (expense)	503	(17)

LOSS BEFORE INCOME TAX PROVISION (BENEFIT) AND MINORITY INTEREST	(592)	(2,352)
INCOME TAX PROVISION (BENEFIT)	27	(829)

LOSS BEFORE MINORITY INTEREST	(619)	(1,523)
MINORITY INTEREST	13	(12)

NET LOSS	$(606)	$(1,535)

LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.06)	$(0.20)

Weighted average number of common shares outstanding, basic and diluted	10,347,515	7,847,515

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended

	Nov. 2, 2002	Oct. 27, 2001

	(Dollars in Thousands) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(606)	$(1,535)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	572	664
Deferred income tax benefit	—	(897)
Loss on sale of fixed assets	—	16
Unrealized loss on sale of marketable securities	—	26
Imputed interest – Subordinated note	46	—
Minority interest	(13)	12
Stock based compensation expense	36	36
Non-cash facilities reorganization charge	70	—
Changes in operating assets and liabilities:
Decrease in trade receivables	1,330	2,636
Decrease in inventory	469	1,407
Decrease in income taxes receivable	3,106	—
Decrease (Increase) in prepaid expenses and other current assets	677	(240)
Decrease in other assets	64	209
Decrease in accounts payable – trade	(1,262)	(344)
(Decrease) Increase in accrued liabilities	(159)	343
Increase in income taxes payable	35	68
Increase in other long-term liabilities	9	16

Net cash provided by operating activities	4,374	2,417

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed asset purchases	(718)	(473)

Net cash used in investing activities	(718)	(473)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank borrowings	—	258
Repayment of bank borrowings	(3,316)	(842)

Net cash used in financing activities	(3,316)	(584)

EFFECT OF EXCHANGE RATE CHANGES	3	3

NET CHANGE IN CASH AND CASH EQUIVALENTS	343	1,363
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	895	1,402

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$1,238	$2,765

See notes to consolidated financial statements

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)
(Unaudited)

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim period have been included. Results of operations for the interim perio ds are not necessarily indicative of the results that may be expected for the full year. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended August 3, 2002.

The accounting policies followed by the Company are set forth in Note 1 to the Company’s consolidated financial statements for the fiscal year ended August 3, 2002. The financial statements of the Company’s consolidated subsidiary Villa are denominated in Euros and are translated into U.S. dollars for reporting purposes. As a result, they are therefore subject to the effects of currency fluctuations which may affect reported earnings and future cash flows. These foreign currency translations are made in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Curr ency Translation”.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. The adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

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SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued in April 2002. This pronouncement rescinded SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and changed the accounting treatment for capital lease modifications by amending SFAS No. 13, Accounting for Leases. This pronouncement also amends the existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 146, Accounting for Costs Associated with Exit or D isposal Activities, was issued in June 2002. SFAS No. 146 revises the accounting and reporting for costs associated with exit or disposal activities to be recognized when a liability for such cost is incurred rather than when an entity commits to an exit plan. SFAS No.146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 does not impact previously recorded liabilities and, therefore, the initial adoption of this standard will not have a significant impact on the Company’s consolidated financial statements.

SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financia l statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has not determined whether it will adopt the fair value based method of accounting for stock-based employee compensation.

GOODWILL AND OTHER INTANGIBLE ASSETS

Effective August 4, 2002 , the Company adopted SFAS 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective August 4, 2002.

The Company is required to complete its initial step of a transit ional impairment test within six months of adoption of SFAS No. 142 and to complete the final step of the transitional impairment test by the end of the fiscal year. However, management does not believe that a material adjustment will be necessary upon completion of this initial assessment, for which the Company will be assisted by an outside expert.

In connection with the adoption of SFAS 142, the useful lives and the classification of our identifiable intangible assets were reviewed and it was determined that they continue to be appropriate. The components of our amortizable intangible assets are as follows:

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	November 2, 2002		August 3, 2002

	Gross Carrying Amounts	Accumulated Amortization	Gross Carrying Amounts	Accumulated Amortization

Non-Compete Agreements	$902	$679	$902	$659
Distribution Network	653	435	653	419

Total	$1,555	$1,114	$1,555	$1,078

Amortization expense for intangible assets during the first quarter of fiscal year 2003 was $36. Estimated amortization expense for the remainder of 2003 and the five succeeding fiscal years is as follows:

2003 (remainder)	$108
2004	144
2005	144
2006	44
2007	—
2008	—

There are no components of intangible assets that have an indefinite life.

The following table shows the Company’s fiscal first quarter 2003 and 2002 results, adjusted to exclude amortization related to goodwill:

	Three Months Ended
	November 2, 2002	October 27, 2001

Net loss – as reported	$(606)	$(1,535)
Add back: goodwill amortization, net of taxes	—	33

Net loss – as adjusted	$(606)	$(1,502)

Loss per share – basic and diluted
As reported	$(0.06)	$(0.20)
Add back: goodwill amortization	—	0.01

As adjusted	$(0.06)	$(0.19)

There were no changes in goodwill balances during the first quarter of fiscal year 2003.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out) or market. Inventories and their effect on cost of sales are determined by physical count for annual reporting purposes and are estimated by management for interim reporting purposes. For interim periods, the Company estimates the amount of labor and overhead applied to inventories for certain subsidiaries.

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Additionally, the Company applies a gross margin roll-forward methodology to determine the gross value of the inventory at one subsidiary.

	November 2, 2002	August 3, 2002

Raw materials and purchased parts	$11,463	$12,980
Work-in-process	6,802	7,084
Finished goods	4,453	4,322

	22,718	24,386
Less allowance for obsolete and excess inventory	(2,219)	(3,430)

Total inventory, net	$20,499	$20,956

COMPREHENSIVE LOSS

Comprehensive loss for the Company includes foreign currency translation adjustments and net loss reported in the Company’s Consolidated Statements of Operations.

Comprehensive loss for 2003 and 2002 was as follows:

	Three Months Ended
	November 2, 2002	October 27, 2001

Net Loss	$(606)	$(1,535)
Foreign currency translation adjustments	6	199

Comprehensive loss	$(600)	$(1,336)

LOSS PER SHARE

	Three Months Ended
	November 2, 2002	October 27, 2001

Numerator:
Net Loss	$(606)	$(1,535)

Denominator:
Denominator for basic loss per share –
Weighted average shares outstanding	10,347,515	7,847,515
Effect of dilutive securities	—	—

Denominator for diluted loss per share	10,347,515	7,847,515

Loss per basic and diluted common share	$(0.06)	$(0.20)

Common shares outstanding for the current period and prior period ended were reduced by 628,566 shares of treasury stock.

The computation of diluted shares outstanding does not include 720,520 and 375,114 employee stock options and 335,548 and 0 warrants to purchase Company common stock, as of November 2, 2002 and October 27, 2001, respectively, since the effect of their assumed conversion would be anti-dilutive.

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SEGMENT INFORMATION

The Company has three reportable segments: Medical Systems Group, Power Conversion Group and Other. The fiscal 2003 “Other” segment includes unallocated corporate costs which were previously reported in the Power Conversion Group in the prior period. Had the prior year’s methodology been used, operating expenses of the Power Conversion Group would have been approximately $3,200, resulting in an operating loss of approximately $500. This would have resulted in a Power Conversion loss of approximately $400,000. Interim segment information is as follows:

For three months ended November 2, 2002	Medical Systems Group	Power Conversion Group	Other	Total

Net Sales to Unaffiliated Customers	$12,000	$13,555	$—	$25,555
Cost of sales	9,437	10,690	—	20,127

Gross margin	2,563	2,865	—	5,428
Operating expenses	2,684	2,155	$1,094	5,933
Facilities reorganization costs		104	130	234

Total operating expenses	2,684	2,259	1,224	6,167

Operating income / (loss)	$(121)	$606	$(1,224)	$(739)

Interest expense				(356)
Other income (expense)				503

				$(592)

For three months ended October 27, 2001

Net Sales to Unaffiliated Customers	$9,640	$9,841	$—	$19,481
Cost of sales	7,455	8,283	—	15,738

Gross margin	2,185	1,558	—	$3,743
Operating expenses	1,811	4,021		5,832
Litigation settlement recovery	—	—	258	258
Facilities reorganization costs	—	42	—	42

Total operating expenses	1,811	4,063	258	5,616

Operating income / (loss)	$374	$(2,505)	258	$(1,873)

Interest expense				(462)
Other income (expense)				(17)

				$(2,352)

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CONTINGENCIES

Securities and Exchange Commission (“SEC”) Investigation – On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate the Company’s previously issued financial statements. The Company has provided numerous documents to and continues to cooperate fully with the SEC staff.

The Company has reached an agreement in principle with the Staff of the SEC to settle the SEC’s claims against the Company for a settlement that will include a penalty of up to $400 and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities law. The proposed settlement may be subject to, amongst other things, a future restatement of historical financial statements for the Company, or other material adjustments. However, management is not aware of any restatements or adjustments required with respect to financial statements filed with the SEC since April 2002. In addition, the proposed settlement will require approval by the Commission and by the Court. We can give no assurance that this settlement will be approved by either the Commission or the Court.

Although the Company has not reached a binding agreement with the SEC on this settlement proposal, management believes that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, the Company recorded a charge of $685 in the fourth quarter of fiscal year 2002 related to this agreement in principal with the SEC Staff, which includes associated legal costs.

Department of Defense Investigation – On March 8, 2002, RFI Corporation, a subsidiary of the Company and part of the Power Conversion Group segment, was served with a subpoena by the US Attorney Eastern District of New York in connection with an investigation by the US Department of Defense (“DOD”). RFI supplies noise suppression filters for communications and defense applications. The Company is fully cooperating with this investigation, and has retained special counsel to represent the Company on this matter. Management of the Company cannot predict the duration of such investigation or its potential outcome

ERISA Matters – During the year ended July 28, 2001, management of the Company concluded that violations of the Employee Retirement Income Security Act, (“ERISA”) existed relating to a defined benefit Plan for which accrual of benefits had been frozen as of February 1, 1986. The violations related to excess concentrations of the Common Stock of the Company in the Plan assets. In July 2001, management of the Company decided to terminate this Plan, subject to having available funds to finance the plan in accordance with rules and regulations relating to terminating pension plans. This plan has not been terminated yet, but the Company expects to start the process of terminating this plan in fiscal 2003.

Employment Matters – The Company had an employment agreement with the former Chief Executive Officer (“CEO”) through July 2005. The agreement provided a minimum base salary, deferred compensation and bonuses, as defined. The Company accrued deferred compensation at a rate of 5% of pretax income with a minimum of $100 and a maximum of $125.

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In the third quarter of fiscal 2001, the employment of the former CEO was terminated. In February 2002, the Company filed a lawsuit against the former CEO in the United States District Court, Southern District of New York, alleging fraudulent and other wrongful acts, including securities law violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement. The complaint seeks damages in excess of $15 million.

The former CEO has answered the Company’s complaint, and has counterclaimed for damages based on the termination of his employment by the Company. The former CEO also brought third party claims against certain directors and officers, which were dismissed on October 18, 2002. The former CEO is seeking damages in excess of $500. The Company intends to pursue vigorously its claims against the former CEO and believes it has meritorious defenses to the counterclaims. However, due to the former CEO’s purported financial condition, and competing claims and or fines and penalties that may be imposed, there can be no assurance that the Company will ever recover any damages from the former CEO.

Indemnification Legal Expenses – In connection with the Company’s previously reported accounting irregularities and the related shareholder litigation and governmental enforcement actions, during fiscal year 2002, the Company spent approximately $209 in the advancement of legal expenses for those directors, officers and employees that are indemnified by the Company. During the first quarter of fiscal 2003, the Company has incurred additional expenses of this nature of approximately $178. Management is unable to estimate at this time the amount of legal fees that the Company may have to pay in the future related to these matters. Further, there can be no assurance that those to whom we have been advancing expenses will have the financial means to repay the Company pursuant to undertaking agreements that they executed, if it is later determined that such individuals were not entitled to be indemnified.

Other Legal Matters – The Company is a defendant in several other legal actions arising from the normal course of business. Management believes the Company has meritorious defenses to such actions and that the outcomes will not be material to the Company’s consolidated financial statements.

SUBSEQUENT EVENT

The Company was not in compliance with certain financial covenants in its U.S. credit facility for the quarter ended August 3, 2002. The Company obtained a waiver of the covenant non-compliance, and on December 17, 2002, signed a Second Amendment with the lender. This Second Amendment includes revised financial covenants that the Company expects it will be able to continue to meet.

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No person is authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS

Until __________, 2003 (25 days after date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS _______ ___, 2003 1,000,000 Shares Common Stock

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable by Registrant for the issuance and distribution of the Common Stock are estimated as follows:

Securities and Exchange Commission registration fee	$
Printing
Accounting fees
Legal fees
Miscellaneous

Total	$

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information as to securities of the Registrant sold within the past three years which were not registered under the Securities Act and were issued upon the exemption from registration provided by Section 4(2) of the Securities Act. Except as indicated below, all sales were to sophisticated accredited investors. No underwriters were involved in any of the sales so there were no underwriting discounts or commissions paid.

In connection with settlement of our shareholder class action suit, we issued 2.5 million shares of our common stock and warrants to purchase one million shares of our common stock at an exercise price of $2.00 per share. In addition, in connection with such settlement, we issued to the shareholder class a promissory note in an aggregate principal amount of $2.0 million. The note bears a 6% interest rate, matures in 5 years and is subordinated to our principal bank debt. We will prepay the note with proceeds from any publicly underwritten offering of our securities. Pursuant to the court order, the issuance of these securities was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) thereof.

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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Document

3.1	Certificate of Incorporation dated October 25, 1954. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.
3.2	Certificate of Amendment of Certificate of Incorporation dated January 26, 1957. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.
3.3	Certificate of Amendment of Certificate of Incorporation dated July 12, 1960. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.
3.4	Certificate of Amendment of Certificate of Incorporation dated March 18, 1985. Filed as Exhibit 3.5 to Del Electronics Corp. Form 10-K for the year ended August 2, 1989 and incorporated herein by reference.
3.5	Certificate of Amendment of Certificate of Incorporation dated January 19, 1989. Filed as Exhibit 4.5 to Del Electronics Corp. Form S-3 (No. 33-30446) filed August 10, 1989 and incorporated herein by reference.
3.6	Certificate of Amendment of the Certificate of Incorporation of Del Electronics Corp., dated February 5, 1991. Filed with Del Electronics Corp. Proxy Statement dated January 22, 1991 and incorporated herein by reference.
3.7	Certificate of Amendment of the Certificate of Incorporation of Del Electronics Corp. dated February 14, 1996. Filed as Exhibit 3.6 to Del Global Technologies Annual Report on Form 10-K for the year ended August 1, 1998 and incorporated herein by reference.
3.8	Certificate of Amendment of Certificate of Incorporation dated February 13, 1997. Filed as Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended February 1, 1997 and incorporated herein by reference.
3.9	Amended and Restated By-Laws of Del Global Technologies Corp. Filed as Exhibit 3.1 to Current Report on Form 8-K dated September 5, 2001 and incorporated herein by reference.
4.1	Rights Agreement dated as of September 10, 2001, between Del Global Technologies Corp. and Mellon Investor Services LLC. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, dated September 10, 2001 and incorporated herein by reference.
4.8	Warrant Certificate of Laurence Hirschhorn. Filed as Exhibit 4.1 to Del Global Technologies Corp. Quarterly Report on Form
10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.
4.9	Warrant Certificate of Steven Anreder. Filed as Exhibit 4.2 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.
4.10	Warrant Certificate of UBS Capital S.p.A. dated as of December 28, 1999. Filed as Exhibit 4 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.
4.11*	Del Global Technologies Corp. Amended and Restated Stock Option Plan (as adopted effective as of January 1, 1994 and as amended December 14, 2000).
4.12	Stock Purchase Plan. Filed as Exhibit 4.9 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 29, 1989 and incorporated herein by reference.

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Exhibit Number	Description of Document

4.13	Option Agreement, substantially in the form used in connection with options granted under the Plan. Filed as Exhibit 4.8 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 29, 1989 and incorporated herein by reference.
4.14	Option Agreement dated as of December 28, 1999. Filed as Exhibit 4.2 to Del Global Technologies Corp. Current Report on Form 8-K dated May 4, 2000 and incorporated herein by reference.
5	Opinion of McDermott, Will & Emery (to be filed subsequently)
10.1	Amended and Restated Executive Employment Agreement of Leonard A. Trugman effective as of August 1, 1992. Filed as Exhibit 10.1 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 31, 1993 and incorporated herein by reference.
10.2	Amendment No. 1 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of July 20, 1994. Filed as Exhibit 10.2 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 30, 1994 and incorporated herein by reference.
10.3	Amendment No. 2 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of September 1, 1994. Filed as Exhibit 10.3 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 30, 1994 and incorporated herein by reference.
10.4	Amendment No. 3 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of April 29, 1998. Filed as Exhibit 10.4 to Annual Report on Form 10-K for the year ended August 1, 1998 and incorporated herein by reference.
10.5	Amendment No. 4 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of March 31, 1999. Filed as Exhibit 10.5 to Annual Report on Form 10-K for the year ended July 31, 1999 and incorporated herein by reference.
10.6	Stock Purchase Agreement (related to the acquisition of Villa Sistemi Medicali S.p.A.) dated as of December 28, 1999. Filed as Exhibit 2.1 to Del Global Technologies Corp. Current Report on Form 8-K dated May 4, 2000 and incorporated herein by reference.
10.7	Lease Agreement dated April 7, 1992 between Messenger Realty and the Company. Filed as Exhibit 6(a) to Del Electronics Corp. Quarterly Report on Form 10-Q for the quarter ended May 2, 1992 and incorporated herein by reference.
10.8	Lease and Guaranty of Lease dated May 25, 1994 between Leshow Enterprises and Bertan High Voltage Corp. Filed as Exhibit 2.5 to Del Electronics Corp. Current Report on Form 8-K dated June 10, 1994 and incorporated herein by reference.
10.9	Lease dated January 4, 1993 between Curto Reynolds Oelerich Inc. and Del Medical Imaging Corp. (formerly knows as Gendex-Del Medical Imaging Corp.). Filed as Exhibit 10.21 to the Del Global Technologies Corp. Registration Statement on Form S-2 (No. 333-2991) dated April 30, 1997 and incorporated herein by reference.
10.10	Loan and Security Agreement dated June 10, 2002, in the principal amount of $10,000,000, between Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Commission upon request. Filed as Exhibit 99.01 to Current Report on Form 8-K filed on November 4, 2002 and incorporated herein by reference.
10.11*	Subordinated Promissory Note substantially in the form used for a total principal amount of $2 million issued in connection with the settlement of the Class Action Lawsuit on January 29, 2002.

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Exhibit Number	Description of Document

10.12*	Warrant Agreement substantially in the form used for 1,000,000 warrants issued in connection with the settlement of the Class Action Lawsuit on January 29, 2002.
10.13	Executive Employment Agreement dated May 1, 2001, by and between Del Global Technologies Corp. and Samuel E. Park. Filed as exhibit 99.1 to Form 8-K filed on August 1, 2001 and incorporated herein by reference.
10.14*	Change of Control Agreement substantially in the form used by the Company for the current executive officers as named in Item 11, except for Samuel E. Park (see Exhibit 10.13).
10.15*	Extension and Modification Agreement (lease agreement) dated as of July 30, 2002 between Praedium II Valhalla LLC and Del Global Technologies.
10.16*	Grant Decree No. 0213 between the Ministry of Industry, Trade and Handicrafts and Villa Sistemi Medicali S.p.A. dated September 6, 1995.
10.17*	Financial Property Lease Contract no. 21136 dated March 30, 2000 between ING Lease (Italia) S.p.A. and Villa Sistemi Medicali S.p.A.
10.18*	Declaration of Final Obligation between the Ministry of Productive Industry and Villa Sistemi Medicali S.p.A. dated May 6, 2002.
10.19*	Private Contract between Banca Mediocredito S.p.A and Villa Sistemi Medicali S.p.A. dated November 4, 1998 in the principal amount of 3 billion Lire.
10.20*	Change of Control Agreement as approved by the Board of Directors on October 24, 2002, substantially in the form used by the Company for the current executive officers as named in Item 11, except for Samuel E. Park (see Exhibit 10.13).
10.21	Waiver and First Amendment to Loan and Security Agreement dated as of November 1, 2002 among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. Filed as Exhibit 99.02 to Current Report on Form 8-K filed on November 4, 2002.
21*	Subsidiaries of Del Global Technologies Corp.
23	Independent Auditors’ Consent

*Filed as an exhibit to Annual Report on Form 10-K filed on November 14, 2002

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FINANCIAL STATEMENT SCHEDULE

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Del Global Technologies Corp.
Valhalla, New York

We have audited the consolidated financial statements of Del Global Technologies Corp. and subsidiaries as of August 3, 2002 and July 28, 2001, and for each of the three years in the period ended August 3, 2002, and have issued our report thereon dated November 13, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated statement of shareholders’ equity as of July 31, 1999), included elsewhere in this Registration Statement. Our audits also included the financial statement schedule included elsewhere in this Registration Statement. This financial statement schedule is the responsibility of the Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 13, 2002

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
Schedule II Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Costs and Expense	Deductions	Balance at End of Year

Year Ended August 3, 2002
Allowance for doubtful accounts	$607	$653	$133	$1,127
Allowance for Obsolete and Excess Inventory	$5,198	$552	$2,320	$3,430

Year Ended July 28, 2001
Allowance for doubtful accounts	$815	$46	$254	$607
Allowance for Obsolete and Excess Inventory	$3,888	$3,423	$2,113	$5,198

Year Ended July 29, 2000
Allowance for doubtful accounts	$204	$680	$69	$815
Allowance for Obsolete and Excess Inventory	$798	$3,161	$71	$3,888

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the offering period, to set forth the results of the offering and the terms of any subsequent amendment thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valhalla, State of New York on February 7, 2003.

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ Samuel E. Park
Samuel E. Park
President and Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Thomas V. Gilboy and Samuel E. Park, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel E. Park Samuel E. Park	Director, President and Chief Executive Officer	February 7, 2003

/s/ Thomas V. Gilboy Thomas V. Gilboy	Chief Financial Officer	February 7, 2003

/s/ James M. Tiernan James M. Tiernan	Director	February 7, 2003

/s/ David Michael David Michael	Director	February 7, 2003

/s/ Edgar J. Smith, Jr. Edgar J. Smith, Jr.	Director	February 7, 2003